UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
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Honeywell

2015 PROXY STATEMENT
AND NOTICE OF ANNUAL MEETING OF SHAREOWNERS

EXTENDING COMPETITIVE ADVANTAGE WITH HOS GOLD

What is HOS Gold? In 2014, we publicly announced the creation of HOS Gold, an end-to-end business management process focused on customers and markets, strategy development and execution, robust management, standardized work and cross functional engagement. HOS Gold focuses on growing sales and becoming more productive, integrating all of our major internal process initiatives into a total business operating system.	HOS Gold integrates all of our major internal process initiatives into a total business operating system.

We believe that HOS Gold is a competitive differentiator that will enable us to deliver sustainable, exceptional financial and operating performance. HOS Gold is one of the reasons we are confident in our ability to achieve 4-6% annual organic sales growth and 45–75 basis points of annual segment margin expansion as set forth in our 2018 Goals.

March 12, 2015

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 27, 2015 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, approve the appointment of the independent accountants, cast an advisory vote to approve executive compensation and consider three shareowner proposals. The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and AGAINST Proposals 4, 5 and 6.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone, by completing and returning a proxy card or by scanning the QR code provided on the next page in the Notice of Annual Meeting of Shareowners or on the proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

Sincerely,

David M. Cote

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

DATE Monday, April 27, 2015
TIME 10:30 a.m. local time
LOCATION Honeywell’s Headquarters, 101 Columbia Road, Morris Township, New Jersey
RECORD DATE Close of business on February 27, 2015

March 12, 2015

Meeting Agenda:

•	Election of the 13 nominees listed in the accompanying proxy statement to the Board of Directors.
•	Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2015.
•	An advisory vote to approve executive compensation.
•	If properly raised, three shareowner proposals described on pages 86-92 of the proxy statement.
•	Transact any other business that may properly come before the meeting.

Important Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Shareowners. It contains instructions on how to access our proxy statement and 2014 annual report and how to vote online.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

We encourage shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the Record Date are entitled to vote at the meeting or in the following ways:

By Telephone	By Internet	By Mail	By Scanning

In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903.	You can vote your shares online at www.proxyvote.com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

You can vote your shares online by scanning the QR code above. You will need the 12-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 12, 2015.

By Order of the Board of Directors,

Jeffrey N. Neuman

Vice President and Corporate Secretary

Proxy Summary	i-v
Proposal No. 1: Election of Directors	1
Corporate Governance	8
• Board Of Directors	8
• Board Committees	9
• Board’s Role In Risk Oversight	12
• Director Independence	13
• Identification And Evaluation Of Director Candidates	14
• Director Orientation And Continuing Education	15
• Director Attendance At Annual Meetings	15
• Director Compensation	15
• Certain Relationships And Related Transactions	18
Stock Ownership Information	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
SEC Filings and Reports	21
Sustainability and Corporate Responsibility	21
Political Contributions and Activities	23
Shareowner Outreach and Engagement	23
Executive Compensation	26
• Compensation Discussion And Analysis	27
• Management Development And Compensation Committee Report	61
• Compensation Committee Interlocks And Insider Participation	61
• Summary Compensation Table	62
• Grants Of Plan-Based Awards—Fiscal Year 2014	64
• Outstanding Equity Awards At 2014 Fiscal Year-End	65
• Option Exercises And Stock Vested—Fiscal Year 2014	68
• Pension Benefits	69
• Nonqualified Deferred Compensation—Fiscal Year 2014	72
• Potential Payments Upon Termination Or Change In Control	75
Audit Committee Report	82
Other Proposals	83
• Proposal No. 2: Approval Of Independent Accountants	83
• Proposal No. 3: Advisory Vote To Approve Executive Compensation	85
Shareowner Proposals	86
• Proposal No. 4: Independent Board Chairman	86
• Proposal No. 5: Right To Act By Written Consent	89
• Proposal No. 6: Political Lobbying And Contributions	91
Voting Procedures	93
Attendance at the Annual Meeting	95
Other Information	96
Appendix: Reconciliation of Non-GAAP Financial Measures	A-1
Recent Awards	Inside Back Cover
Reconciliation of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this proxy statement, other than as part of disclosure of target levels, can be found in the Appendix. The Long-Term Targets referenced in the Compensation Discussion and Analysis section of this proxy statement represent forward-looking statements that are based on management’s assumptions and assessments and are not guarantees of future performance.

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

ANNUAL MEETING OF SHAREOWNERS

TIME AND DATE April 27, 2015, 10:30 a.m.

PLACE Honeywell’s Headquarters, 101 Columbia Road, Morris Township, New Jersey.

RECORD DATE Shareowners as of February 27, 2015 are entitled to vote.

ADMISSION Please follow the advance registration instructions on page 95.

MEETING AGENDA AND VOTING MATTERS

Proposal		Board’s Voting Recommendation	Page References (for more detail)
No. 1	Election of Directors	FOR (each nominee)	pp. 1-7
No. 2	Approval of Independent Accountants	FOR	pp. 83-84
No. 3	Advisory Vote To Approve Executive Compensation	FOR	pp. 85-86
No. 4	Shareowner Proposal: Independent Board Chairman	AGAINST	pp. 86-89
No. 5	Shareowner Proposal: Right To Act By Written Consent	AGAINST	pp. 89-90
No. 6	Shareowner Proposal: Political Lobbying and Contributions	AGAINST	pp. 91-92

2014 PERFORMANCE HIGHLIGHTS

Record Year of Profitable Growth

•	Earnings Per Share (“EPS”)* up 12% to $5.56.

•	Sales up 4% (3% organic) to new record of $40.5 billion.(1)

•	Segment profit up 8% to new peak of $6.9 billion, with 70 basis points of segment margin expansion.(1)

•	Free cash flow (“FCF”)** of $3.9 billion; FCF conversion(2) of 89% reflects a 16% increase in capital expenditures to support future growth.

NEW LEVELS OF PEAK PERFORMANCE 2014 VS. 2013

  * EPS, V% exclude pension mark-to-market adjustment

** FCF = Cash Flow From Operations Less Capital Expenditures

(1)	Excludes impact of 4Q 2014 OEM Incentive Payments of $184M (see page 30).

(2)	FCF Conversion is FCF divided by Net Income excluding pension mark-to-market adjustment.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| i

Proxy Summary > Alignment of Pay With Performance and Leadership Succession

Creating Shareowner Value

Total Shareowner Return (“TSR”): We continued our track record of delivering solid returns to our investors:

5-YEAR CUMULATIVE TSR

(Total Shareowner Return %)

Peer Median Reflects Compensation Peer Group Median

Percentile Rank Represents Honeywell TSR Relative to 14-Company Compensation Peer Group over 5-years As of market close on December 31, 2014

•	Dividends: Dividend rate was increased by 15%, effective in the fourth quarter of 2014, the tenth increase of at least 10% in the last eleven years.

•	Share Repurchases: Repurchased 10 million shares in 2014, more than offsetting any dilution to shareowners from employee share plans.

ALIGNMENT OF PAY WITH PERFORMANCE AND LEADERSHIP SUCCESSION

2014 was a year of evolution and growth in our executive leadership structure. Compensation decisions made for 2014 reflect both our long-standing commitment to aligning pay and performance, as well as the fruition of our thorough and rigorous succession planning process.

Our overall pay philosophy continues to emphasize variable, at-risk compensation paid out over the long-term. Within that framework, 2014 compensation actions were also aligned with succession-related leadership changes. In 2014, our former CFO, David J. Anderson, retired and was replaced by Thomas A. Szlosek, who had been groomed for the role through successive positions within Honeywell. We also promoted two of our SBG presidents, Roger Fradin and Andreas Kramvis, to the newly-created positions of Vice Chairman. Their SBG president roles were filled by two executives, Alexandre Ismail and Darius Adamczyk, who have led business units in diverse industries and have demonstrated their abilities to drive superior financial results. Finally, we took steps in 2014 to ensure that our Chairman and CEO will continue to lead the Company to deliver on the aggressive five-year plan that we announced at our Investor Day in March 2014.

ii |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Proxy Summary > Corporate Governance and Executive Compensation Practices

The graph below demonstrates the alignment over the past five years of shareowner value creation with CEO total annual direct compensation (“Total ADC”).

Indexed Total Shareowner Return (“TSR”) vs. CEO Total Annual Direct Compensation

(1)	TSR reflects the year-to-year performance indexed to 2009 base year TSR at 100. Prior year TSR is shown in order to correspond with the timing of annual compensation decisions made in the first quarter of each year.

(2)	CEO Total Annual Direct Compensation (ADC) consists of base salary, annual incentive compensation award, annual stock option grant and annualized Growth Plan award.

(3)	Represents non-annual award of performance stock options issued in 2014 for retention purposes; target value of $5 million; earned options, if any, cliff vest on December 31, 2017.

Summary of 2014 Compensation Actions for NEOs:

2014 Total Annual Direct Compensation For Each Named Executive Officer (NEO)

NEO	Position	Base Salary	Annual Bonus	Annual Stock Options	Annualized Growth Plan	Total Annual Direct Compensation	Non-Annual Awards(A)
David M. Cote	CEO	$1,865,769	$5,500,000	$9,816,000	$4,750,000	$21,931,769	$5,000,000
Thomas A. Szlosek	CFO	$754,750	$700,000	$1,636,000	$1,000,000	$4,090,750	$2,494,750
Roger Fradin	Vice Chairman	$1,050,000	$1,200,000	$2,944,800	$1,375,000	$6,569,800	$2,594,540
Timothy O. Mahoney	Aero President & CEO	$878,365	$800,000	$2,863,000	$1,250,000	$5,791,365	$2,993,700
Andreas C. Kramvis	Vice Chairman	$806,731	$950,000	$2,126,800	$1,000,000	$4,883,531	$2,594,540
David J. Anderson	Retired CFO (2014)	$398,077	$510,000	$0	$0	$908,077	$0
(A)	Value of awards issued in connection with specific retention and succession-related actions.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| iii

Proxy Summary > Corporate Governance and Executive Compensation Practices

2014 Total Annual Direct Compensation Actions for NEOs(1):

Base Salary	Merit increases ranged from 0% to 9%. Mr. Kramvis received an increase of 21% in connection with his promotion to Vice Chairman.

Annual Bonus	Annual ICP awards ranged from 91% to 168% of target based on three pre-established financial goals (EPS,(2) Free Cash Flow,(3) and Working Capital Turns) and Supplemental Criteria.

Annual Stock Options Awards	Number of annual options granted to each NEO was down 13% to 20% vs. 2013. Grant-date values were up 11% to 21% from 2013 due to an increase in the per share option value.
Growth Plan	Grants were made for the new 2014-2015 Growth Plan performance cycle. NEO grant sizes were similar to the 2012-2013 cycle.

Performance cycles do not overlap, so there will be no grant in 2015. The Committee annualizes awards over the 2-years when considering compensation.

Plan is 100% formulaic with a 3.2 year payout cycle. Payouts based on three pre-established financial targets measured over a two-year period for each SBG and Honeywell as a whole: revenue growth (ex-acquisitions & divestitures), return on investment expansion and segment margin expansion.

Targets are aligned with the Company’s 2018 externally communicated targets for revenue and segment margin.

(1)	Descriptions do not apply to Mr. Anderson, who retired in 2014.

(2)	Excludes pension mark-to-market adjustment.

(3)	Free cash flow (cash flow from operations less capital expenditures) for ICP purposes is measured prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments. Beginning in April 2014 (after ICP goals were established), the Company no longer excludes these items from free cash flow and they will no longer be excluded from the ICP metric beginning in 2015. For 2014, the impact of these exclusions was not material ($71M).

2014 Non-Annual Retention Award Actions

Performance Stock Options (“PSOs”)	Grant was made to Mr. Cote as part of a 3-year retention package entered into in December 2014. Payout to be based on Honeywell’s TSR relative to the Compensation Peer Group for the period of January 1, 2015 - December 31, 2017. Actual payout can range from 0% to 150% of target. Award cliff vests on December 31, 2017 only to the extent earned.

Performance- Adjusted Restricted Stock Units (“RSUs”)	Grants were made to Messrs. Szlosek, Fradin, Kramvis and Mahoney in connection with succession-related actions. Payout is subject to +/- 30% adjustment based on Honeywell’s relative TSR ranking against the Compensation Peer Group. Vesting schedules vary from 3 to 7 years based on succession goals.

See 2014 Succession-Related Actions (page 39) and CEO Retention Actions (page 40) for more details.

iv |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Proxy Summary > Corporate Governance and Executive Compensation Practices

2014 CORPORATE GOVERNANCE HIGHLIGHTS

We strive to bring a spirit of continuous improvement to everything we do, including corporate governance. In 2014, our Board of Directors implemented two significant changes that we believe are in the best long-term interests of shareowners and demonstrate our commitment to continued improvement in corporate governance.

IMPLEMENTATION OF A LEAD DIRECTOR STRUCTURE

At its December 2014 meeting, the Board of Directors approved the creation of an independent Lead Director position with the following attributes, which will replace the existing rotating presiding director structure:

•	Serves a minimum one-year term based on seniority;
•	Reviews, and has opportunity to comment on, all Board meeting schedules, agendas and board materials; and
•	Has authority to call meetings of the independent directors, presides at meetings of the independent directors, provides feedback to the Chairman and CEO and is available to consult with shareowners.

The Board created the Lead Director position based, in part, on feedback solicited from its 30 largest shareowners during meetings conducted by members of the Company’s management during the third quarter of 2014. See “Shareowner Outreach and Engagement” (pages 23-25). Our first Lead Director is Mr. Gordon Bethune.

APPOINTMENT OF NEW INDEPENDENT ACCOUNTANTS

In July 2014, we announced that our Audit Committee had appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm, replacing PricewaterhouseCoopers LLP (“PwC”), our prior accounting firm. We believe the change of auditors is consistent with our commitment to the highest standards of corporate governance and believe that our independent auditor, like other service providers, should be evaluated to ensure the delivery of best-in-class value, quality and technology.

After a thorough, competitive vetting process, our management and the Audit Committee determined that Deloitte was the audit firm best capable to serve as our independent accountants. See “Proposal No. 2: Approval of Independent Accountants” (pages 83-84).

EXECUTIVE COMPENSATION PRACTICES

Executive compensation decisions are made by the Management Development and Compensation Committee, which is comprised of only independent directors and advised by an independent compensation consultant.

EXECUTIVE COMPENSATION HIGHLIGHTS

•	Eliminated automatic single-trigger vesting upon a change-in-control for equity awards granted after April 2014.
•	Stock ownership requirements for executive officers (6x base for CEO; 4x base for other NEOs).
•	Stock retention requirements for officers (minimum one year hold) on net gain shares from stock option exercises or the vesting of RSUs.
•	Corporate, Strategic Business Group and individual executive officer objectives are reviewed and approved by the Committee to ensure that these goals are aligned with Honeywell’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.
•	Equity plans prohibit repricing and backdating and contain clawback and non-competition restrictions.
•	Recoupment of incentive compensation in the event of a significant restatement.
•	Eliminated tax gross-ups on perquisites.
•	Eliminated excise tax gross-ups for any new officers after 2009.
•	Fundamental philosophy of growing the Company while effectively managing the executive population eligible for annual and long-term incentives. Since Mr. Cote’s first full year as CEO (2003): our EPS (excluding pension mark-to-market adjustment) is up 268%; our sales are up 83%(1); our segment profit is up 193%(1); and our free cash flow is up 155%; yet the number of incentive eligible employees is down 5% (see page 52).

(1)	Excludes impact of 4Q 2014 OEM Incentive Payments.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| v

Proposal No. 1: Election of Directors > Director Nominations Skills and Criteria

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 27, 2015.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. Honeywell’s By-Laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors.

The Board has nominated 13 candidates for election as directors. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-Laws.

DIRECTOR NOMINATIONS SKILLS AND CRITERIA

The Corporate Governance and Responsibility Committee (“CGRC”) is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The CGRC believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its Committees.

Listed below are other key experiences, qualifications and skills of our director nominees that are relevant and important in light of Honeywell’s businesses and structure.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 1

Proposal No. 1: Election of Directors > Director Nominations Skills and Criteria

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations like Honeywell function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development.

Industry/Global Experience

Experience in industries, end-markets and growth segments that Honeywell serves, such as aerospace, automotive, construction, transportation, infrastructure, and energy efficiency, as well as key geographic markets where it operates, such as the United States, Latin America and Europe, enables a better understanding of the issues facing the Company’s businesses.

Financial Expertise

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Our director nominees have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

Regulated Industries/Government Experience

Honeywell is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies, both foreign and domestic.

Public Company Board Experience

Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting and succession planning.

Each of the nominees, other than Mr. Cote, is also independent of the Company and management. See “Director Independence” on page 13 of this proxy statement.

The CGRC also considered the specific experience described in the biographical details that follow in determining to nominate the individuals below for election as directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

2 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Proposal No. 1: Election of Directors > Nominees for Election

NOMINEES FOR ELECTION

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Years of Service: 13 Age: 62

President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote is a director of the Federal Reserve Bank of New York. He previously served as a director of JPMorgan Chase & Co. (2007-2013).

Specific Qualifications, Attributes, Skills and Experience

•  Senior leadership roles in global, multi industry organizations

•  Ability to drive a consistent One Honeywell approach across a large multinational organization

•  Detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses

•  Significant public policy experience, including service on the bipartisan National Commission of Fiscal Responsibility and Reform, the Bipartisan Policy Center—Energy Project, and the U.S.—India CEO Forum (co-Chair)

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice

WILLIAM S. AYER, Retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group)

Years of Service: 0 (New Director Nominee) Age: 60 Board Committees: • Corporate Governance & Responsibility • Management Development & Compensation

2003, he was appointed Chairman. Mr. Ayer is a member of the FAA’s Management Advisory Council. Mr. Ayer was a director of Puget Sound Energy, Inc. and Puget Energy, Inc. since January 2005, including serving as Chairman since 2009. Mr. Ayer retired from both boards in January 2015.

Specific Qualifications, Attributes, Skills and Experience

•  Deep aerospace industry knowledge as well as sales, marketing and operations experience through his three decades of leadership roles at Alaska Air Group, recognized for its best-in-class operating metrics among U.S. air carriers

•  Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability and diversity

•  Understanding of the U.S. public utility industry through his service as a director on the Board of Puget Energy during its transition from a publicly owned company to a private company

Mr. Ayer is the retired Chairman of the Board and Chief Executive Officer of Alaska Air Group, the parent company of Alaska Airlines and its sister carrier, Horizon Air. Mr. Ayer served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013. A veteran of more than three decades in aviation, Mr. Ayer began his career with Horizon Air in 1982 where he held a variety of marketing and operations positions. He joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. In 2002, he became Alaska Air Group’s Chief Executive Officer, and, in May

GORDON M. BETHUNE, Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.

Years of Service: 15 Age: 73 Lead Director Board Committees: • Corporate Governance & Responsibility • Management Development & Compensation

Braniff Airlines. He is licensed as a commercial pilot, type rated on the B757 and B767 airplanes and the DC-3 and is a licensed airframe and power plant mechanic. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Inc. He previously served as a director of Willis Group Holdings Ltd. (2004-2008). Mr. Bethune was a director of Honeywell Inc. from April 1999 to December 1999.

Specific Qualifications, Attributes, Skills and Experience

•  Extensive management expertise gained through various executive positions, including senior leadership roles, at Continental Airlines and the Boeing Company

•  Wealth of experience in airline industry, including aircraft manufacturing, financial services, marketing, branding, cost control and restructuring, international operations and government regulations

•  Deep knowledge of corporate governance as a Fortune 500 company director

Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company (where, among other things, he was responsible for the manufacture and design of the B757 and B737 aircraft programs), Piedmont Airlines, Inc., Western Airlines, Inc. and

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 3

Proposal No. 1: Election of Directors > Nominees for Election

KEVIN BURKE, Retired Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison)
Years of Service: 5 Age: 64 Board Committees: • Audit • Retirement Plans

Executive Officer in 2005. Mr. Burke served as President and Chief Executive Officer of Con Edison from 2005 through 2013, and was elected Chairman in 2006. Mr. Burke became non-executive Chairman of Con Edison in December 2013 and served in that capacity until April 2014. Mr. Burke is a member of the Board of Directors of Con Edison and a member of the Board of Trustees of Consolidated Edison Company of New York, Inc. which is a subsidiary of Con Edison.

Specific Qualifications, Attributes, Skills and Experience

•  Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison

•  Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation and development of new service offerings

•  Deep knowledge of corporate governance and regulatory issues facing the energy, utility and service industries

Mr. Burke joined Con Edison, a utility provider of electric, gas and steam services, in 1973 and has held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. He served as Senior Vice President from July 1998 to July 1999, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected President of Orange & Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected President and Chief Operating Officer of Consolidated Edison Company of New York, Inc. in 2000 and elected Chief

JAIME CHICO PARDO, President and Chief Executive Officer, ENESA, S.A. de C.V. (ENESA)
Years of Service: 15 Age: 65 Board Committees: • Retirement Plans Committee Chairperson • Corporate Governance & Responsibility

President and Chief Executive Officer of Grupo Condumex, S.A. de C.V. and Euzkadi/General Tire de Mexico, manufacturers of products for the construction, automotive and telecommunications industries. Mr. Chico Pardo has also spent a number of years in the international and investment banking business. Mr. Chico Pardo is a director of AT&T, Inc. and Grupo Bimbo, S.A.B. de C.V. He previously served as a director of Grupo Carso, S.A. de C.V. and several of its affiliates (1991-2013), three mutual funds in the American Funds family of mutual funds (2011-2013) and Honeywell Inc. from September 1998 to December 1999.

Specific Qualifications, Attributes, Skills and Expertise

•  Broad international exposure through senior leadership roles in Latin American companies in the telecommunications, automotive, manufacturing, engineering and construction industries

•  Expertise in the management of infrastructure assets and international business, operations and finance focused on Latin America

•  Enhanced perspectives on corporate governance, risk management and other issues applicable to public companies

Mr. Chico Pardo has been President and Chief Executive Officer of ENESA, a private fund investing in the Mexican energy and health care sectors since March 2010. He previously served as Co-Chairman of the Board of Telefonos de Mexico, S.A.B. de C.V. (TELMEX), a telecommunications company based in Mexico City, from April 2009 until April 2010 and as its Chairman from October 2006 to April 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. Mr. Chico Pardo was Co-Chairman of the Board of Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico engaged in investment in and management of infrastructure assets in Latin America, from 2006 until 2010. He was also Chairman of Carso Global Telecom, S.A. de C.V. from 1996 until 2010. Prior to joining TELMEX, Mr. Chico Pardo served as

D. SCOTT DAVIS, Non-Executive Chairman of United Parcel Service, Inc. (UPS)
Years of Service: 9 Age: 63 Board Committees: • Management Development & Compensation Committee Chairperson • Audit

areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He is also a director of Johnson & Johnson. Mr. Davis previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009.

Specific Qualifications, Attributes, Skills and Experience

•  Significant expertise in management, strategy, finance and operations gained over 25 years at UPS including through senior leadership roles

•  Financial management expertise, including financial reporting, accounting and controls

•  Strong banking experience and a deep understanding of public policy and global economic indicators

•  Extensive experience in the transportation and logistics services industry

Mr. Davis joined UPS, a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as the non-Executive Chairman of UPS since September 2014. Prior to his retirement as Chief Executive Officer of UPS, Mr. Davis served as Chairman and Chief Executive Officer from January 1, 2008 to September 2014. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting

4 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Proposal No. 1: Election of Directors > Nominees for Election

LINNET F. DEILY, former Deputy U.S. Trade Representative and Ambassador
Years of Service: 9 Age: 69 Board Committees: • Corporate Governance & Responsibility Committee Chairperson • Audit

of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Chevron Corporation.

Specific Qualifications, Attributes, Skills and Experience

•  Unique global and governmental perspectives regarding international trade, capital markets, public policy, telecommunications, information services, corporate finance, refinery and petrochemical industries

•  Extensive experience leading international trade negotiations and detailed knowledge and insight into challenges and opportunities related to government relations

•  Significant financial experience through senior leadership roles in banking, brokerage and financial services companies

•  Substantial experience as a Fortune 500 company director

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President

JUDD GREGG, former U.S. Senator from New Hampshire
Years of Service: 4 Age: 68 Board Committees: • Corporate Governance & Responsibility • Audit

as a chief negotiator of the Emergency Economic Stabilization Act of 2008 and was the lead sponsor of the Deficit Reduction Act of 2005, and, along with the late Senator Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1993, Senator Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. He previously served as a director of Intercontinental Exchange, Inc. from March 2011 to October 2013.

Specific Qualifications, Attributes, Skills and Experience

•  Deep understanding and experience in local, state, national and international issues

•  Extensive experience in government, public policy, financial regulatory reform, banking, tax, capital markets, science, renewable technology and research, environmental protection and conservation, healthcare and foreign policy

•  Significant insight into fiscal affairs, governmental relations, legislative and regulatory issues

Senator Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Senator Gregg served on a number of key Senate Committees including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He has served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Senator Gregg served

CLIVE HOLLICK, former Chief Executive Officer of United Business Media
Years of Service: 11 Age: 69 Board Committees: • Management Development & Compensation • Retirement Plans

He previously served as a director of ProSiebenSat. 1 Media AG (2007-2014), Gogo Inc. (2013-2014), The Nielsen Company B.V. (2006-2009), Diageo plc (2001-2011), TRW Inc. (2000-2002) and BAE Systems (1992-1997).

Specific Qualifications, Attributes, Skills and Experience

•  Management expertise and diverse perspective on international and media experience gained through over 30 years as the leader of United Business Media

•  Deep knowledge of public policy and trends in the UK and European markets

•  In-depth understanding of the operating environment in the UK and Europe particularly with respect to information and financial services, broadcasting, publishing and online media, marketing and branding, technology and innovation

•  Substantial experience in mergers and acquisitions in the media and financial services sectors, including in a private equity context

Lord Hollick was Chief Executive Officer of United Business Media and its predecessor companies from 1974 to 2005. United was a London-based, international information, broadcasting, financial services and publishing group. From 2005 to 2010, he was a partner, managing director and adviser to Kohlberg Kravis Roberts & Co., a private equity firm focusing on businesses in the media and financial services sectors. Lord Hollick is a partner of GP Bullhound LLP and a member of the Advisory Board of Jefferies Inc. In addition, Lord Hollick is Chairman of the Economic Affairs Committee of the House of Lords.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 5

Proposal No. 1: Election of Directors > Nominees for Election

GRACE D. LIEBLEIN, Vice President—Global Quality of General Motors Corporation (GM)
Years of Service: 2 Age: 54 Board Committees: • Corporate Governance & Responsibility • Management Development & Compensation

2012, the GM Mexico President and Managing Director from January 2009 until June 2011 and Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and has held a variety of leadership positions at GM in engineering, product development and manufacturing.

Specific Qualifications, Attributes, Skills and Experience

•  Wide-ranging management and operating experience gained through various executive positions in an extensive career at GM

•  Significant expertise in supply chain management, global manufacturing, engineering, product design and development

•  International business, operations and finance experience gained through senior leadership positions in Brazil and Mexico

Ms. Lieblein has served as Vice President, Global Quality of GM, a company that designs, manufactures and markets cars, crossovers, trucks, and automobile parts worldwide since November 2014. Ms. Lieblein served as Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, the GM Brazil President and Managing Director from June 2011 until December

GEORGE PAZ, Chairman and Chief Executive Officer of Express Scripts Holding Company (Express Scripts)
Years of Service: 6 Age: 59 Board Committees: • Corporate Governance & Responsibility • Audit Committee Chairperson

President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004. Mr. Paz is a Certified Public Accountant.

Specific Qualifications, Attributes, Skills and Experience

•  Significant management and finance experience gained through senior leadership positions at Express Scripts

•  Financial expertise, including in tax, financial reporting, accounting and controls

•  Extensive experience in corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation and employee health benefits

Mr. Paz has served as Chairman of the Board of Express Scripts, a pharmacy benefit management company, since May 2006, as Chief Executive Officer since April 2005 and as President from October 2003 to February 2014. He has served as a director of Express Scripts since January 2004. Mr. Paz joined Express Scripts as Senior Vice

BRADLEY T. SHEARES, former Chief Executive Officer of Reliant Pharmaceuticals, Inc. (Reliant)
Years of Service: 10 Age: 58 Board Committees: • Management Development & Compensation • Retirement Plans

held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation and Henry Schein, Inc. Dr. Sheares previously served as a director of IMS Health Incorporated (2009-2010) and Covance Inc. (2009-2015).

Specific Qualifications, Attributes, Skills and Experience

•  Significant management, sales and marketing expertise gained over nearly 20 years in senior leadership roles

•  Extensive experience in healthcare, sales and marketing, advertising and promotion, brand management, research and development, and mergers and acquisitions

•  Deep knowledge of corporate governance issues, complex regulatory and legal issues, and risk management facing public companies in the healthcare, automobile insurance and contract research industries

Dr. Sheares served as Chief Executive Officer of Reliant, a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and

6 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Proposal No. 1: Election of Directors > Nominees for Election

ROBIN L. WASHINGTON, Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead)
Years of Service: 2 Age: 52 Board Committees: • Audit • Retirement Plans

application software, where she served in a number of executive positions, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a Certified Public Accountant. She is a director of Salesforce.com Inc. and previously served as a director of Tektronix, Inc. (acquired by Danaher Corporation) (2005-2007) and MIPS Technologies, Inc. (acquired by Imagination Technologies Group PLC) (2008-2013).

Specific Qualifications, Attributes, Skills and Experience

•  Extensive management, operational and accounting experience in the healthcare and information technology industries

•  Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions and capital markets

•  Broad experience on corporate governance issues gained through public company directorships

Ms. Washington joined Gilead, a research-based biopharmaceutical company, as Senior Vice President and Chief Financial Officer in May 2008. In her current role as Executive Vice President and Chief Financial Officer, she oversees Gilead’s Global Finance, Investor Relations and Information Technology organizations. From 2006-2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Prior to that, Ms. Washington spent nearly 10 years at PeopleSoft, a provider of enterprise

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 7

Corporate Governance > Board of Directors

CORPORATE GOVERNANCE

Honeywell is committed to strong corporate governance policies, practices and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including the independence and other criteria we use in selecting Director nominees, our Board leadership structure, and the responsibilities of the Board and each of its Committees. Our Corporate Governance Guidelines, among other key governance materials, help guide our Board and management in the performance of their duties and are regularly reviewed by the Board. Our outreach to shareowners on a variety of corporate governance-related topics is also discussed below.

KEY CORPORATE GOVERNANCE DOCUMENTS

Please visit our website at www.honeywell.com (see “Investors/Corporate Governance”) to view the following documents:

•	Corporate Governance Guidelines

•	Code of Business Conduct

•	Board Committees and Charters

•	Charter and By-Laws of Honeywell

These documents are available free of charge on our website or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Business Conduct granted to any of Honeywell’s directors or executive officers will be published on our website.

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	To oversee management performance on behalf of shareowners;

•	To ensure that the long-term interests of the shareowners are being served;

•	To monitor adherence to Honeywell standards and policies;

•	To promote the exercise of responsible corporate citizenship; and

•	To perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

Board Meetings

The Board of Directors held seven meetings during 2014. The average attendance at meetings of the Board and Board Committees during 2014 was 95%. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

Board Leadership Structure

The Board of Directors believes that Mr. Cote’s service as both Chairman of the Board and CEO is in the best interest of the Company and its shareowners. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. Considering the size and complexity of the Company, Mr. Cote is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters for the Company and its shareowners.

Mr. Cote’s combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, employees, customers and suppliers, particularly during periods of volatile economic and industry conditions. Mr. Cote has been instrumental in developing the “Honeywell Enablers,” important internal business processes which drive efficiency and service quality, bringing world-class products and services to markets faster and more cost-effectively for our customers. This has been beneficial in driving a unified “One Honeywell” approach to core operating processes across a global, multi-industry organization of approximately 127,000 employees.

New Lead Director 2014

In 2014, the Board created the role of independent Lead Director. The decision to create the Lead Director position reflects both our one-on-one discussions with our largest shareowners as well as the outcome of the vote on a shareowner proposal in 2014 to separate the roles of Chairman and CEO. The Lead Director serves a minimum one-year term and is selected based on seniority. Each April, the next most senior director becomes the Lead Director if he or she determines to do so. Our first Lead Director is Mr. Gordon Bethune.

8 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Corporate Governance > Board Committees

New Lead Director Duties and Responsibilities

The Lead Director has the following duties and responsibilities:

•	Board Agendas: Review, and have the opportunity to make changes to, Board meeting agendas;
•	Board Materials: Review, and have the opportunity to make changes to, presentation material and other written information provided to directors for Board meetings;
•	Executive Sessions: Preside at all executive sessions of the Board where the Chairman is not present (executive sessions at which the Chairman and management is not present occur at least quarterly);
•	Liaison: Serve as liaison between the Chairman and the independent directors to provide feedback from executive sessions;
•	Shareowner Contact: Be available for consultation and direct communications with our shareowners;
•	Call Meetings: Call meetings of the non-employee directors when necessary and appropriate; and
•	Board Schedules: Review, and have the opportunity to make changes to, Board meeting schedules.

Board Practices and Procedures

•	The Board’s Committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—undertake extensive analysis and review of the Company’s activities in key areas such as financial reporting, risk management, internal controls, compliance, corporate governance, succession planning and executive compensation.

•	The Board and its Committees perform an annual review of the agenda and topics to be considered for each meeting. During that review, each Board and Committee member is free to raise topics that are not on the agenda at any meeting and to suggest items for inclusion on future agendas.

•	Each Director is provided in advance written material to be considered at every meeting of the Board and has the opportunity to provide comments and suggestions.

•	The Board and its Committees provide feedback to management and management is required to answer questions raised by the directors during Board and Committee meetings.

•	Each of the Lead Director and the Chair of the Corporate Governance and Responsibility Committee is permanently empowered and authorized to call special meetings of the Board at any time and for any reason.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate under the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a fixed rule but as a matter that is best considered as part of the CEO succession planning process.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors. Each Committee operates under a written charter which is available on our website at www.honeywell.com (see “Investors/Corporate Governance/Board Committees”).

Committee Membership

The table below lists the current membership of each Committee and the number of Committee meetings held in 2014.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 9

Corporate Governance > Board Committees and Responsibilities

Board Committees and Responsibilities

The primary functions of each of the Board Committees are described below.

Board Committees	Responsibilities

AUDIT COMMITTEE All Members Independent The Audit Committee has oversight responsibility for our independent accountants. See further detailed information following this chart.

•  Appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between management and the independent accountants regarding financial reporting;

•  Review the scope and results of the audit with the independent accountants;

•  Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q;

•  Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures;

•  Review, approve and establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•  Review material legal and compliance matters and the effectiveness of the Company’s integrity and compliance program; and

•  Consider the accountants’ independence.

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE All Members Independent This committee also serves as the Nominating Committee.

•  Identify and evaluate potential Director candidates and recommend to the Board the nominees to be proposed by the Company for election to the Board;

•  Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors;

•  Review annually and recommend changes to the Corporate Governance Guidelines;

•  Lead the Board in its annual review of the performance of the Board and its Committees;

•  Review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and

•  Review Honeywell’s policies and programs relating to health, safety and environmental matters, political contributions and lobbying, equal employment opportunity and such other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

All Members Independent

The Management Development and Compensation Committee administers Honeywell’s executive compensation program.

See further detailed information following this chart.

•  Evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives;

•  Sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation;

•  Review and approve the individual goals and objectives of the Company’s executive officers;

•  Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level;

•  Review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers;

•  Review and discuss with management, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement;

•  Produce the annual Committee Report included in this proxy statement;

•  Review the management development program, including executive succession plans; and

•  Review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries.

10 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Corporate Governance > Board Committees and Responsibilities

Board Committees	Responsibilities

RETIREMENT PLANS COMMITTEE	• Appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries;

• Review funding strategies;

All Members Independent	• Review investment policy for fund assets; and

• Oversee members of management that direct the investment of pension fund assets.

Board Committee Oversight of Independent Accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants. They also review and pre-approve all audit and non-audit services provided to Honeywell by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. The Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants, and with Honeywell’s Chief Financial Officer and Vice President—Corporate Audit. The Board has determined that Messrs. Paz, Burke, and Davis, and Mses. Deily and Washington satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated Mr. Paz as the NYSE defined “audit committee financial expert.”

On July 29, 2014, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2015, replacing PricewaterhouseCoopers LLP, our prior accounting firm. See “Proposal No. 2: Approval of Independent Accountants” on pages 83-84 for further discussion on the change of independent accountants.

Board Committee Oversight of Executive Compensation and Outside Compensation Consultant

The Management Development and Compensation Committee has sole authority to retain a compensation consultant to assist the Committee in the evaluation of director, CEO or senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, terminating its engagement. Under the Committee’s established policy, its consultant cannot provide any other services to Honeywell. Since October 2009, the Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant.

The Committee regularly reviews the services provided by its outside consultants and performs an annual assessment on the independence of its compensation consultant to determine whether the compensation consultant is independent. The Committee conducted a specific review of its relationship with PM&P in 2014, and determined that PM&P is independent in providing Honeywell with executive compensation consulting services and that PM&P’s work for the Committee did not raise any conflicts of interest, consistent with Securities and Exchange Commission (“SEC”) rules and NYSE listing standards.

In making this determination, the Committee reviewed information provided by PM&P on the following factors:

•	Any other services provided to Honeywell by PM&P;

•	Fees received by PM&P from Honeywell as a percentage of PM&P’s total revenue;

•	Policies or procedures maintained by PM&P to prevent a conflict of interest;

•	Any business or personal relationship between the individual PM&P consultants assigned to the Honeywell relationship and any Committee member;

•	Any business or personal relationship between the individual PM&P consultants assigned to the Honeywell relationship, or PM&P itself, and Honeywell’s executive officers; and

•	Any Honeywell stock owned by PM&P or the individual PM&P consultants assigned to the Honeywell relationship.

In particular, the Committee noted that PM&P did not provide any services to the Company or its management other than service to the Committee, and its services were limited to executive compensation consulting. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

PM&P compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its “Compensation Peer Group” (see pages 37-38 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM&P also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM&P, the Committee also reviews general survey data compiled and published by third parties. Neither the Committee nor Honeywell has any input into the scope of or the companies included in these third-party surveys.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 11

Corporate Governance > Board’s Role in Risk Oversight

While the Committee reviews information provided by PM&P regarding compensation paid by the Compensation Peer Group, as well as third-party survey data, as a general indicator of relevant market conditions, the Committee does not target a specific competitive position relative to the market in making its compensation determination.

PM&P reports to the Committee Chair, has direct access to Committee members, attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Compensation Input From Senior Management

The Management Development and Compensation Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers.

As part of Honeywell’s annual planning process, the CEO, CFO and Senior Vice President-Human Resources, Procurement and Communications develop targets for Honeywell’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.

Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight. Relevant Board Committees review specific risk areas, as enumerated below, and report on their deliberations to the Board. The full Board oversees risk in several ways. Through periodic management updates on the financial and operating results of Honeywell, as well as the annual operating and five-year strategic plans of each SBG, the Board provides input to management on ordinary course, business and commercial operating risks. In addition, management reports to the Board and each committee periodically on specific, material risks as they arise or as requested by individual Board members. Annually, management reports to the Audit Committee and full Board on its Enterprise Risk Management or ERM program. These presentations are designed to provide the Audit Committee and full Board with adequate visibility into the risks facing Honeywell and enable the Board to effectively exercise its oversight function. Through its ERM program, management identifies the most significant risks facing the Company and ensures that, where possible, it deploys adequate risk mitigation strategies. Through dialogue with the Board as a whole and individual Board members, the Board provides oversight and guidance to management to ensure that the ERM process identifies the complete universe of risks facing Honeywell and that adequate mitigation steps, where appropriate, are in place. This enables informed decision-making and intelligent risk-taking.

The specific risk areas of focus for the Board and each of its Committees are summarized below. In addition, each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the Vice President—Corporate Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board	• General commercial risks such as new product launch, capital spend, raw material price increases, F/X, diminished customer demand, technology obsolescence, reductions to government spending, and a slowdown in economic growth
• M&A integration and the M&A competitive landscape
• Legal risks arising from litigation, IP infringement, health, safety, and environment, regulatory issues such as FCPA or Conflict Minerals, and product liability
Audit Committee	• Cyber security whether arising from compromises to product software, cloud breaches or persistent threats
• Accounting, controls, and financial disclosure
• Tax and liquidity management
• Compliance matters associated with import/export, ITAR and FCPA
• Certain kinds of employee misconduct
• Catastrophic risks such pandemics, natural disasters, and plant accidents
Corporate Governance and Responsibility Committee	• Labor compliance
• Political contributions
• Health, safety and environmental
Management Development and	• Senior management succession planning
Compensation Committee	• Executive compensation plans, programs and arrangements
Retirement Plans Committee	• Employee pension and saving plans

12 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Corporate Governance > Director Independence

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the directors and reports its findings to the full Board.

Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Ayer, Bethune, Burke, Chico Pardo, Davis, Gregg, Hollick, Paz, and Sheares and Mses. Deily, Lieblein and Washington—satisfies the independence criteria in the applicable NYSE listing standards and SEC rules (including the enhanced criteria with respect to members of the Audit Committee and Management Development and Compensation Committee). Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any material relationships with Honeywell, either directly as a partner, shareowner or officer of an organization that has a relationship with Honeywell, other than as a director and shareowner. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described on pages 15-17 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•	No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.

•	No non-employee director or nominee is an employee of Honeywell’s independent accountants and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•	No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•	No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•	No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•	Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers (Mr. Ayer – Alaska Air Group, Mr. Davis – UPS, Ms. Lieblein – General Motors, Mr. Paz – Express Scripts, and Ms. Washington – Gilead Sciences). In each case:

(i)	The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;

(ii)	The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and

(iii)	The combined amount of such purchases and sales was less than 0.9% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the NYSE listing standards for director independence, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•	While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

The above information was derived from Honeywell’s books and records and responses to questionnaires completed by the director nominees in connection with the preparation of this proxy statement.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 13

Corporate Governance > Identification and Evaluation of Director Candidates

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Corporate Governance and Responsibility Committee also serves as the Board’s Nominating Committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. In this role, they seek individuals qualified to become directors, evaluate the qualifications of individuals suggested or nominated by third parties, including shareowners (and recommend actions if needed), and recommend to the Board the nominees to be proposed by Honeywell for election to the Board. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by its members, other directors, senior management and shareowners. The Committee has retained, at Honeywell’s expense, a search firm to identify potential director candidates. The Committee is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to Honeywell’s Senior Vice President—Human Resources, Procurement and Communications.

Preliminary interviews of director candidates are conducted by either the Chairman of the Committee or, at his or her request, any other member of the Committee, the Chairman of the Board and/or a representative of the retained search firm. Background material about the director candidates is distributed to the Committee members for their review. Director candidates that are determined to merit further consideration are interviewed by other Committee members, directors and key senior management personnel as determined by the Committee Chairman. The Committee then considers these interview results in its deliberations.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of Honeywell’s businesses. The Committee conducts regular reviews of current directors in light of the considerations described above and past contributions to the Board.

OUR COMMITMENT TO BOARD DIVERSITY

While Honeywell’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Committee is committed to enhancing both the diversity of the Board itself and the perspectives and values that are discussed in Board and Committee meetings. Our current Board composition reflects this approach and the Board’s commitment to diversity:

	Women	Hispanic	African-American	Non-U.S. Citizen
No. of HON Directors	3	3	2	2
% of HON Non-Employee Directors	25%	25%	17%	17%

BOARD TENURE

We believe that Board tenure diversity is important and careful consideration is made to achieve the appropriate balance. Directors with many years of service to Honeywell provide the Board with a deep knowledge of our company, while newer directors lend fresh perspectives.

Our current Board of Directors has an average tenure of 7.8 years, less than the S&P 500 average tenure of 8.4 years.(1)

(1) Source: Spencer Stuart Board Index 2014, Spencer Stuart (November 2014)

14 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Corporate Governance > Director Orientation and Continuing Education

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-Laws and described under “Director Nominations” on page 96 of this proxy statement.

This year, one director nominee, William S. Ayer, is nominated for election to the Board of Directors who has not previously been nominated for election to the Board by the shareowners. Mr. Ayer was identified by a third-party search firm. Mr. Ayer was elected to the Board on December 12, 2014.

Honeywell did not receive any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of Honeywell’s common stock (“Common Stock”) for at least one year as of the date of recommendation.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

As part of Honeywell’s director orientation program, new directors participate in one-on-one introductory meetings with Honeywell business and functional leaders and are given presentations by members of senior management on Honeywell’s strategic plans, financial statements and key issues, policies and practices. Directors may enroll in director continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. Our senior management meets regularly with the Board and meets annually to review with the Board the operating plan of the Company and each of our strategic business groups. The Board also periodically participates in site visits to Honeywell’s facilities.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Honeywell has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to address the time, effort, expertise and accountability required of active Board membership.

Annual Compensation

In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 15

Corporate Governance > Deferred Compensation

Board of Directors’ Annual Compensation
Board Retainer	$80,000 ($100,000 beginning in 2015)
Board Meeting and Attendance	$2,500 for each board meeting attended. (Eliminated beginning in 2015)
Board Committee Membership
While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting. (Eliminated beginning in 2015)	$10,000 for each committee board membership ($15,000 for members of the Audit Committee).

Board Committee Chairs receive an additional cash retainer of $10,000 ($15,000 for the Audit Committee chair). ($20,000 for each Chair beginning in 2015).
Common Stock Equivalents
These amounts are credited annually but payment is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.	At the commencement of each year, $60,000 in Common Stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited with respect to these amounts.
Annual Equity Grants
Stock options vest in equal annual installments over the four years following the grant date. The options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant (currently age 72), death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) and the relevant award agreements.	Each non-employee director receives an annual equity grant with a target value of $75,000 consisting of 50% restricted stock units (“RSUs”) and 50% options to purchase shares of Common Stock at a price per share equal to the fair market value of a share of Common Stock on the date of grant, which is the date of the Annual Meeting of Shareowners. (Target value to change to $100,000 beginning in 2015.)

The RSUs will vest on the earliest of the third anniversary of the date of grant, the director’s death or disability, or change in control.

Deferred Compensation

A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (4.09% for 2014 and set at 3.66% for 2015) or are valued as if invested in a Honeywell Common Stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell Common Stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a change of control, as defined in the Non-Employee Director Plan, a director may receive, pursuant to a prior election, a lump-sum payment for amounts deferred before 2006.

Messrs. Bethune and Chico Pardo participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by dividend equivalents. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason, in one payment or annual installments, as elected by the director.

Other Benefits

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect to receive $100,000 in term life insurance and medical and dental coverage, for themselves and their eligible dependents, which is consistent with similar coverage offered to Honeywell’s active salaried employees. Directors elected to the Board after September 2008 are responsible for paying premiums for term life insurance and medical and dental coverage which they elect to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may utilize available Company aircraft for travel to and from Board and Committee meetings.

16 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Corporate Governance > Restricted Stock Unit Grant Upon Election to Board

Restricted Stock Unit Grant Upon Election to Board

New non-employee directors receive a one-time grant of 3,000 RSUs upon their election to the Board that vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be automatically reinvested into additional RSUs which vest according to the same schedule as the underlying RSUs to which they relate. The director may defer the receipt of the RSUs on substantially the same terms and conditions as Honeywell officers with respect to new grants of RSUs.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold Common Stock (including restricted shares and RSUs and/or Common Stock equivalents) with a market value of at least five times the annual cash retainer (or $400,000; $500,000 starting in 2015). They must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors, other than Mr. Ayer who joined the Board in December 2014, have attained the prescribed ownership threshold.

DIRECTOR COMPENSATION—FISCAL YEAR 2014

Director Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)		Option Awards($)(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)(6)	Total($)
William Ayer	$5,834	$290,010	(7)	$0	$0	$0	$295,844
Gordon Bethune	$179,500	$37,506		$37,497	$52,708	$4	$307,215
Kevin Burke	$188,500	$37,506		$37,497	$0	$25,004	$288,507
Jaime Chico Pardo	$185,000	$37,506		$37,497	$0	$26,663	$286,666
D. Scott Davis	$198,500	$37,506		$37,497	$3,649	$1,435	$278,587
Linnet Deily	$198,500	$37,506		$37,497	$0	$32,947	$306,450
Judd Gregg	$187,500	$37,506		$37,497	$0	$4	$262,507
Clive Hollick	$177,000	$37,506		$37,497	$4,030	$26,326	$282,359
Grace Lieblein	$179,500	$37,506		$37,497	$0	$4	$254,507
George Paz	$203,500	$37,506		$37,497	$0	$25,004	$303,507
Bradley Sheares	$179,500	$37,506		$37,497	$7,671	$25,943	$288,117
Robin Washington	$186,500	$37,506		$37,497	$0	$25,004	$286,507
(1)	Includes all fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell common stock fund).

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Corporate Governance > Certain Relationships and Related Transactions

(2)	The table below reflects all outstanding stock awards and option awards held at December 31, 2014 by each of the listed individuals.

Director Name	Outstanding Stock Awards at 12/31/14	Outstanding Option Awards at 12/31/14
Mr. Ayer	3,000	0
Mr. Bethune	1,609	43,374
Mr. Burke	4,989	18,374
Mr. Chico Pardo	1,609	43,374
Mr. Davis	1,609	38,374
Ms. Deily	1,609	38,374
Mr. Gregg	4,879	13,374
Mr. Hollick	1,609	38,374
Ms. Lieblein	4,056	5,448
Mr. Paz	1,609	23,374
Dr. Sheares	1,609	28,374
Ms. Washington	4,039	5,448

(3)	The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The fair value of each stock award is estimated on the date of grant by averaging the high and low of the Company’s stock price on the day of grant. Stock awards of 406 shares were made to non-employee directors in April 2014 with a value of $92.38 per share. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2014 may be found in Note 18 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2014.
(4)	The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards of 2,446 shares were made to non-employee directors in April 2014 with a Black-Scholes value of $15.33 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2014 may be found in Note 18 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2014.
(5)	Amounts included in this column reflect above-market earnings on deferred compensation. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2014, this rate was 4.09%, and is set at 3.66% for 2015. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.
(6)	See “Director Compensation-Other Benefits” above for a description of the items included in the All Other Compensation column for 2014. Honeywell matched charitable contributions in the amounts of:

Director Name	Matched Charitable Contributions
Mr. Burke	$25,000
Mr. Chico Pardo	$25,000
Ms. Deily	$25,000
Mr. Hollick	$11,990
Mr. Paz	$25,000
Dr. Sheares	$25,000
Ms. Washington	$25,000

(7)	Reflects 3,000 RSUs granted to Mr. Ayer upon his election to the Board in December 2014 with a value of $96.67 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

Honeywell has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest

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Corporate Governance > Related Person Transaction

in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as:

•	The benefits of the transaction to Honeywell;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	The direct or indirect nature of the related person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of approximately $1,066,240 per year. After ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Both Mr. Fradin and Mr. Kramvis, each a Vice Chairman, are limited partners in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 19

Stock Ownership Information > Five Percent Owners of Company Stock

STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMPANY STOCK

The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2014. State Street Corporation is listed in the table below because one of its subsidiaries (State Street Bank and Trust Company) holds approximately 4.9% of our outstanding Common Stock as trustee for certain Honeywell savings plans. See notes below for additional details.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Corporation
State Street Financial Center, One Lincoln Street, Boston, MA 02111	70,382,140	(1)	9.0%	(2)
BlackRock, Inc.
55 East 52nd Street, New York, NY 10022	47,523,994	(3)	6.1%
Massachusetts Financial Services Company
111 Huntington Avenue, Boston, MA 02199	42,782,416	(4)	5.5%

(1)	State Street Corporation has shared voting power and shared dispositive power in each case in respect of the 70,382,140 shares listed above. State Street Bank and Trust Company, a subsidiary of State Street Corporation, has shared voting power and shared dispositive power in each case in respect of 51,314,344 shares included above.
(2)	State Street Bank and Trust Company holds approximately 4.9% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant. They must also vote all shares for which they do not receive instructions in the same ratio as the shares for which instructions were received.
(3)	BlackRock, Inc. has sole voting power in respect of 39,462,731 shares and sole dispositive power in respect of 47,511,302 shares.
(4)	Massachusetts Financial Services Company and certain related entities have sole voting power in respect of 36,165,172 shares and sole dispositive power in respect of all 42,782,416 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table lists information as of February 27, 2015 about the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the following table have the sole power to vote or transfer the shares reflected in the table.

	Components of Beneficial Ownership (Number of Shares)
Name(1)	Total Number of Shares(2)	Common Stock Beneficially Owned		Right To Acquire(3)	Other Stock-Based Holdings(4)
William S. Ayer	626	0		0	626
Gordon M. Bethune	69,962	11,317		34,941	23,704
Kevin Burke	32,668	11,380		14,941	6,347
Jaime Chico Pardo	92,662	24,425		39,941	28,296
David M. Cote	6,827,440	876,300	(5)	5,075,000	876,140
D. Scott Davis	60,074	11,000		34,941	14,133
Linnet F. Deily	47,410	0		34,941	12,469
Judd Gregg	24,282	3,000		9,941	11,341
Clive Hollick	57,326	3,000		34,941	19,385
Grace D. Lieblein	5,209	0		2,111	3,098
George Paz	32,923	4,315		19,941	8,667
Bradley T. Sheares	44,540	3,525		24,941	16,074
Robin L. Washington	4,284	0		2,111	2,173
David J. Anderson (Retired CFO)	1,279,104	113,753		860,000	305,351
Thomas A. Szlosek	318,753	4,794		262,500	51,459
Roger Fradin	1,151,253	173,401		857,500	120,352
Timothy O. Mahoney	807,426	41,861		736,250	29,315
Andreas C. Kramvis	825,103	23,718		631,250	170,135
All directors, nominees and executive officers as a group, including the above-named persons (24 people)	13,989,842	1,536,178		10,744,826	1,708,838

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.
(2)	The total beneficial ownership for any individual is less than 1% and the total for the group is approximately 1.79% of the shares of Common Stock outstanding.

20 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Stock Ownership Information > Section 16(a) Beneficial Ownership Reporting Compliance

(3)	Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of performance shares, RSUs and stock options within 60 days of February 27, 2015.

(4)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(5)	Includes shares indirectly held in a grantor retained annuity trust and a limited liability company, as to which Mr. Cote has shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2014, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

SEC FILINGS AND REPORTS

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at www.honeywell.com under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Honeywell takes seriously its commitment to corporate social responsibility, protection of our environment, and creation of Sustainable Opportunity everywhere it operates.

Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell:

•   Protects its people and the environment;

•   Achieves sustainable growth and accelerated productivity;

•   Drives compliance with all applicable regulations; and

•   Develops the technologies that expand the sustainable capacity of our world.

Nearly 50% of Honeywell’s product portfolio is linked to energy efficiency, and the United States could reduce its energy consumption 20-25% by immediately and comprehensively adopting existing Honeywell technologies.

HIGHLIGHTS OF OUR ENVIRONMENTAL AND SAFETY GOALS AND ACHIEVEMENTS

Program	Achievements
Greenhouse Gas Reduction and Energy Efficiency	•	In 2007, the Company established five-year greenhouse gas and energy efficiency objectives for its internal operations for the period 2007-2011.
Honeywell reports on its global greenhouse gas emissions publicly through the Carbon Disclosure Project and through reports submitted to the U.S. Environmental Protection Agency and the United Kingdom Environmental Agency. A qualified third party has verified Honeywell’s 2011, 2012 and 2013 greenhouse gas emission inventories.

	•	By the end of 2011, Honeywell had reduced its greenhouse gas emissions by more than 30%, and increased its energy efficiency by more than 20%, in each case, from a 2004 baseline year.

	•	To sustain this progress, Honeywell has set an additional public commitment to reduce its greenhouse gas emissions per dollar of revenue from our 2011 level by an additional 15% by 2017.
Water	•	In 2013, the Company implemented water conservation projects at sites that are significant water consumers in areas that are experiencing “water stress” as defined by the World Resources Institute.
Honeywell has developed a global inventory of water usage in its manufacturing operations.

	•	The Company implemented additional water conservation projects in these areas in 2014.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 21

Stock Ownership Information > Highlights of Our Environmental and Safety Goals and Achievements

Program	Achievements
Safety	•	We maintain a Company-wide global Total Case Incident Rate (the number of occupational injuries and illnesses per 100 employees) of less than half of the combined U.S. averages of the industries in which we operate, based on data from the Bureau of Labor Statistics.
Honeywell utilizes a comprehensive Health, Safety, Environment, Product Stewardship and Sustainability (“HSEPS”) Management System based on recognized third-party standards, including ISO 14001 and OHSAS 18001, and industry best practices. The management system is fully integrated into the Honeywell Operating System, which drives continuous sustainable operational improvement. Compliance with standards and regulatory requirements is monitored through a Company-wide, HSEPS-led audit process. The timely development and implementation of process improvements and corrective action plans are closely monitored.

	•	Honeywell has received worker safety awards from governments around the world.

Health, Safety, Environment Management, Product Stewardship and Sustainability Management System

Honeywell’s Heath, Safety, Environment, Product Stewardship and Sustainability matters are managed by a global team of trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, chemistry, hydrology, geology, engineering, safety, industrial hygiene, materials management and energy efficiency.

Honeywell’s Vice President of HSEPS reports to the Company’s Senior Vice President and General Counsel and has overall responsibility for HSEPS programs. A Corporate Energy & Sustainability Team, led by the Vice President of HSEPS, the Vice President of Global Real Estate and the Director of Sustainability, helps drive the Company’s greenhouse gas and energy efficiency goals. Progress on these goals is reported to Honeywell’s CEO on a monthly basis and is reviewed with the Board’s Corporate Governance and Responsibility Committee at least annually.

Honeywell’s Integrity and Compliance program

Honeywell’s Integrity and Compliance program reflects our vision and values and helps our employees, representatives, contractors, consultants, and suppliers comply with a high standard of business conduct globally. At the core of the Integrity and Compliance program is the Company’s Code of Business Conduct (the “Code”) that applies across the Company in all businesses and in all countries. All employees are required to complete Code of Business Conduct training and certify that they will comply with the Code. In addition, managers and executives certify on an annual basis that they will act in accordance with the Code.

The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines our pledge to recognize the dignity of each individual, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas. The Code provides guidance and outlines expectations in a number of key integrity and compliance areas, including how employees should treat each other, conflicts of interest, HSEPS, books and records, anti-corruption and proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media.

In addition to the Code, Honeywell’s Integrity and Compliance program provides comprehensive training on key compliance topics, develops training scenarios, provides mechanisms for employees and third parties to report concerns, and ensures timely and fair reviews of integrity and compliance concerns.

Honeywell Hometown Solutions

Honeywell demonstrates its commitment to corporate social responsibility and community involvement through Honeywell Hometown Solutions, which focuses on five important societal needs that align with Honeywell’s culture, products and people: safety and security, housing and shelter, math and science education, habitat and conservation, and humanitarian relief.

These programs have delivered results in communities around the world, including:

•	Teaching children potentially life-saving lessons to help prevent abduction and common childhood accidents;

•	Repairing homes and community centers for low-income families, the elderly and the disabled;

•	Offering academic opportunities that inspire students to pursue careers in science, technology, engineering and math (STEM), and that give teachers new techniques in STEM education;

•	Partnering with environmental organizations to provide students with unique learning opportunities and teaching tools for educators to promote science in the classroom; and

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Stock Ownership Information > Political Contributions and Activities

•	Helping Honeywell employees and communities recover from natural disasters such as Hurricane Sandy, the Colorado Springs wildfires, the Great Japan Earthquake and Tsunami and the Mexicali, Haitian and Sichuan earthquakes.

For more information about our sustainability and corporate citizenship programs, please visit our website at www.honeywell.com, and Corporate Citizenship at http://citizenship.honeywell.com/.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

Engagement in the political process is critical to our success. Our future growth depends on forward-thinking legislation and regulation that makes society safer and more energy efficient and improves public infrastructure. We strive to always engage responsibly in the political process and to ensure that our participation is fully consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct.

We have developed a strong team of government relations professionals based in Washington, D.C. that drive our lobbying programs and initiatives. Our government relations organization is led by a Senior Vice President, Global Government Relations. Members of the government relations organization work from a global network of offices.

Management and Board Oversight

The law department oversees our lobbying activities. The Senior Vice President, Global Government Relations reports to the Company’s Senior Vice President and General Counsel (“General Counsel”) and also works closely with the Vice President, Global Compliance whose organization ensures compliance with our political spending policy. The General Counsel, Senior Vice President, Global Government Relations and Vice President, Global Compliance meet regularly with the Chairman and Chief Executive Officer and his leadership team about legislative, regulatory and political developments.

With respect to Board of Directors oversight, our public policy efforts, including all lobbying activities, political contributions and payments to trade associations and other tax-exempt organizations, is the responsibility of the Corporate Governance and Responsibility Committee (“CGRC”), which consists entirely of independent, non-employee directors. Each year the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. The CGRC’s oversight of our political activities ensures compliance with applicable law and alignment with our policies and our Code of Business Conduct. In addition, each year the Senior Vice President, Global Government Relations reports to the full Board of Directors on our global lobbying and government relations program.

Political Contributions

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions in the near future. Even before 2009, any such contributions were extremely rare and for minimal amounts of less than $5,000.

In 2013, we revised and expanded our disclosure on our policy and procedures for political activity and contributions. This disclosure is available on Honeywell’s website at www.honeywell.com (see “Investors/Corporate Governance/Political Contributions”).

In 2014, the Center for Political Accountability (“CPA”), a non-profit, non-partisan organization, assessed our disclosure for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability (“CPA-Zicklin Index”). The CPA-Zicklin Index measures the transparency, policies, and practices of the top 300 companies in the S&P 500. Our enhanced disclosure on political lobbying and contributions ranked us in the “First Tier” of the 2014 CPA-Zicklin Index as compared to a “Third Tier” ranking in 2013. Our enhanced disclosure was also influenced by feedback received from our largest shareowners during our shareowner outreach initiative where we met with shareowners to discuss their views on several topics, including Honeywell’s disclosure on lobbying and political contributions.

For additional detail on Honeywell’s policies and processes on political contributions and lobbying, please see our response to Shareowner Proposal Number 6 on pages 91-92.

SHAREOWNER OUTREACH AND ENGAGEMENT

We seek to engage with our shareowners on a regular basis to discuss a range of topics including our performance, strategy, risk management, executive compensation, and corporate governance. We recognize the value of taking our shareowners views into account. Dialogue and engagement with our shareowners helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations.

Our shareowner and investor outreach includes investor road shows, analyst meetings, and investor conferences. We also communicate with shareowners and other stakeholders through various media, including our annual report and SEC filings,

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Stock Ownership Information > Shareowner Outreach and Engagement

proxy statement, news releases, and our website. We hold conference calls for our quarterly earnings releases and other major corporate events which are open to all. These calls are available in real time and as archived webcasts on our website.

Our Chairman and CEO, Chief Financial Officer, Vice President of Investor Relations and other senior management meet periodically with investors to discuss Honeywell’s strategy, financial and business performance and to update investors on key developments. In addition, one of our Vice Chairmen, Mr. Kramvis, has been designated to develop stronger relations with our shareowners outside of the United States.

GOVERNANCE AND COMPENSATION OUTREACH

Throughout the year, we also seek our shareowners’ views on governance and compensation matters:

CYCLE BEGINS

SUMMER/FALL

Our annual corporate governance cycle begins with reviewing new governance trends, regulatory developments, and our own policies and practices. Management determines topics for upcoming shareowner discussions and prepares outreach materials which are posted on our website at www.honeywell.com. Management then begins shareowner outreach to the Company’s 30 largest shareowners (representing approximately 50% of our share ownership) to solicit their views on governance and compensation matters.

Management reports to the Board of Directors on its shareowner engagement activities and feedback received from the shareowners.

WINTER

The Board implements governance changes, if appropriate, based on its independent judgment and the Summer/Fall shareowner feedback. For example, the Lead Director role was implemented in December 2014 based on feedback received from our shareowners.

CYCLE CONCLUDES

SUMMER

The cycle concludes with a report to the Board of Directors on the just ended proxy season, including a discussion on the voting results and feedback we received from shareowners during proxy season. This discussion sets the agenda for our meetings with shareowners during late Summer and Fall.

SPRING

As part of the annual meeting process, we publish our annual communications to shareowners and other stakeholders:

•  Annual report;
•  Proxy statement; and
•  Supplemental materials.

We again extend an invitation to our 30 largest shareowners to discuss matters to be voted on at our annual meeting. We then hold our annual shareowners meeting.

In the Summer/Fall 2014, outreach invitations were sent to our 30 largest shareowners and direct meetings were held with investors holding approximately 40% of the shares outstanding. Among the specific matters we discussed were the following:

•	Shareowner views on the creation of a Lead Director role and separation of the roles of Chairman of the Board and Chief Executive Officer. See “Proposal No. 4: Independent Board Chairman.” Opinions expressed by shareowners profoundly affected our decision to change our corporate governance structure in 2014 and create a Lead Director role.

•	Our executive compensation program and disclosures. See “Proposal No. 3: Advisory Vote to Approve Executive Compensation” and “Compensation Discussion and Analysis.”

•	The advisability of providing shareowners with the ability to act by written consent. See “Proposal No. 5: Right to Act By Written Consent.”

•	The adequacy of our disclosure on political contributions and lobbying. See “Proposal No. 6: Political Lobbying and Contributions.”

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Stock Ownership Information > Shareowner Outreach and Engagement

•	The adequacy of our disclosure on environmental, sustainability and governance (ESG) matters. See “Sustainability and Corporate Responsibility” on pages 21-22 of this proxy statement or visit our website at www.honeywell.com for updated information on all these programs.

•	Shareowner views on so-called “fee shifting” bylaw amendments whereby plaintiffs who bring certain types of legal claims against a company that lack merit may be required to pay the company’s legal fees if their claim is dismissed.

COMMUNICATING WITH MANAGEMENT AND IR

Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call:

Mark Macaluso

Vice President, Investor Relations

Honeywell

101 Columbia Road, Morris Township, NJ 07962

Phone: +1 (973) 455-2222

Visit our website at www.honeywell.com

We encourage our shareowners to visit the Investors section of our website for more information on our investor relations and corporate governance programs.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Shareowners, as well as other interested parties, may communicate directly with the Lead Director for an upcoming meeting, the non-employee directors as a group, or individual directors by writing to:

Honeywell

c/o Vice President and Corporate Secretary

101 Columbia Road

Morris Township, NJ 07962

Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job-related inquires; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Honeywell’s executive compensation program, its alignment with performance and the 2014 compensation decisions regarding our Named Executive Officers.

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Executive Compensation > Executive Summary

EXECUTIVE SUMMARY

OVERVIEW

Honeywell is a diversified, global technology and manufacturing leader, organized into three strategic business groups or SBGs: Aerospace (“Aero”), Automation and Control Solutions (“ACS”), and Performance Materials and Technologies (“PMT”). During 2014, the previous fourth stand-alone SBG, Transportation Systems, was merged into the Aero SBG to take advantage of engineering and technology similarities and shared operating practices.

We invent and manufacture technologies to address some of the world’s toughest challenges initiated by revolutionary macrotrends in science, technology and society. A Fortune 100 company, we create solutions to improve the quality of life of people around the globe: generating clean, healthy energy — and using it more efficiently; increasing our safety and security; enabling people around the world to connect, communicate, and collaborate; and equipping our customers to be even more productive. With approximately 127,000 employees worldwide, including almost 22,000 engineers and scientists, we have an unrelenting commitment to quality and delivering results in everything we make and do.

Global Processes

Honeywell’s ability to continually improve comes from successfully achieving two seemingly competing tasks at once — productivity and growth. Honeywell’s core internal business processes, including Six Sigma, Functional Transformation, Honeywell Operating System, Velocity Product Development and the Honeywell User Experience, drive global efficiency and service quality. By relentlessly executing on these processes, Honeywell brings world-class products and services to market faster and more cost-effectively for our customers.

What We Do

Aerospace Advancements

Honeywell Aerospace’s mechanical and electrical innovations are used today on virtually every commercial and defense aircraft platform. Our Aerospace team invents and integrates thousands of products and services that make worldwide air travel safe, efficient, productive and comfortable. We also provide world-class technologies and solutions to automakers, their suppliers, and the public. Our turbo technologies make passenger and commercial vehicles throughout the world perform better and more energy efficient.

Automation and Control Solutions Smart Technology

Families, businesses, and communities around the world use Honeywell’s environmental controls, life safety, security, sensing, scanning, and mobility products, and building solutions for greater safety, security and energy efficiency in their everyday lives. Honeywell’s innovations in smart technology are changing the way that businesses are managed and improving how individuals express their lifestyles at home.

Cutting-Edge Performance Materials and Technologies

Honeywell is a global leader in designing and creating high-purity, high-quality performance chemicals and materials. Our technologies can do everything from reducing emissions to stopping bullets. They enable the production of cleaner, more efficient fuels, increase capacity in oil refineries, speed drug discovery, and improve the shelf life of medicines and offer process solutions to industrial facilities making them safer, more secure and more efficient.

SUMMARY OF COMPENSATION DECISIONS — 2014

2014 was a year of evolution and growth in our executive leadership structure. Compensation decisions made for 2014 reflect both our long-standing commitment to aligning pay and performance, as well as the fruition of our thorough and rigorous succession planning process. Our overall pay philosophy continues to emphasize variable, at-risk compensation paid out over the long-term. Within that framework, 2014 compensation actions were also aligned with succession-related leadership changes. In 2014, our former CFO, David J. Anderson, retired and was replaced by Thomas A. Szlosek, an experienced finance executive who had been groomed

NAMED EXECUTIVE OFFICERS (“NEOs”) David M. Cote Chairman & Chief Executive Officer Thomas A. Szlosek Senior Vice President & Chief Financial Officer Roger Fradin Vice Chairman

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Executive Compensation > Executive Summary

NAMED EXECUTIVE OFFICERS (continued) Timothy O. Mahoney President & Chief Executive Officer — Aerospace Andreas C. Kramvis Vice Chairman

for the role through successive positions of increasing responsibility within Honeywell. We also promoted two of our SBG presidents, Roger Fradin and Andreas Kramvis, to the newly-created positions of Vice Chairman. Their SBG president roles were filled by two executives, Alexandre Ismail and Darius Adamczyk, who have led business units in diverse industries and have demonstrated their abilities to drive superior financial results. Finally, we took steps in 2014 to ensure that our Chairman and CEO will continue to lead the Company to deliver the aggressive five-year plan that we announced at our Investor Day in March 2014.

The following table summarizes the Committee’s 2014 compensation and succession planning-related actions (discussed in detail later in this Compensation Discussion and Analysis or “CD&A”):

Pay Element	2014 Actions	Comments
Base Salary	Merit increases ranged from 0 to 9%. Mr. Kramvis received a promotional increase of 21%.	The base salary for Mr. Cote increased by 5%, the first increase in the last six years. Mr. Kramvis’ increase was in connection with his promotion to Vice Chairman.
Annual Incentive Compensation Program (“ICP”)	Awards ranged from 91% to 168% of target opportunity.	Payout levels were linked to year-over-year performance against three pre-established, objective metrics: growth in EPS(1), free cash flow(2) and working capital turns — as well as Supplemental Criteria (see page 46).
Annual Stock Options Awards	Number of annual Stock Options granted to each NEO was down 13% to 20% vs. 2013.	Grant-date values were up 11% to 21% from 2013 due to an increase in the value per option. Annual Stock Options vest over 4 years.
Performance-Based Long-Term Cash (Growth Plan Units or “GPUs”)	Long-term performance grants were made for the new 2014-2015 Growth Plan cycle. Plan is 100% formulaic with a 3.2 year payout cycle. Performance cycles do not overlap, so there will be no grant in 2015.	Payouts based on three pre-established financial targets measured over a two-year period for each SBG and Honeywell as a whole: revenue growth (excluding acquisitions and divestitures), return on investment expansion and segment margin expansion. Targets are aligned with the Company’s 2018 targets for revenue and segment margin that were announced to Shareowners in March 2014 (see page 49).
Performance-Adjusted Restricted Stock Units (“RSUs”)	Discretionary grants were made to Messrs. Szlosek, Fradin, Mahoney and Kramvis (see page 49). No RSUs were granted to the CEO.	Officers are considered for RSUs on a periodic basis (not annual) in connection with retention and succession plan reviews. Award sizes may vary by executive and by grant. The target number of shares awarded is subject to +/- 30% adjustment based on Honeywell’s total shareowner return (TSR) ranking against the Compensation Peer Group. Vesting schedules vary from 3 to 7 years based on succession goals.
Performance Stock Options (“PSOs”)	One-time grant was made to Mr. Cote in December 2014 as part of a CEO retention package (see page 40). First time HON has issued PSOs.	Payout to be based on Honeywell’s TSR relative to the Compensation Peer Group for the 3-year period ending December 31, 2017. Other conditions apply. Actual payout can range from 0% to 150% of target. The PSOs cliff vest on December 31, 2017, if earned.

Note: 2014 Actions above do not apply to Mr. Anderson, who retired in 2014.

(1)	Excludes pension mark-to-market adjustment.

(2)	For ICP purposes only, we define free cash flow as cash flow from operations less capital expenditures prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments. Beginning in April 2014 (after ICP goals were established), to provide more clarity to investors, we changed the definition of free cash flow to simply ‘operating cash flow less capital expenditures’. For 2014, the impact of the exclusions was not material ($71m). Beginning in 2015, we will use the standard definition of free cash flow for determining ICP.

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Executive Compensation > Executive Summary

CEO PAY-FOR-PERFORMANCE ALIGNMENT

This graph demonstrates the alignment over the past five years of shareowner value creation and key operational metrics with CEO total annual direct compensation, or “Total ADC.” which consists of base salary, ICP award, annual stock option grant, and annualized Growth Plan award. The off-cycle award of performance stock options granted in December 2014 is shown separately above the 2014 Total ADC bar.

CEO COMPENSATION ALIGNMENT WITH COMPANY PERFORMANCE AND TSR

(1)	Reflects the year-to-year performance indexed to a 2009 base year for total shareowner return (“TSR”), and a 2010 base year for other performance metrics, at 100. Prior year TSR is shown to correspond with the timing of annual compensation decisions. TSR consists of stock price appreciation plus reinvested dividends.

(2)	The 2014 CEO Total ADC bar includes 50% of the target award for the 2014-2015 Growth Plan cycle, even though the performance cycle is still in progress. The 2013 and 2012 CEO Total ADC bars each include 50% of the actual award earned for the 2012-2013 Growth Plan cycle consistent with how the Management Development and Compensation Committee views compensation. The 2010 and 2011 CEO Total ADC bars each include 50% of the actual award earned for the 2010-2011 Growth Plan performance cycle.

(3)	Represents actual business performance for the year noted indexed to 2010. EPS excludes pension mark-to-market adjustment. Sales and Segment Profit exclude the impact of 4Q 2014 OEM Incentive Payments.

(4)	The TSR point above each column is the TSR for the preceding year as long-term incentive compensation decisions (annual stock options and biennial Growth Plan Unit awards) are generally made in February with reference to prior year TSR performance as one of the key considerations in aligning pay and performance.

(5)	Represents non-annual award of performance stock options issued in December 2014 for retention purposes; target value of $5 million; vests 100% on December 31, 2017.

SAY ON PAY

Our Board has adopted a policy of providing for an annual vote on Say on Pay. In 2014, our executive compensation was approved by approximately 91% of the votes cast, consistent with the support we have received from shareowners since adopting an annual vote on executive compensation.

Following the 2014 shareowner meeting, we extended meeting invitations to our top institutional shareowners to specifically discuss governance and compensation matters. Direct meetings were held with investors holding approximately 40% of the shares outstanding. These meetings resulted in a constructive dialogue, with our shareowners expressing overall support for Honeywell’s executive leadership team and compensation practices in light of our consistently strong operational results and long-term stock performance. Feedback on the specific design elements of our executive compensation program was varied across the shareowner base, with many indicating strong support for the pay/performance alignment, linkage to the 2018 Long-Term Targets and balanced approach of our program. Some shareowners expressed prescriptive program design preferences that differ from Honeywell’s program. Specific feedback from these meetings was shared directly with the Management Development and Compensation Committee.

After considering the 2014 Say on Pay vote results, feedback from shareowners, and their own assessment of how best to support succession planning goals and incentivize leadership to accomplish Company-specific strategic and operational goals, the Management Development and Compensation Committee determined that the annual elements of the current executive compensation program continue to meet their objectives and, therefore, has not made any significant changes.

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Executive Compensation > 2014 Honeywell Performance

Earnings Per Share*
up 12% to $5.56.

Total Sales up 4%
to new Company
record of $40.5
billion.(1)

Segment margins
increased 70 basis
points to a record
17.0%.(1)

Segment profit up
8% to a new peak of
$6.9 billion.(1)

Free cash flow**
remained strong at
$3.9 billion and FCF
conversion was 89%.

Dividend rate was
increased by 15%.
This marks the tenth
increase of at least
10% in the last
eleven years.

2014 HONEYWELL PERFORMANCE

2014 represented another strong performance year for Honeywell despite a continued slow growth environment. Similar to the past few years, our macroeconomic planning assumptions were appropriately conservative, assuming little help from the global economy. As a result, we were able to stick by our initial sales and earnings outlook all year, achieving both our initial sales and EPS* guidance ranges, and once again delivering on the rigorous expectations we set for ourselves operationally. Honeywell sales grew 4%(1), including a 1% impact from M&A net of divestitures, while expanding margins to new record levels with contributions from each segment across the portfolio. Sustained operational excellence contributed to strong sales conversion and as a result earnings* grew at a multiple of three times sales growth, or 12% year-over-year. We continued to execute on our key strategies for growth including penetration of high growth regions and investments in high ROI capital projects and new products and technologies, while maintaining our cost disciplines and leveraging the Honeywell Operating System and other Honeywell Enablers.

*	Excludes pension mark-to-market adjustment.

PERFORMANCE HIGHLIGHTS (2014 VS. 2013)

•	Earnings Per Share* were up 12% to $5.56.

•	Total Sales were up 4% (3% organic) to a new record of $40.5 billion.(1)

•	Segment Margins increased 70 basis points to a record 17.0%, with segment profit up 8% to a new peak of $6.9 billion.(1)

•	Free Cash Flow (“FCF”)** remained strong at $3.9 billion and FCF conversion was 89%. These positive results are after the impact of 2014 funding for capital expenditures of $1.1 billion, an increase of 16% vs. 2013, to support high return growth projects.

NEW LEVELS OF PEAK PERFORMANCE 2014 VS. 2013

*	EPS, V% exclude pension mark-to-market adjustment.
**	FCF = Cash Flow From Operations Less Capital Expenditures; FCF Conversion is FCF divided by Net Income excluding pension mark-to-market adjustment.

Note: Our Q4 2014 sales, segment profit and segment margin were impacted by the advanced funding of $184 million of commercial aerospace OEM incentives (“OEM Incentive Payments”). Unlike other aerospace companies in our Compensation Peer Group, our accounting policies require that we charge OEM Incentive Payments against sales in the period in which the payment occurs. Where noted in this proxy statement, the 4Q 2014 OEM Incentive Payments are excluded from the 2014 sales, segment profit and segment margin numbers presented in this proxy to better reflect 2014 operating performance. In Q4 2014, we also sold 1.9 million shares of B/E Aerospace which was the final tranche of 6 million shares we obtained when we divested our Consumable Solutions business in 2008. The net effect of the after-tax gain from the Q4 2014 sale of B/E Aerospace shares and the OEM Incentive Payments resulted in no impact on net income or EPS. The 6 million shares of B/E Aerospace were originally valued at $150 million. Over the course of the previous 5 quarters we sold all of the shares generating approximately $500 million in cash proceeds. The gains from these sales were deployed for restructuring and other actions, such as the OEM Incentive Payments, to proactively position us for future growth and profitability.

(1)	Excludes impact of 4Q 2014 OEM Incentive Payments.

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Executive Compensation > 2014 Honeywell Performance

A significant amount of the cash generated was redeployed in our businesses or returned to our shareowners.

•	We made capital expenditures of $1.1 billion (on top of $947 million in 2013), expanding investments in our high ROI businesses to meet customer demand for new orders and the existing backlog. Areas of notable investment include new or expanded manufacturing capacity for our family of low-global warming line of refrigerants, blowing agents, aerosols and solvents, as well as catalysts to serve our Chinese petrochemical customers.

•	We continued our investment in facilities and capabilities to better serve customers and grow revenues. One example is Honeywell Industrial Safety’s new 10,000 square foot industrial safety training facility and customer experience center in Houston, Texas which includes nine simulators for training in hazardous work environments such as wind turbines, oil derricks and chemical facilities.

•	We returned capital to shareowners through a 15% increase in the dividend rate. This was the tenth dividend rate increase of at least 10% in the last eleven years and demonstrates our commitment to grow the dividend rate at a higher rate than EPS.

•	We repurchased 10 million shares, more than offsetting any dilution to shareowners from employee share plans.

Our Focus on Profitable Growth

In December 2013, we provided our investors with guidance for 2014 related to sales, segment margins and EPS.* For each of these financial metrics, we provided a range based on our expectations for both the performance of our businesses and the global economy. We raised the low-end of our guidance range for EPS* and segment margin several times during the year and exceeded the high end of these targets (excluding OEM Incentive Payments), despite modest top-line growth.

Performance against initial guidance

•	We exceeded the high end of our initial guidance range for EPS.*

•	We achieved our Sales and Segment Margin guidance ranges, demonstrating continued strong operational performance. Excluding the OEM Incentive Payments, we exceeded the guidance range on both sales and segment margin.

PERFORMANCE AGAINST INITIAL GUIDANCE

Guidance range represents initial external guidance provided in December 2013.
(1)	Excludes approximate sales of $300 million related to the Friction Materials business which was divested in 2014.
(2)	Excludes impact of 4Q 2014 OEM Incentive Payments.
*EPS, V% exclude pension mark-to-market adjustment.

We delivered consistently strong operational performance with 2014 sales and net income growth and return on invested capital ahead of our Compensation Peer Group median, and EPS* growth ahead of our Multi-Industry Peers. Our double digit net income and EPS* growth in 2014 reflects a continuation of the level of performance consistently achieved over the past 5 years (see charts below).

Exceeded the high end of our initial EPS* guidance range

Exceeded the high end of our initial guidance range for Sales and Segment Margin

(excluding OEM Incentive Payments)

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Executive Compensation > 2014 Honeywell Performance

Double Digit Net Income and EPS Growth in 2014(1)

Strong Relative Sales Growth and Return on Invested Capital (ROIC)

Consistent Double Digit Net Income and EPS(1) Growth over 5-years

Honeywell EPS(1) more reflective of operating performance

(1)	Excludes pension mark-to-market adjustment.

2014 Performance Relative to Peers

Note: Reflects Fiscal Year 2014 Results; HON Net Income and EPS Exclude Pension MTM; Peer Median Reflects Compensation Peer Group Median (AA Excluded From Net Income And EPS Due To Loss In 2013); Multi-Industry Peer Median Includes GE, EMR, MMM, and UTX

*	Excludes impact of 4Q 2014 OEM Incentive Payments.
**	V% excludes pension mark-to-market adjustment.
***	ROIC = Net Income Before Interest / Net Investment (2-Point Average)

Net Income Before Interest = Net Income + After-Tax Interest

Net Investment = Book Value of Equity + Total Debt

The “Multi-Industry Peer Median” comprises results of the four multi-industry companies that are also included in our 14 company Compensation Peer Group. We believe these four companies are the most relevant comparisons for Honeywell with respect to operating performance and investor base (i.e., similar breadth of portfolio, multi-industries, global footprint) and we refer to them as our “Multi-Industry Peers.”

5-Year Net Income and EPS Growth vs. Peers

Since 2011 our net income and earnings per share have outgrown both the Compensation Peer Group median as well as each of our Multi-Industry Peers. The Committee believes our EPS growth is particularly impressive because it was accomplished during a period where many of our peer companies used share repurchase programs to boost their EPS. Hence, for our Multi-Industry Peers, net income growth lagged EPS growth. The strong correlation between net income and EPS growth at Honeywell is important because it means that our EPS growth was achieved based on the strength of our underlying businesses and operational performance, not the decrease in the number of outstanding shares.

Net Income and EPS Growth (5 Years)

Relative to Multi-Industry Peers and Comp Peer Median

Note: Reflects 2009 - 2014 fiscal year data
*	HON Net Income and EPS exclude pension mark-to-market adjustment.
**	Comp Peer Median represents median of the Compensation Peer Group excluding AA, JCI, and TXT due to negative earnings in 2009.

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Executive Compensation > 2014 Honeywell Performance

WE ARE CREATING VALUE FOR OUR SHAREOWNERS

Total Shareowner Return:

We continue to demonstrate long-term outperformance of our peer group and the broader market. The following graph displays our annual and 5-year cumulative TSR performance relative to our Compensation Peer Group Median, Multi-Industry Peer Median and the S&P 500 Index.

5-YEAR CUMULATIVE TSR

(Total Shareowner Return %)

Comp Peer Median or “Comp” Reflects Compensation Peer Group Median; Percentile Rank is HON Relative to All Comp Peer Companies.

Multi-Industry Peer Median or “Multi” includes 4 Companies in Our Compensation Peer Group with the Most Similar Profile to HON.

TSR Measurements as of Market Close on December 31, 2014.

5-Years: 88th Percentile TSR Vs. All Comp Peers

WE ARE BUILDING FOR THE FUTURE

Portfolio Realignment:

We took actions to adjust our portfolio to better leverage our strengths, including the following:

•	Combined our Transportation Systems business segment with our Aerospace business segment to better take advantage of the engineering and technology similarities and the shared business models between these two business segments.

•	Moved our process solutions business (HPS) from our ACS SBG into our PMT SBG to better take advantage of joint technology development and collaboration to solve customer needs between our UOP business unit and HPS. Both units serve customers internationally in petroleum refining, gas processing, and petrochemical production industries.

•	Completed the sale of our Friction Materials business in July 2014 which eliminated a business unit that did not fit with our core differentiated technologies focus and long-term growth plans.

•	We announced the $185 million acquisition of Datamax-O’Neil, a global manufacturer of fixed and mobile printers. This transaction further grows our barcode printing business and follows our 2013 acquisition of Intermec, which essentially doubled our revenue in the highly attractive scanning and mobility segment.

Capital Investment in Manufacturing, R&D and Sales Facilities:

We continue to deploy capital in priority projects that will enable us to increase revenue at a compounded annual growth rate of 4% to 6% through 2018, including:

•	The deployment of approximately $300 million of capital to increase production capacity for HFO-1234yf, a new refrigerant for automobiles with a global-warming potential (GWP) of less than one, including construction of a new high-volume manufacturing plant in Geismar, Louisiana.

Honeywell’s Total Cumulative Shareowner Return (TSR)

1-year 3-year 5-year 10-year

We reduced the number of SBGs from four to three to better align our technologies and customer offerings

We funded investments in new or expanded manufacturing facilities and in technology centers

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Executive Compensation > 2014 Honeywell Performance

High Growth Region Sales increased 5% vs. 2013 HGR sales approximately 23% of total revenue

•	The construction of new manufacturing facilities and expansion of existing facilities in Louisiana, Alabama and China to expand our production capabilities in our high margin catalyst business which is part of UOP.

•	The construction of a new Aerospace R&D facility in Puerto Rico to support app and software development and aeronautics engineering design.

•	The opening of our seventh manufacturing facility in India, a 75,000 sq. ft. facility for Honeywell Automation India Limited (HAIL) that will integrate manufacturing, factory testing, quality control and advanced manufacturing engineering for our ACS SBG.

•	The announcement of a $130 million major expansion of our engineering center in Bangalore, India where we already employ over 5,000 engineers.

Rigorous Focus on Seed Planting to Support Future Growth and Improved Productivity:

We achieved growth in 2014 segment margin and EPS(1) without compromising future growth. We continued our long-term seed planting initiatives in several key areas:

R&D Spending at 4.7% of revenues was targeted at high growth areas such as natural gas processing, low global warming refrigerants and blowing agents, and wireless control devices and technologies.

Sales in High Growth Regions (HGR) increased 5% which brings overall sales in high growth regions to approximately 23% of total revenue. Key seed planting actions taken in 2014 include:

	•	Our technology and engineering offering contributed to numerous methanol-to-olefin (MTO) plants in high growth regions. Our MTO technology cost-effectively converts methanol from coal and natural gas into valuable petrochemicals to meet HGRs’ growing demand for olefins.

	•	We opened several new manufacturing facilities including a new turbocharger plant in Wuhan, China, which will triple our turbo production capacity in China. Honeywell now has 23 plants in China, including 19 in Tier 2+ cities.

	•	Twelve metro lines in China installed our fire detection systems.

	•	Using our HUE and VPD enablers, we launched new products designed to address specific needs of HGR local markets including a new full function commercial air purifier for China which combined technologies from all three of our SBGs.

	•	We procured significant wins in oil and gas in the Middle East, including a project to upgrade and expand Kuwait National Petroleum Corporation’s (KNPC’s) existing refineries and build a mega greenfield refinery.

	•	In Brazil, Alumar/Alcoa announced that they will use Honeywell Process Solutions Experion and Advanced Solutions technologies at their São Luís, Maranhão, Brazil facilities to drive improved productivity and control.

	•	Vietnam’s only private airline selected us to supply, manage and maintain the APU in their A320 fleet.

	•	Secured position as the SATCOM terminal provider to the Mexico Government for the MexSat program satellite system.

•	Repositioning Actions were funded through operations to enable sustainable productivity:

	•	We funded repositioning actions in 2014 of $184 million gross ($146 million net) to better align our businesses for growth and higher asset efficiency which will provide us with meaningful margin and earnings growth opportunities in future periods.

	•	Repositioning projects commenced in prior years are expected to generate incremental pre-tax savings in 2015 of $100 million to $125 million compared to 2014.

(1)	Excludes pension mark-to-market adjustment.

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Executive Compensation > 2014 Honeywell Performance

We established new 2018 long-term targets for revenue and segment margin growth:

In March 2014, we established 2018 long-term target ranges for revenue and segment margin (“2018 Long-Term Targets”) that reflect our commitment to sustained growth and continued value generation for our shareowners. Underpinning our confidence in achieving these ambitious targets are the following:

•	Investments and initiatives in high growth regions (HGRs), particularly China, that we expect will contribute at least 50% of our 4 to 6% CAGR projected organic revenue growth;

•	Our ability to consistently bring to market new products that offer real value and positive experiences to our customers. We apply New Product design principles across our product portfolio based on the Honeywell User Experience (HUE) and the Velocity Product Development (VPD) commercialization process;

•	Through extension and expansion of the Honeywell Operating System (HOS) to “HOS Gold,” we are institutionalizing an end-to-end business operating system that will enable and sustain exceptional growth along with productivity improvements;

•	Opportunities to expand offerings related to the “connected home.” For example, in 2014 we launched the Lyric thermostat, a new smart thermostat and the first in a family of connected home products; and

•	The significant software design capabilities embodied in our almost 22,000 engineers, over 50% of whom are engaged in writing software and 100% are anticipated to receive the highest ratings for process maturity level as determined by standards of the CMMI Institute by year-end 2015.

NEW 2018 LONG-TERM TARGETS

(Announced in March 2014)

Revenue: $46–$51 billion	Segment Margin: 18.5%–20.0%
($51–$59 billion including M&A)
(Dollars in Billions)

(1)	CAGR - Compound Annual Growth Rate	(3)	bps - basis points improvement

(2)	Excludes impact of 4Q 2014 OEM Incentive Payments.

New Long-Term Targets Established

Revenue: $46–$51 billion

Segment Margin:

18.5%–20.0%

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Executive Compensation > Our Compensation Philosophy

OUR COMPENSATION PHILOSOPHY

HOW COMPENSATION IS DETERMINED

Decisions about executive compensation are made by the Management Development and Compensation Committee of the Honeywell Board of Directors (the “Committee”). The Committee believes that a well designed, consistently applied compensation program for senior executives is fundamental to the long-term creation of shareowner value. In carrying out their responsibilities, the Committee considers a number of factors:

•	The competition for top-tier executive talent across our diverse range of businesses spanning aerospace and turbo technologies, automation and control, and chemical and refining industries;

•	The global nature of our businesses and the importance of growth outside of the United States for future success; and

•	The need to retain or attract executives with a proven track record of delivering consistent short-term financial results and driving “seed-planting” initiatives that will create long-term shareowner value and success.

Each year, the Committee reviews each NEO’s four-year compensation history in total and for each element of total annual direct compensation. They also review projected payouts under Honeywell’s retirement and deferred compensation plans, and any prior, non-recurring types of awards or grants such as performance-adjusted RSU awards issued for retention and/or succession planning purposes. This enables the Committee to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention. The Committee considers historical awards and/or grant levels when determining individual annual ICP awards and option grants, as well as the value and vesting dates of unvested equity holdings.

Our executive compensation programs support creation of shareowner value through four key objectives:

Attract and Retain World-Class Leadership Talent with the leadership abilities and experience necessary to develop and execute business strategies, drive superior results, meet diverse challenges and build long-term shareowner value in an enterprise with our scale, breadth, complexity and global footprint;

Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of Company, SBG and functional objectives;

Drive Performance that Creates Shareowner Value by emphasizing variable, at-risk compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests; and

Manage Risk through Oversight and Compensation Design features and practices that balance short-term and long-term incentives, are not overly leveraged and cap maximum payments.

The factors that generally shape the Committee’s overall assessment of compensation include:

•	Overall operational and financial performance — Corporate and SBG;
•	Results of the most recent annual Say on Pay vote;
•	Stock price performance and total shareowner return;
•	Executive’s individual record of performance including success in deploying the Honeywell Enablers;
•	Named Executive Officer compensation history, including experience in the position;
•	Executive’s relative level of responsibility within Honeywell and the impact of his or her position on Honeywell’s performance;
•	Executive’s long-term leadership potential with Honeywell and associated retention risk;
•	The senior executive succession plan;
•	Stock ownership levels;
•	Annual share utilization and shareowner dilution levels resulting from the compensation plans;
•	Trends and best practices in executive compensation;
•	Peer group comparisons, including pay levels and practices for the competitive marketplace and company performance relative to the competitive marketplace;
•	Industry and macroeconomic conditions; and
•	Discussions with shareowners through the Company’s outreach program.

The Committee believes in ensuring a clear alignment between pay and performance as evidenced by the strong correlation between TSR, financial performance and executive compensation. However, the Committee does not believe that factoring of the various items it considers in making its compensation related decisions for each NEO should, or can, be reduced to a linear formula.

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Executive Compensation > Our Compensation Philosophy

The Committee does not define specific internal pay ratios for its senior executives or NEOs. The compensation disparity between the CEO and the other NEOs is primarily due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise.

Final compensation determinations are ultimately made by the Committee (together with the other independent directors in the case of the CEO) after review and evaluation of these considerations and the other items discussed in this Compensation Discussion and Analysis.

MIX OF COMPENSATION ELEMENTS

In setting total compensation, the Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at-risk”) pay elements;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.

Our executive compensation programs emphasize variable pay that aligns compensation with performance and shareowner value. The mix of compensation elements for NEOs is heavily leveraged toward variable, performance-based compensation. The CEO, in particular, has a greater emphasis on variable compensation than all other executives because his actions can have a greater influence on the performance of the Company.

TARGET MIX OF TOTAL ANNUAL DIRECT COMPENSATION FOR THE CEO AND OTHER NEOS FOR 2014

Short-Term: Base Salary and annual target ICP

Long-Term: Stock options at grant date value, Growth Plan at annualized target value

OUR COMPETITIVE MARKET — COMPENSATION PEER GROUP

The Committee believes it is important to understand the relevant market for executive talent to ensure that Honeywell’s executive compensation program supports the attraction and retention of highly-qualified leaders. However, the Committee does not target a specific competitive position relative to the market for executive compensation.

They annually assess market conditions through a review of compensation data compiled by the Committee’s independent compensation consultant regarding a peer group of companies (the “Compensation Peer Group”) with whom Honeywell competes for talent and which have one or more of the following attributes:

•	Business operations in the industries and markets in which Honeywell participates;

•	Similar revenue and market capitalization;

•	Similar breadth of portfolio and complexity;

•	Global scope of operations and/or diversified product lines; and

•	Demonstrated competitor for executive talent.

The Committee regularly reviews the appropriateness of the Compensation Peer Group and the purposes for which it is used. The Committee did not make any changes to the Compensation Peer Group in 2014.

COMPENSATION PEER GROUP

Alcoa	General Dynamics	Raytheon
Boeing	General Electric*	Textron
Dow Chemical	Johnson Controls	3M*
E.I. DuPont de Nemours	Lockheed Martin	United Technologies*
Emerson Electric*	Northrop Grumman

* Multi-Industry Peer

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Executive Compensation > Our Compensation Philosophy

COMPARISON WITH COMPENSATION PEER GROUP

Revenue: reflects fiscal year 2014 results as reported.

TSR percentages reflect cumulative growth over the period. All periods end December 31, 2014.

For each Company in the Compensation Peer Group, the Committee reviews data including base salary, actual annual cash incentive awards, total annual cash compensation, long-term incentive compensation and total annual direct compensation of the NEOs. The Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices. This also serves as a broader reference point for specific business units where the breadth and relevance of Compensation Peer Group data may not be as comprehensive as desired. Neither the Committee nor the Company has any input into the scope of, or the companies included in, these general industry surveys.

SUCCESSION PLANNING

The Committee recognizes that retention of highly-qualified leadership talent is critical to the Company’s continued performance and to successful succession planning. The Committee annually considers, and reviews with the full Board, succession candidates for the CEO and other senior leadership positions under both near-term and long-term planning scenarios, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. As part of this process, the Committee considers the potential retention risk regarding incumbent senior executives and the identified succession candidates, the competitive landscape for executive talent, the specific succession planning time horizon for each senior executive position, and the extent of disruption likely to be caused by unplanned attrition. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Due to the sustained improvement in key performance metrics, strong long-term relative TSR outperformance and the breadth of our business operations, Honeywell’s senior executives are recognized as industry leaders with backgrounds, depth of experience and management skill sets that are highly attractive to competitors. The Committee believes that these executives have visibility as high-performing leaders and may be presented with other career opportunities given the global scope and complexity of the Company and each of its business segments.

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Executive Compensation > Our Compensation Philosophy

Where the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce the succession plan and to guard against competitive activity. These retention actions are designed to:

•	Motivate the executive to forego outside career opportunities;

•	Generate value for the recipient only if he or she remains employed by the Company for the period of time deemed optimal for succession planning purposes;

•	Ensure a smooth transition of senior executives in key leadership positions; and

•	Strengthen restrictive covenants (e.g., non-competition, non-solicitation) and/or provide for transition periods that will guard against competitive harm to the Company at the time of the executive’s departure from Honeywell.

The Committee considers succession-related actions within the context of the Company’s long-standing commitment to aligning pay and performance.

2014 SUCCESSION-RELATED ACTIONS

2014 was a year in which our consistent, thoughtful approach to succession planning paid dividends. In April 2014, we promoted two SBG presidents to the newly created roles of Vice Chairman and seamlessly transitioned into their former roles two successful executives with proven track records at Honeywell. We also completed the transition from our retiring CFO, David J. Anderson, to our new CFO, Thomas A. Szlosek.

In connection with these succession-related actions and to strengthen retention through critical succession planning periods, in July 2014, the Committee considered awards of performance-adjusted RSUs, which are adjusted based on TSR performance relative to the Compensation Peer Group, measured through both June 30, 2015 and December 31, 2016. Based on consideration of the promotions for Messrs. Szlosek, Fradin, and Kramvis, as well as the expanded responsibilities of Mr. Mahoney associated with Transportation Systems, the Committee approved performance-adjusted RSUs for these four NEOs with vesting periods tied to specific succession planning goals (see page 49 for details).

Also in 2014, the Committee entered into the succession-related letter agreements described below, each of which provides enhanced equity vesting of previously granted awards upon retirement from the Company provided that certain conditions are met, including continued employment and non-compete and restrictive covenants.

New Vice Chairman Roles

Effective April 7, 2014, Messrs. Fradin and Kramvis were promoted to newly-created leadership positions as Vice Chairman, Honeywell International Inc. (“Vice Chairman”) to drive advancement of specific Company initiatives. Neither Mr. Fradin nor Mr. Kramvis will serve as members of the Company’s Board.

In his new role as Vice Chairman, Mr. Fradin is primarily responsible for advancing the Company’s merger and acquisition strategy. Mr. Fradin is also responsible for driving the advancement of specific business strategies, with a particular focus on high growth regions and improving internal functional operations, including IT strategy.

In his new role as Vice Chairman, Mr. Kramvis is primarily responsible for advising on business strategy, growth and improvement of results in underperforming business units. Mr. Kramvis is also responsible for the deployment of the Honeywell Operating System Gold standard, or “HOS Gold,” throughout the Company, advancing the Company’s software initiative, and increasing our outreach to investors outside the United States.

In connection with these succession actions, the Committee approved letter agreements with Messrs. Fradin and Kramvis. Subject to each executive’s continued employment until February 15, 2017 (the “Retention Date”) and satisfactory performance in their Vice Chairman roles, upon retirement from the Company:

•	Any previously granted stock options or restricted stock units that are outstanding shall continue to vest as scheduled (other than those that have been granted within twelve (12) months of retirement, except as may otherwise be determined by the Committee);

•	Vested stock options will remain exercisable for their remaining original term; and

•	Any unpaid tranche of GPUs for a Growth Plan performance cycle that has been previously completed shall continue to be paid when due, based on actual performance achieved.

Eligibility for the above is further conditioned on, among other things, the executive remaining in compliance with certain non-competition and other restrictive covenants which preclude the executive from competing with the Company for two years after separation from service. Paid amounts are subject to clawback provisions.

CFO Succession and Former CFO Transition Actions

Effective April 7, 2014, the Board nominated Thomas A. Szlosek to succeed David J. Anderson as Senior Vice President, Chief Financial Officer of the Company. Mr. Szlosek began his career at Honeywell in 2004, where he served as Vice President and Controller of the Company. In 2007, he became the Vice President and Chief Financial Officer of ACS. Since April 2013, Mr. Szlosek

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Executive Compensation > Our Compensation Philosophy

served as the Vice President, Corporate Finance, reporting to Mr. Anderson with responsibility for Treasury, Tax, Investor Relations, Audit, Business Analysis and Planning, and Finance Operations.

In connection with this succession action, Mr. Anderson entered into a letter agreement in which he agreed to continue to serve in transitional capacities as an employee of the Company through May 31, 2014 (the “Separation Date”) and as a consultant to the Company through May 31, 2016 (the “Expiration Date”). Mr. Anderson was not granted any long-term incentive awards in 2014 in anticipation of this transition.

As consideration for providing transitional and consulting services, the Committee agreed to the following, subject in all cases to Mr. Anderson’s compliance with the terms of expanded non-competition provisions and other restrictive covenants set forth in a Transition Agreement between Mr. Anderson and the Company:

•	Outstanding stock options that were unvested as of the Separation Date will continue to vest as scheduled and will expire three years after their vesting date in accordance with plan rules, subject to extension at the discretion of the Company’s CEO;

•	The second tranche of Mr. Anderson’s Growth Plan award earned for the completed 2012-2013 performance cycle will be paid as scheduled in March 2015; and

•	Restricted stock units previously granted to Mr. Anderson will continue to vest as originally scheduled.

Mr. Anderson also agreed to be treated as if still employed by the Company through the Expiration Date for purposes of his non-competition restrictions (one year post-termination), so that the post-termination restriction period will remain in place until May 31, 2017.

The Committee felt the terms of this agreement were appropriate given the ongoing commitment, the value of the associated restrictive covenants, and Mr. Anderson’s contribution to the long-term success of the Company.

CEO RETENTION ACTIONS

In the context of the senior leadership changes discussed above, the Committee and the independent members of the Board recognized the CEO’s demonstrated leadership qualities in the development of his senior executive team to support the Company’s succession planning goals. The Board also reviewed the CEO’s ongoing contributions to the Company’s success (see pages 51-52), potential retention risk, the extent of disruption likely to be caused by unplanned attrition and the Company’s identified succession candidates. In December 2014, the Committee recommended, and the independent members of the Board approved: (a) a special retention award of performance stock options; and (b) an extension of the CEO’s letter agreement, the material terms of which were designed to support retention.

Performance Stock Options (“PSOs”)

PSOs granted to Mr. Cote cliff vest as of December 31, 2017, with any earned award based on Honeywell’s TSR performance relative to the Compensation Peer Group through December 31, 2017 (see page 50 for details).

Extension of Letter Agreement

Contingent on Mr. Cote remaining employed with Honeywell through at least December 31, 2017 (except in cases of death, disability or involuntary termination without cause) and other conditions noted below, upon his future retirement on or after December 31, 2017, he will be entitled to:

•	Full vesting and full term to exercise stock options granted after April 1, 2015 and before January 1, 2018, except that the portion of any stock option award still subject to performance conditions at the time of his retirement shall remain subject to such conditions, and provided that the terms of stock options granted in the six months preceding his retirement date shall remain subject to Committee and Board determination;

•	Retain any unpaid tranche for a Growth Plan performance cycle that was previously completed based on actual performance achieved, to be paid at the same time such awards are paid for other officers of the Company; and

•	Remain eligible to receive a prorated ICP for any performance cycle in progress at the time of his retirement, to be paid at the same time such awards are paid to other officers of the Company.

Such benefits are also conditioned upon Mr. Cote (a) providing a defined transition period prior to his retirement; and (b) not accepting a position outside of Honeywell prior to December 31, 2017. These benefits are also conditioned on Mr. Cote’s adherence to the terms of any non-competition, non-solicitation, confidentiality or intellectual property covenants with the Company, with the Company having certain clawback rights in the event of a breach by Mr. Cote of these restrictive covenants.

The Committee and the Board believe that these actions are the best means for achieving the Company’s retention and succession planning objectives over a timeframe when the CEO remains attractive to competitors. In addition, these actions are consistent with the design of the Company’s executive compensation program and the Committee’s and the Board’s prior succession planning-related actions.

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Executive Compensation > Compensation Programs

COMPENSATION PROGRAM DESCRIPTION

ELEMENTS OF TOTAL ANNUAL DIRECT COMPENSATION

In this section, we describe the three elements of our compensation programs that make up “total annual direct compensation” or “Total ADC” for the NEOs. These three elements, as well as their type and purpose, are summarized in this table:

Compensation Element	Type of Compensation	Key Objectives
Base Salary	Fixed Annual Cash	Attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Short-Term Incentive Awards
• Annual Incentive Compensation Plan (ICP)	Variable Annual Cash	Motivate and reward executives for achieving annual corporate, SBG and functional goals in key areas of financial and operational performance.

Long-Term Incentive (LTI) Awards
• Growth Plan Units	Variable, Performance Cash	The Growth Plan drives the achievement of specific, quantified two-year financial performance goals directly aligned with our operating and strategic plans.
• Stock Options	Equity	Stock options only have realizable value for executives if the operating performance results in stock price appreciation.

Other elements of compensation not considered on an annual basis (i.e., performance adjusted RSUs and performance stock options) are not part of Total ADC and are described later in this section.

Target Weighting of Total Annual Direct Compensation Elements

For 2014, the target weighting of each of the elements of total annual direct compensation for the CEO and other NEOs was as follows:

TARGET WEIGHTING OF TOTAL ANNUAL DIRECT COMPENSATION ELEMENTS

(1)	Reflects target percentage of regular annual stock option grant. Excludes performance stock option award granted in December 2014 for retention purposes.

The percentages above are based on target Total ADC. The 2014 portion of the 2014-2015 Growth Plan award is included assuming that the Company achieves the target financial metrics over the course of the 2014-2015 measurement period.

Base Salary

Base salaries are determined based on scope of responsibility and years of experience. In 2014, base salary was 9% of the CEO’s total annual direct compensation and approximately 17% of total annual direct compensation for the other NEOs.

Annual Incentive Compensation Plan (“ICP”)

Each NEO has an annual ICP target opportunity expressed as a percentage of base salary. The aggregate annual ICP payout for all senior executive employees, including the NEOs, is limited to 2% of the Company’s consolidated earnings (“Funding Cap”). As defined in the plan rules, consolidated earnings excludes unusual or infrequently occurring events or transactions, the effects of extraordinary items, gain or loss on the disposal of a business segment, the effects of changes in accounting principles and the effects of any annual pension mark-to-market adjustment that recognizes net actuarial gains and losses outside the corridor (calculated as 10% of the greater of plan assets or projected benefit obligation).

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Executive Compensation > Compensation Programs

Process for Determining Annual ICP Award:

STEP 1 Set ICP Goals	At the beginning of each year, the Committee sets specific annual corporate financial objectives (“Pre-Established ICP Goals”) consistent with our annual operating plan and external guidance that reflects then-current assumptions regarding macro-economic and key end-market conditions.

STEP 2 Determine Funding Cap	At the end of the year, the Committee first reviews our consolidated earnings performance for the year, and determines funding caps as defined in the Incentive Compensation Plan approved by shareowners.

STEP 3 Determine Overall ICP Pool Funding	Next, the Committee determines and approves ICP pool funding at a level below the aggregate plan Funding Cap, based on achievement of the annual Pre-Established ICP Goals, as well as an evaluation of other key performance measures and relevant factors necessary to ensure that the results against the Pre-Established ICP Goals are viewed in the proper context (“Supplemental Criteria”).

STEP 4 Determine and Approve Individual ICP Awards	Finally, the Committee determines individual awards for each NEO based on an assessment of their individual performance and behaviors, their application of the Honeywell Enablers, the performance of their respective business units and other relevant factors. The Committee also reviews and approves ICP awards for other participating executives, as proposed by the CEO. Awards to the NEOs are limited by individual funding caps, as defined by the plan, and the aggregate value of awards for the NEOs and other executives may not exceed the overall approved ICP pool funding amount.

Our ICP Financial Performance Measures And Supplemental Criteria

The Pre-Established ICP Goals are based on the following metrics:

Earnings Per Share (“EPS”)(1)	Measures delivery of shareowner value at the Corporate level
Free Cash Flow (“FCF”)(2)	Measures our ability to generate cash from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases
Working Capital Turns (“WCT”)(3)	Measures efficiency and effectiveness of our business operations
(1)	Excludes pension mark-to-market adjustment.

(2)	For ICP purposes only, we define free cash flow as cash flow from operations less capital expenditures prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments. Beginning in April 2014 (after ICP goals were established), to provide more clarity to investors, we changed the definition of free cash flow to simply ‘operating cash flow less capital expenditures.’ For 2014, the impact of the exclusions was not material ($71M). Beginning in 2015, we will use the standard definition of free cash flow for determining ICP.

(3)	Defined as sales divided by working capital, which is trade accounts receivable plus inventory less accounts payable and customer advances.

The Committee believes that over-reliance on a narrow set of fixed financial metrics for determination of annual ICP awards is not in the best interest of shareowners, as it may result in short-term trade-off decisions not focused on driving future growth. Therefore, in addition to the pre-established financial metrics, the Committee also uses Supplemental Criteria to further ensure alignment of actual ICP awards to our short- and long-term success. (See chart below for examples of Supplemental Criteria.)

While emphasis is placed on the achievement of the EPS target, the Committee does not assign specific weights to the Pre-Established ICP Goals or Supplemental Criteria but looks at annual performance (absolute and relative) across all relevant metrics within the context of the overall strength or weakness of the economic environment and the Company’s end markets.

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Executive Compensation > Compensation Programs

Here we summarize the factors that determine each individual NEO’s ICP award.

DETERMINING ACTUAL ANNUAL ICP AWARDS

Long-Term Incentive Compensation (“LTI”)

All long-term incentive awards to officers are approved by the Committee (and by all of the independent directors in the case of the CEO). Target annual LTI awards are comprised of a mix of annual stock option grants and performance-contingent, cash-based Growth Plan Units, with Growth Plan Units issued only in the first year of each two-year performance cycle (i.e., March of 2014 for the 2014-2015 Growth Plan).

In addition to the annual consideration of LTI awards, the Committee periodically considers discretionary performance-adjusted RSU awards when deemed necessary for retention and succession planning purposes.

Stock Options

Annual stock option awards are long-term incentives intended to motivate and reward executives for making strategic decisions and taking actions that drive year-over-year improvements in company performance that translate into future increases in stock price. Stock options are directly aligned with the interests of our shareowners because executives only realize value if the stock price appreciates. This alignment is further strengthened by our Stock Ownership Guidelines that require executives to hold net gain shares from option exercises for at least one year after exercise. The one-year holding period increases the likelihood that any stock price appreciation will be sustainable because the executive must wait one year after exercise to realize value.

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Executive Compensation > Compensation Programs

Stock Options: Why Our Committee Believes They Are A Highly Effective Long-Term Vehicle For Aligning Pay and Performance	•	Stock options are strongly aligned with shareowners’ interests since they do not have value unless the stock performs.
	•	The Committee believes that the use of stock options has focused management on shareowner value.
	•	As shown on page 60, our executives own a large amount of Honeywell shares, and the Committee believes that this employee-ownership, fostered by the extensive use of stock options, has contributed to Honeywell’s track record of solid stock price performance.
	•	Officers are strongly encouraged to hold options for 7 to 8 years of the 10-year term. Mr. Cote himself usually exercises his options within one year of expiration and never before 2 years prior to expiration.

Annual stock option grants are made in February of each year during an open trading window period following the release of financial results for the preceding fiscal year. For the NEOs, Stock Options represent approximately two-thirds of their target total annual LTI opportunity.

Stock options are granted with an exercise price which is set equal to the fair market value of our Common Stock on the grant date. Annual stock options granted to NEOs vest in equal 25% increments over a four-year period. The Committee considers both the estimated grant date fair value of stock options and the number of stock options in determining award size, as well as vested and unvested equity held by the NEOs.

Growth Plan Units (“GPUs”)

The Growth Plan provides performance-contingent, cash-based, longer-term incentive awards to focus executives on achievement of objective, two-year financial metrics that are aligned with the relevant Long-Term Targets then in effect (i.e., our 2018 Long-Term Targets). The Growth Plan adds balance to our executive compensation program and is intended to complement stock options, which reward stock price appreciation. For the NEOs, the Growth Plan represents approximately one-third of their target total annual LTI opportunity.

Here is more detail on how the Growth Plan works:

•	Performance targets for each metric (described below) are set by the Committee at the beginning of the two-year performance cycle. Performance cycles do not overlap, so this happens every other year.

•	GPUs are awarded to each NEO in February of the first year of a two-year performance cycle.

•	At the end of the two-year performance cycle, Growth Plan payouts are determined on a purely formulaic basis. Each GPU has a target value of $100 ($50 when annualized), with performance metrics weighted equally in determining final payout. For each performance metric, a minimum level of achievement (i.e., threshold) must be met before the plan will fund an award for that goal.

•	Plan payouts are capped at 200% of target to the extent plan maximums are met or exceeded.

•	For SBG executives, 50% of their potential payout for the 2014-2015 performance cycle will be based on achievement of total Company metrics, and the remaining 50% will be based on achievement of corresponding SBG objectives for their respective SBG. For Corporate executives, including the CEO, payouts will be based solely on the achievement of total Company-level metrics.

The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our objectives. Non-overlapping cycles avoid the potential confusion associated with different targets on the same metric in the same year. In order to promote retention, 50% of an earned award is paid in the first quarter of the year following the completion of a performance cycle and the remaining 50% is paid a year later (3.2 years after the commencement of the performance cycle).

GROWTH PLAN PERFORMANCE & PAYOUT CYCLE

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Executive Compensation > Compensation Programs

The 2014-2015 Growth Plan metrics are described below. Each of the three metrics is equally weighted.

Total Revenue (1/3 weight)	•	Revenue goal (two-year total) was set above the Company’s annual operating plan for 2014 and strategic plan targets for 2015.
	•	Directly aligned with our 2018 Long-Term Targets.
	•	Reflects aggressive growth rates for the SBGs based on projections of growth in our end markets.

	•	Excludes the impact of acquisitions and divestitures.

ROI Expansion (1/3 weight)	•	ROI goal was set based on the two-year revenue targets and the projected income using 2014 annual operating plan and historical rates of incremental sales conversion of income for 2015.
	•	Net investment values were projected taking into account anticipated working capital improvements over the two-year period.

Segment Margin Expansion (1/3 weight)	•	Focuses executives on driving continued operational improvements directly aligned with our 2018 Long-Term Targets.
	•	Segment margin expansion goal was set to achieve the mid-point of the range of our 2018 segment margin expansion target.

In addition to the foregoing three financial metrics, no awards will be funded if we do not achieve 1.25% compound annual growth in EPS(1) for the 2014-2015 period.

(1) Excludes pension mark-to-market adjustment.

DESCRIPTION OF NON-ANNUAL EQUITY AWARDS ISSUED FOR RETENTION AND SUCCESSION PLANNING PURPOSES

Performance-Stock Options (“PSOs”)

Performance stock options represent a right to receive a certain number of options to purchase Company stock based on the company’s TSR performance relative to its Compensation Peer Group over a defined period of time.

For the first time in 2014, the Committee issued PSOs to the CEO for retention purposes (see page 50). These PSOs are not considered a component of the CEO’s target total annual direct compensation, as they are not granted on an annual basis and are being issued, in this case, as a one-off retention award.

Performance-Adjusted Restricted Stock Units (“RSUs”)

Performance-adjusted RSUs represent a right to receive Company stock only if certain conditions are met (e.g., the attainment of pre-established performance conditions and/or continued employment through a specific date). The Committee awards RSUs from time-to-time on a discretionary basis. They are not considered a component of a NEO’s target total annual direct compensation, as they are not granted on an annual basis and there is no target award level.

In 2014, Performance-Adjusted RSUs were granted to NEOs (excluding Messrs. Cote and Anderson) in connection with the succession and retention actions taken in the second quarter (see page 49).

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 45

Executive Compensation > 2014 Compensation Decisions

2014 COMPENSATION DECISIONS

Compensation decisions made for 2014 reflect our longstanding commitment of aligning pay with performance, and also support our thorough and rigorous succession planning process.

The Committee also continued to place greater emphasis on long-term incentives, especially stock options, to focus our executives on executing strategies aimed at creating sustained long-term value for shareowners.

ANNUAL DIRECT COMPENSATION

Base Salary

Base salary increases to the NEOs in 2014 ranged from 0% to 9%. The 5% increase for the CEO was his first base salary increase in six years. Mr. Kramvis also received a promotional increase in base salary of 21% in April 2014 in connection with his promotion to Vice Chairman.

2014 ICP — Discussion, Analysis and Awards

The following section describes the analysis and decisions regarding 2014 ICP awards.

2014 Pre-Established ICP Goals: Robust Targets and Results

Annual ICP targets are set to drive meaningful, sustainable improvement in key metrics on a year-over-year basis. To fully assess results vs. target, the Committee considers both the absolute results and the strength of the performance compared with prior year results.

The EPS Target and EPS Actual results below exclude the impact of any pension mark-to-market adjustment which is consistent with the presentation of EPS to our investors. The free cash flow (FCF) target and FCF actual results are shown prior to any cash pension contributions, NARCO Trust establishment payments, and cash taxes relating to the sale of available for sale investments.

In April 2014 (after ICP goals were established), the definition of free cash flow used in presentations to investors was changed to ‘operating cash flow less capital expenditures’, thus removing some previous exclusions. Beginning in 2015, we will use this definition of free cash flow for ICP. For 2014 ICP, the impact of the exclusions was not material to the measurement of performance ($71M).

2014 PERFORMANCE VS. ICP TARGETS

	2013 Actual	2014 Target	2014 Actual	Metrics shown are at the total Honeywell level. Each SBG also has corresponding objectives, with net income being used in lieu of EPS. Unusual, infrequently occurring items, extraordinary items, the effect of changes in accounting methods and any pension mark-to-market adjustment are excluded in determining achievement of Corporate and SBG objectives.
EPS(1)	$4.97	$5.35 - $5.55	$5.56
Free Cash Flow(2)	$3.8 billion	$3.9 billion	$4.0 billion
Working Capital Turns	7.0 turns	7.2 turns	7.0 turns

EPS(1): The 2014 Target range represented an 8% to 12% increase over 2013 EPS of $4.97. 2014 Actual of $5.56, reflecting a 12% increase over 2013, representing record Company performance and achievement above the top of the Target range.

Free Cash Flow(2): 2014 Actual exceeded 2014 Target by approximately $100 million, representing continued strong quality of earnings.

Working Capital Turns: 2014 Actual was 0.2 turns short of 2014 Target and flat to 2013 Actual performance.

(1)	EPS, V% exclude pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) and free cash flow conversion prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

Supplemental Criteria

In addition to the Company’s performance versus the three financial metrics described above, the Committee also considered the following Supplemental Criteria in determining 2014 ICP awards (segment profit, segment margin and margin expansion exclude the impact of the 4Q 2014 OEM Incentive Payments):

•	8% segment profit improvement versus 2013;

•	Segment margin expansion of 70 basis points to a record 17.0%, which exceeded the top end of our target range;

•	3% organic sales growth despite a continued slow growth economic environment, driven by new product introductions, geographic expansion and commercial excellence; and

•	The performance of the SBGs relative to each other and prior year.

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Executive Compensation > 2014 Compensation Decisions

Individual ICP Awards

Based on 2014 business results against the Pre-Established ICP Goals and the Supplemental Criteria discussed above, as well as an assessment of individual performance, the Committee (and the independent members of the Board in the case of the CEO), in the first quarter of 2015, awarded annual ICP payouts to the CEO and other NEOs in the following amounts:

Mr. Cote	$5,500,000	(A)
Mr. Szlosek	$700,000
Mr. Fradin	$1,200,000
Mr. Mahoney	$800,000
Mr. Kramvis	$950,000
Mr. Anderson (prorated to retirement date)	$510,000

In determining ICP awards for Mr. Cote and the other NEO’s, individual performance and other factors considered by the Committee (and Board for Mr. Cote) are summarized later in this Compensation Discussion and Analysis (See “Named Executive Officers — 2014 Performance & Total Annual Direct Compensation Tables” beginning on page 51).

(A)	The Committee determined that only $5.0 million of Mr. Cote’s 2014 ICP Award should be used for calculating Mr. Cote’s pension benefit under his contractual pension formula.

2014 LTI Awards — Discussion, Analysis and Awards

In light of our performance and in an effort to reinforce our goals of motivation and retention, the NEOs participated in the following LTI awards in 2014: Stock Options, GPUs, Performance-Adjusted RSU, Performance Stock Options (“PSOs”)(CEO only).

Stock Options: Annual Stock Option grants to the NEOs in 2014 represented the most significant component of each officer’s target total annual LTI opportunity (approximately two-thirds). Annual Stock Option grant sizes in 2014 (i.e., the number of options granted in February 2014) were 13% to 20% lower than 2013, reflecting an increase in value driven primarily by the increase in stock price. In determining annual Stock Option awards, the Committee considered the aggregate amount of vested and unvested equity held by each NEO, as well as the annualized target value of the 2014 portion of the 2014-2015 Growth Plan award, viewed in the context of market compensation data. All annual Stock Options vest ratably over four years.

2014 annual Stock Option awards to the NEOs have an exercise price of $93.97 and had a Black-Scholes value of $16.36 as of the grant date.

CEO: In reviewing the LTI component of the CEO’s Total ADC in February of each year, the Committee considers the Company’s operational performance and relative total shareowner returns as of the end of the prior fiscal year, the value of similar incentive awards to chief executive officers at Compensation Peer Group companies, and awards previously made to Mr. Cote. In 2014, the Committee also considered the Company’s sustained growth and consistent improvement over the course of Mr. Cote’s tenure, the amount of vested and unvested equity he holds, the grant date fair value of any proposed award compared to prior years and the annualized target value of the 2014 portion of the 2014-2015 Growth Plan award. Based on these considerations, in February 2014, the Committee granted Mr. Cote 600,000 annual stock options (grant date value of $9,816,000*), subject to vesting requirements, in recognition of his anticipated leadership in driving sustained financial and operational performance.

Other NEOs: For each of the other NEOs, the Committee considers the executive officer’s performance in the prior fiscal year, his impact on overall Company performance and his potential to contribute to the future performance of the Company. In addition, the Committee considers the amount of vested and unvested equity each executive holds, the grant date fair value of any proposed award compared to prior years, the annualized target value of the 2014 portion of the 2014-2015 Growth Plan award, and the value of similar incentive awards to comparable named executive officers at Compensation Peer Group companies.

Based on these considerations, in February 2014, the Committee granted annual stock options to each of the other NEOs as follows:

	# Options	Grant Date Value*
Mr. Szlosek	100,000	$1,636,000
Mr. Fradin	180,000	$2,944,800
Mr. Mahoney	175,000	$2,863,000
Mr. Kramvis	130,000	$2,126,800
Mr. Anderson (retired)	0	$0

* Determined based on a Black-Scholes value of $16.36 per option. Options only have realizable value after vesting if the Honeywell stock price increases.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 47

Executive Compensation > 2014 Compensation Decisions

Growth Plan Units or “GPU’s”

At target, Growth Plan awards represent approximately one-third of an officer’s target total annual LTI opportunity. In order to promote retention, awards earned under the 2014-2015 Growth Plan are paid in two installments, 50% in the first quarter of 2016 and 50% in the first quarter of 2017. Growth Plan Goals for Revenue and Segment Margin Expansion are aligned with the 2018 Long-Term Targets discussed on page 49.

The following table presents the performance goals for the 2014-2015 Growth Plan cycle:

2014 - 2015 GROWTH PLAN PERFORMANCE GOALS (TOTAL COMPANY)

Total Growth Plan Payout will be determined at the end of the 2-year performance cycle in 2015.

(1)	Total Revenue is cumulative 2-year total revenue for 2014 and 2015, excluding the impact of acquisitions and divestitures. 2013 Actual represents single year total.
(2)	ROI is defined as the ratio of net income before interest expense to cash employed in the Company’s businesses. ROI is a measure of the Company’s ability to convert investments such as inventory, property, plant and equipment into profits. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle and pension income/expense. The Growth Plan ROI Expansion goal measures the change in 2015 total company ROI from the base year of 2013.
(3)	Segment Margin Expansion represents the change in 2015 total company segment margins from the base year of 2013. The segment margin calculation excludes the impact of acquisitions and divestitures during the performance cycle.

The number of GPUs granted to each NEO in February 2014 along with the annualized target value of the Growth Plan award is as follows:

	GPUs	Annualized	* Represents target value of Growth Plan award for 2-year cycle annualized (i.e., divided by 2) to recognize non-overlapping cycles consistent with how the Committee plans target compensation.
	Awarded	Target Value*
Mr. Cote	95,000	$4,750,000
Mr. Szlosek	20,000	$1,000,000
Mr. Fradin	27,500	$1,375,000
Mr. Mahoney	25,000	$1,250,000
Mr. Kramvis	20,000	$1,000,000
Mr. Anderson (retired)	-0-	$ 0

Note on Annualized Award Values vs. amounts reflected on the Summary Compensation Table for 2014: SEC reporting rules require that the full amount of the Growth Plan payout earned over the performance cycle be reflected in the Summary Compensation Table as Non-Equity Incentive Compensation in the second year of the performance cycle (i.e., 2015 for the 2014-2015 performance cycle), regardless of the length of the related performance or payout cycles. This is inconsistent with the Committee’s

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Executive Compensation > 2014 Compensation Decisions

view when planning NEO compensation and setting the Growth Plan targets, which considers the Growth Plan as being earned 50% in the first year of the performance cycle and 50% in the second year of the cycle.

The amounts above and the supplemental tables in the “NEOs—2014 Performance & Total Annual Direct Compensation Tables” section beginning on page 51 reflect the Committee’s view of the annualized value of the 2014-2015 Growth Plan payout.

The following chart shows the alignment of 2014-2015 Growth Plan Targets for sales and segment margin expansion with the Company’s 2018 Long-Term Targets:

Total Honeywell 2014-2015 Growth Plan Performance Targets
(3-Metrics, Equally Weighted — M&A Excluded)

1.	Total Sales (for 2-years): $82.74 billion	•	3.9% CAGR
2.	2015 Segment Margin: 17.3%	•	100 bps improvement vs. 2013
3.	2015 ROI: 22.8%	•	120 bps improvement vs. 2013

NEW 2018 LONG-TERM TARGETS (Announced in March 2014)

Revenue: $46–$51 billion		Segment Margin: 18.5%–20.0%
($51–$59 billion including M&A)
(Dollars in Billions)

(1)	CAGR - Compound Annual Growth Rate
(2)	Excludes impact of 4Q 2014 OEM Incentive Payments.	(3)	bps - basis points improvement

•	3.9% compound annual growth rate in Total Sales under the 2014-2015 Growth Plan is aligned with the 4% to 6% organic growth range in the 2018 Long-Term Targets.

•	Segment margin improvement target of 100 basis points over the two-years duration of the 2014-2015 Growth Plan is aligned with the 45-75 bps per year range (i.e., 90-150 bps over 2-years) in the 2018 Long-Term Targets.

Non-Annual Equity Awards Issued for Retention and Succession Planning Purposes

Performance-Adjusted Restricted Stock Unit Awards

In 2014, the Committee awarded performance-adjusted RSU’s to Messrs. Szlosek, Fradin, Mahoney and Kramvis, with vesting periods designed to reinforce each individual’s retention and ensure a smooth transition of senior executives in key leadership positions. The target number of RSUs is subject to a performance adjustment of 30% upward or downward based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year (ending June 30, 2015) and 30-month period (ending December 31, 2016).

Performance-adjusted RSUs awarded to NEOs in 2014 were as follows:

	# RSUs	Grant Date Value	Vesting Period (Years)
Mr. Szlosek	25,000	$2,494,750	3-5-7 (1/3, 1/3, 1/3)
Mr. Fradin	26,000	$2,594,540	3 (cliff vest)
Mr. Mahoney	30,000	$2,993,700	3-5-7 (1/3, 1/3, 1/3)
Mr. Kramvis	26,000	$2,594,540	3 (cliff vest)

Valued at $99.79 per share as of the grant date.

The issuance of these performance-adjusted RSUs will have no impact on the regular components of ADC.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 49

Executive Compensation > 2014 Compensation Decisions

Performance Stock Options Issued To CEO For Retention Purposes

In connection with a retention agreement entered into with Mr. Cote in 2014 (see page 40), the Committee awarded PSOs to Mr. Cote as described below:

•	Grant date target value of $5 million;

•	Cliff vesting on December 31, 2017 contingent on performance;

•	Target number of options of 268,673 exercisable into Honeywell common stock was determined by dividing the $5 million total target value by the per option fair market value determined as of the grant date ($18.61 per option);

•	Exercise price for vested options of $98.04, determined as of the grant date;

•	Number of options that actually vest can range from 0% to 150% of Target and is based on Honeywell’s relative TSR percentile ranking measured against the Compensation Peer Group for the 3-year period of January 1, 2015 - December 31, 2017, determined based on the following table:

PSO Vesting Table
TSR Rank	# of Options Earned as % of Target
Below 35	0%
35	0%	Threshold
40	20%
45	40%
50	60%
55	80%
60	100%	Target
65	110%
70	120%
80	140%
85	150%	Maximum
Above 85	150%

For TSR Ranks between 35% and 60%, number of PSOs to vest shall be interpolated by 4% for each percentage change in rank. For TSR Ranks between 60% and 85%, number of PSOs to vest shall be interpolated by 2% for each percentage change in rank.

• Any Vested PSOs must be exercised by December 10, 2024 (i.e.,10 years from the grant date).

The issuance of these PSOs will have no impact on the regular components of Mr. Cote’s annual direct compensation.

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Executive Compensation > Named Executive Officers

NAMED EXECUTIVE OFFICERS

2014 PERFORMANCE & TOTAL ANNUAL DIRECT COMPENSATION TABLES

Here we review the compensation actions for each NEO (excluding Mr. Anderson due to his retirement), reflecting how the Committee viewed their 2014 performance. Included is a table summarizing the Committee’s 2014 Total Annual Direct Compensation (“Total ADC”) actions for each NEO.

The tables in this section differ from, and are not a substitute for, the Summary Compensation Table, which presents similar information in the format required by the SEC.

In deciding upon the direct compensation of the NEOs, the Committee gave consideration to Honeywell’s solid operational performance in 2013 (for compensation decisions made in February 2014) and 2014 (for ICP decisions made in February 2015), on both an absolute and relative basis. Moreover, the Committee has confidence that the leadership team is striking the right balance between delivering quarter-on-quarter financial results, on the one hand, and making thoughtful “seed planting” investments, on the other hand, that will enable Honeywell to achieve the 2018 Long-Term Targets communicated to Shareowners in March 2014.

David M. Cote Chairman and Chief Executive Officer

2014 Performance Summary

•	Positioned Honeywell to meet or exceed the 2014 expectations set at the start of the year despite a continued slow growth global economy.
•	Delivered sales growth of 4%, segment margin expansion of 70 basis points to a new record of 17.0%, and EPS* up 12% to $5.56.(1)
•	Exceeded prior-year peaks on key financial metrics: EPS, segment profit, segment margin, sales, and free cash flow.
•	Continued portfolio evolution through the divestiture of Friction Materials. Also realigned Transportation Systems into the Aerospace SBG and Honeywell Process Solutions into the Performance Materials and Technologies SBG.
•	Drove “seed planting” investment which will provide a tailwind for future profitable growth and innovation.
	–	Increased capital expenditures by 16% to $1.1B, investing in profitable, high ROI growth projects, particularly in PMT.
	–	Supported R&D spending at 4.7% of sales and expanded the organization’s focus on VPD to improve R&D effectiveness.
	–	Continued focus on High Growth Region penetration and capabilities, including adding sales and marketing resources in key regions.
•	Continued to advance and evolve Honeywell’s key process initiatives and the Honeywell Enablers.
	–	Expanded implementation of Honeywell Operating System (HOS) Gold fostering growth and productivity across 74 HOS Gold enterprises; approximately 85% of operations are now at HOS Bronze level or better.
	–	Focused on cycle time reduction and improvements in quality and delivery metrics.
	–	Introduced the Honeywell User Experience (HUE) aimed at creating a differentiated brand experience for users, installers, maintainers, consumers and employees. HUE is expected to drive higher organic growth, margin expansion and improved customer loyalty.

*EPS, V% exclude pension mark-to-market adjustment

(1)	Sales and Segment Margin numbers exclude impact of 4Q 2014 OEM Incentive Payments

(a)	2014 – Represents target award under the Growth Plan for the 2014-2015 performance cycle; annualized over the 2-year performance cycle. 2013 – Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle.
(b)	2014 – 600,000 stock options with a grant date Black-Scholes value $16.36 (vests over 4 years – exercise price of $93.97/ share). 2013 – 750,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/ share)
(c)	2014 Total ADC does not include a special award of 268,673 performance stock options issued in December 2014 for retention purposes; which vest 100% on December 31, 2017.

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Executive Compensation > Named Executive Officers

CEO Leadership: Honeywell’s Performance 2003-Present

The Committee recognized the consistently strong performance of the Company over the course of Mr. Cote’s tenure with Honeywell, on both an absolute and relative basis.

The following charts set forth a comparison of Honeywell’s Long-Term Stock Price Performance and cumulative TSR versus the S&P 500 and the Compensation Peer Group since 2003, the first full-year of Mr. Cote’s tenure.

The Committee also recognized Mr. Cote’s ability to grow our revenue and deliver strong operational performance, while at the same time reducing the number of ICP-eligible employees and aggregate level of annual ICP payments. Since Mr. Cote’s first full year with Honeywell (2003), EPS has increased 268%*, total sales has increased 83%**, segment profit has increased 193%** and free cash flow has increased 155%. This strong performance was achieved with only a 13% increase in the total amount of ICP payments made in 2014 versus 2003 and 5% fewer ICP-eligible executives in 2014 compared to 2003.

CEO TRACK RECORD — STRONG BUSINESS PERFORMANCE — EFFECTIVELY MANAGING ICP SPEND

(1)	EPS excludes pension mark-to-market adjustment.
(2)	2014 Sales and Segment Profit excludes 4Q 2014 OEM Incentive Payments.
(3)	Free Cash Flow=Cash Flow from operations less capital expenditures.

* EPS, V% exclude pension mark-to-market adjustment.

** Excludes impact of 4Q 2014 OEM Incentive Payments.

52 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Named Executive Officers

Thomas A. Szlosek Senior Vice President and Chief Financial Officer

2014 Performance Summary

•	Drove cash and cost reduction initiatives which contributed to the Company exceeding its plan and external guidance for segment margin and EPS(1) and achieving the mid-point of our guidance range for FCF(2) despite a continued slow growth global environment.
•	Ensured balanced, disciplined deployment of capital which allowed for reinvestment in the Company’s businesses and returned value to shareowners.
	–	Funded investment in technology centers and new manufacturing capacity, particularly driving accelerated growth in Performance Materials & Technologies.
	–	Continued to drive disciplined acquisition valuation and integration processes, including maintaining a robust pipeline of new targets and conducting monthly assessments of actionable opportunities.
	–	Completed the divestiture of the Friction Materials business.
	–	Returned value to shareowners — $0.9 billion of share repurchases: $1.5 billion cash dividends paid, including an increase of the dividend rate by 15% in the fourth quarter of 2014, consistent with the Company’s long-term outlook to increase the dividend payout ratio over time.
•	Continued to drive sustainable productivity improvements through funding of restructuring projects that are expected to benefit 2015 and future periods.
	–	Funded approximately $184 million of gross repositioning projects through operations and smart gain deployment actions.
	–	Maintained organizational focus on the implementation of previously-funded restructuring projects.
	–	Repositioning projects commenced in prior years are expected to generate incremental pre-tax savings in 2015 of $100 million to $125 million compared to 2014.
•	Effectively led Honeywell’s Organizational Efficiency and Functional Transformation initiatives to improve customer satisfaction while reducing the cost to serve.
	–	Maximizing labor cost efficiency through Organizational Efficiency — productivity initiatives resulting in a reduction in employee costs of 30 basis points as a percentage of 2014 sales, while still growing sales and successfully retaining the workforce.
	–	Functional Transformation — activities resulted in a reduction of functional costs of 40 basis points to a low of 5.5%.
•	Led a robust, competitive RFP process to select a new independent registered public accounting firm. As a result of Mr. Szlosek’s efforts, we will transition to Deloitte & Touche LLP (D&T) as our auditors in 2015 thereby ensuring that we receive best-in-class value, quality and technology from our auditing firm.

(1) Excludes pension mark-to-market adjustment.

(2) Cash flow from operations less capital expenditures.

Only one year shown as Mr. Szlosek was not an NEO in 2013.

(a)	Represents target award under the Growth Plan for the 2014-2015 performance cycle; annualized over the 2-year performance cycle.
(b)	100,000 stock options with a grant date Black-Scholes value $16.36 (vests over 4 years – exercise price of $93.97/share)
(c)	Total ADC does not include discretionary award of 25,000 performance-adjusted RSUs issued for retention and succession planning purposes and vesting over 7 years.

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Executive Compensation > Named Executive Officers

Roger Fradin Vice Chairman

2014 Performance Summary

•	Grew ACS sales 8% (2% organic) in 1Q14 driven by great execution and continuous improvement in a period of stable end market growth.
•	Expanded segment margin 40 bps in 1Q14 to 14.2% (70 bps ex-M&A) driven by higher sales volume, commercial excellence and productivity (net of inflation), while continuing investments for future growth.
•	Continued ACS global organic sales expansion in emerging markets in 1Q14, most notably in China (up 13%) and India (up 8%). Sales outside the U.S. accounted for 58% of ACS’s total sales as of 1Q14.
•	Improved WCTs by 0.4 turns to 7.6 and increased FCF by 25% year over year.
•	Launched over 100 new products in 1Q14 across the ACS portfolio aligned to the mega trends of safety, security, productivity and energy efficiency. These new product launches are expected to result in over $800 million in sales over the life of the products.
•	Outstanding integration performance at both Intermec and RAE Systems, delivering 150% and 108% of cost synergies, respectively (vs. plan) in both acquisitions. Additionally, ACS won the United States Postal Service (USPS) mobile computing contract worth over $300 million through the combination of Honeywell and Intermec’s Scanning & Mobility operations.
•	Successfully transitioned ACS leadership to Alexandre Ismail, formerly President, Energy, Safety & Security (ESS). Maintained a strong ongoing mentoring relationship to ensure continued excellent performance across the ACS portfolio.
•	Improved Honeywell’s overall M&A initiatives by driving stronger and more robust deal pipeline activity and origination at PMT and Aerospace.
•	Acted on a strategic consulting basis to improve Honeywell operations in a number of key areas, including with our General Aviation, Government Services and Electric Power (Aerospace) offerings.
•	Partnered with Honeywell’s High Growth Region (HGR) teams to accelerate growth in key areas like the Middle East, China and Brazil, to build on the success in HGRs at ACS.

(a)	2014 – Represents target award under the Growth Plan for the 2014-2015 performance cycle; annualized over the 2-year performance cycle. 2013 – Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle.
(b)	2014 – 180,000 stock options with a grant date Black-Scholes value $16.36 (vests over 4 years – exercise price of $93.97/ share). 2013 – 225,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/ share)
(c)	2014 Total ADC does not include discretionary award of 26,000 performance-adjusted RSUs issued for retention and succession planning purposes and cliff vesting in 3 years.

54 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Named Executive Officers

Timothy O. Mahoney President and Chief Executive Officer—Aerospace

2014 Performance Summary

•	Grew new business pipeline of high impact aircraft wins unveiled, including $9 billion Gulfstream G500/G600, the $6 billion Bombardier Challenger 350 and the $2 billion Dassault F5X/F8X, as well as a $500 million win on the Textron Scorpion multi-mission ISR/Strike aircraft.
•	Developed record-level backlog of $9 billion providing strong momentum for the future.
•	Oversaw entry into service and certification for electrical and mechanical technologies on the Embraer Legacy 500, the Bombardier Challenger 350, the Gulfstream G650, the Boeing 787-9 and the Airbus 350 XWB.
•	Increased year-over-year Aerospace segment profit 8% to $3.1 billion, with segment margin expanding 140 basis points to 19.6%.(1)
•	Developed new products and services capabilities with innovations such as cockpit touch screen controllers, 2-D and 3-D Airport Moving Maps and Wireless Data Loading that ease pilots’ workloads and improve the overall cockpit user experience.
•	Successfully completed engine tests of the second HPW3000 Next Generation 3000 horsepower helicopter engine, which is a candidate to replace the existing engine on the AH-64 Apache and UH-60 Blackhawk global helicopter fleets.
•	Made significant progress in further deployment of the Honeywell Operating System, and improved delivery and quality performance 7% and 32%, respectively.
•	Expanded commercial and defense sales 15% in high growth regions.
•	Signed a significant business agreement with a well-known aircraft manufacturer customer, with a lifetime value of $7.58 billion within our Business and General Aviation unit.

(1) Excludes Impact of 4Q 2014 OEM Incentive Payments.

(a)	2014 – Represents target award under the Growth Plan for the 2014-2015 performance cycle; annualized over the 2-year performance cycle. 2013 – Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle.
(b)	2014 – 175,000 stock options with a grant date Black-Scholes value $16.36 (vests over 4 years – exercise price of $93.97/ share). 2013 – 200,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/ share)
(c)	2014 Total ADC does not include discretionary award of 30,000 performance-adjusted RSUs issued for retention and succession planning purposes and vesting over 7 years.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 55

Executive Compensation > Named Executive Officers

Andreas C. Kramvis Vice Chairman

2014 Performance Summary

•	Led PMT as its CEO during Q1 2014 during which time PMT sales grew 2% to $1.8 billion at a segment margin of 20.8%, which again made PMT the highest segment margin business across the portfolio. In addition, FCF conversion grew over 125% year on year.
•	As a result of the investments at UOP and throughout the PMT portfolio globally during Mr. Kramvis’s tenure, the UOP business saw record levels for both orders and backlog in 2Q14. As of 1Q14, the total PMT backlog stood at ~$7 billion.
•	Delivered significant year-over-year improvement in Working Capital Turns to 14.1 as of 1Q14, and continued the execution of pricing, strategic sourcing, and supply chain management initiatives which drove incremental margin performance across the PMT portfolio.
•	In his role as Vice Chairman, Mr. Kramvis worked with High Growth Region (HGR) management to cement relationships with senior leadership at several major international customers, helping to win and execute on key contracts and to develop new, robust opportunities across Honeywell’s technology and product portfolio.
•	Guided the implementation of the Honeywell Operating System (HOS) Gold throughout the Company, with a focus on principles to drive above market growth, on the development and execution of breakthrough objectives across the 74 HOS Gold enterprises, and on the establishment of new growth programs across the portfolio in support of the Company’s five-year plan. Additionally continued to provide leadership and support with the Company’s inorganic growth initiatives.
•	Led the implementation and provided strategic guidance for the Company’s software initiative with emphasis on middleware implementations, rationalization of development tools and development of new business models.
•	Maintained key relationships with European investors and other potential investors outside the U.S. in support of Honeywell’s efforts to broaden its investment base.

(a)	2014 – Represents target award under the Growth Plan for the 2014-2015 performance cycle; annualized over the 2-year performance cycle. 2013 – Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle.
(b)	2014 – 130,000 stock options with a grant date Black-Scholes value $16.36 (vests over 4 years – exercise price of $93.97/ share). 2013 – 150,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/ share)
(c)	2014 Total ADC does not include discretionary award of 26,000 performance-adjusted RSUs issued for retention and succession planning purposes and cliff vesting in 3 years. 2013 Total ADC does not include discretionary award of 10,000 performance-adjusted RSUs issued for retention purposes and cliff vesting in 3.5 years.

56 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Other Compensation & Benefit Programs

OTHER COMPENSATION & BENEFIT PROGRAMS

RETIREMENT PLANS

We offer certain retirement benefits to our NEOs. Specifically, NEOs may participate in broad-based plans including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (“IRS”) limitations. In addition, certain NEOs, including the CEO, are entitled to supplemental retirement benefits that were provided under separate arrangements deemed necessary to either recruit the executive at the time of their hiring or retain the executive as circumstances demanded. These plans are explained in detail beginning on page 69.

A significant portion of the Change in Pension Value reflected on the Summary Compensation Table for certain NEOs is the result of a decline in the discount rate used to determine the related year-end values (4.08% as of December 31, 2014 vs. 4.89% as of December 31, 2013). See page 63, footnote 6(a) for more information.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Executive officers (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in the Honeywell Supplemental Savings Plan maintained in order to permit deferral of base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to such IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis. Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company Common Stock. These plans are explained in detail beginning on page 72.

BENEFITS AND PERQUISITES

Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We maintain excess liability coverage for management personnel, including the NEOs. The CEO also receives additional life insurance benefits agreed at his time of hire in 2002 to replace lost benefits from his prior employer. Our security policy requires the CEO to use Honeywell aircraft for all air travel (business or personal) to ensure the personal security of the CEO and protect the confidentiality of our business, and to have home security and back-up power systems. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 57

Executive Compensation > Compensation Practices and Policies

COMPENSATION PRACTICES AND POLICIES

BEST PRACTICES

The Committee regularly reviews best practices in governance and executive compensation and has revised Honeywell’s policies and practices over time. Here is a summary of our current policies and practices.

GOVERNANCE AND EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Stock Ownership and other requirements for executive officers

•	Require officers to hold and maintain Common Stock equal in value to at least four times their base salary (six times for the CEO).

•	Require officers to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year.

•	Require automatic reinvestment of dividend equivalents on RSUs into additional RSUs, which vest according to the same schedule as the underlying RSUs to which they relate.

•	Prohibit granting of stock options with an exercise price less than the fair market value of Honeywell’s Common Stock on the date of grant.

•	Prohibit repricing (reduction in exercise price) or reloading of stock options.

•	Prohibit hedging and pledging of shares by our executive officers and directors.

Balanced use of Performance Metrics to align pay with performance

•	Use different sets of operational metrics for ICP and the Growth Plan to drive top and bottom-line growth over multiple time frames aligned with our goal of sustained long-term performance.

•	Directly link the value of performance stock options to the CEO to relative TSR performance.

•	Apply a Relative TSR performance adjustment mechanism to discretionary RSU grants to officers.

Independent Compensation Consultant

•	Employ an independent compensation consultant to review and advise the Committee on executive compensation.

•	Prohibit them from performing any other services for Honeywell.

•	Regularly review the independence of any outside advisors as a component of the Committee’s charter.

Compensation Recovery (Clawbacks)

•	Permit the recapture of incentive compensation from senior executives in the event of a significant financial restatement.

•	Permit the cancellation and recovery of gains attributable to equity awards from employees who leave the Company to join a competitor.

Guard the Company against competitive harm

•	Obtain enhanced restrictive covenants in connection with annual equity grants and certain succession planning actions.

Upon a Change in Control

•	For LTI awards granted after the 2014 Annual Meeting of Shareowners, eliminated the right to single trigger accelerated vesting of options, RSUs and GPUs.

•	Pay ICP awards at the time they would typically be paid (no acceleration) and based on business performance rather than target.

•	Eliminated excise tax gross-ups for any new officers.

Eliminated perquisites

•	Eliminated annual cash flexible perquisite allowance for executive officers.

•	No tax gross-ups on perquisites for officers and directors.

58 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Compensation Practices and Policies

RISK OVERSIGHT CONSIDERATIONS

The Committee believes that balancing the various elements of Honeywell’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•	Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

Here is a summary of our risk oversight and compensation design features that guard against unnecessary or excessive risk-taking:

RISK OVERSIGHT AND COMPENSATION DESIGN FEATURES

Robust processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting and other financial, operational and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long cycle/short cycle), products and services sold, and geographic footprint.

Corporate, SBG and individual executive officer objectives are reviewed and approved by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive Compensation features that guard against unnecessary or excessive risk-taking include:

•	Pay mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests;

•	Base salaries are positioned to be consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve financial security;

•	Incentive awards are determined based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Design of long-term compensation program rewards executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation; and

•	Incentive plans are not overly leveraged, cap the maximum payouts and contain design features intended to balance pay for performance with an appropriate level of risk taking. The Committee also has discretionary authority to adjust annual ICP payments, which further reduces the potential for negative business risk associated with such plans.

Adoption of “clawback” policies, which provide for the recoupment of incentive compensation paid to senior executives in event of a significant restatement of Company financial results. “Clawback” provisions in the Company’s current stock plan also allow the Company to cancel shares or recover gains realized by an executive if non-competition provisions are violated.

Prohibition on hedging and pledging of shares by our executive officers and directors.

Ownership thresholds in the Company’s stock ownership guidelines for officers that require NEOs to hold shares of Common Stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.

•	Officers must also hold the net shares from vesting of RSUs and the net gain shares from option exercises for at least one year.

Based upon the Committee’s risk oversight and compensation policies, we believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. For a full discussion of the role of the Board of Directors in the risk oversight process see page 12 of this proxy statement.

STOCK OWNERSHIP GUIDELINES

The Committee believes that our executives will more effectively pursue our shareowners’ long-term interests if our executives hold substantial amounts of stock. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and RSUs. In practice, the NEO’s maintain ownership levels well in excess of the minimum requirements.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 59

Executive Compensation > Compensation Practices and Policies

NAMED EXECUTIVE OFFICER STOCK OWNERSHIP

High Levels of Ownership reflect long-term focus and commitment of leadership team.
*Excludes retired CFO.

In addition, the stock ownership guidelines require officers to hold for at least one year the “net shares” from the vesting of RSUs or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained when an RSU vests, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay applicable taxes.

After the one-year holding period, officers may sell net shares or net gain shares, provided that, following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum stock ownership level.

RECOUPMENT

Our Corporate Governance Guidelines provide for the recoupment (or “clawback”) of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that:

(i)	the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement;

(ii)	the senior executive engaged in misconduct; and

(iii)	the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.

The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investors/Corporate Governance/Guidelines”).

If during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, then the Company reserves the right, for awards issued under the 2003, 2006 and 2011 Stock Incentive Plans, to:

•	Cancel all unexercised options; and

•	Recover any gains attributable to options that were exercised, and any value attributable to GPUs and RSUs that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

In addition, we have entered into non-competition agreements with our executive officers that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs (excluding the Chief Financial Officer) if certain conditions are not satisfied. The Committee’s general policy is to preserve the deductibility of compensation paid to the NEOs while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. Nevertheless, the Committee authorizes payments that might not be deductible if it believes they are in the best interests of the Company and its shareowners and consistent with the objectives of the Company’s executive compensation program (which includes, among other things, a portion of the CEO’s base salary for 2014). In addition, in certain years, individuals may receive non-deductible payments resulting from awards made prior to becoming an NEO.

60 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Compensation Practices and Policies

PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES

It is our policy that pledging Honeywell’s securities or using Honeywell’s securities to support margin debt by executive officers and directors is prohibited. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.

Hedging by directors, executive officers and employees on our restricted trading list is prohibited and is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including forward sale contracts, swaps, collars and interests in exchange funds) that are designed to offset any decrease in the market value of Company stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

Employees and directors are prohibited from engaging in short sales of Honeywell securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers and directors is also prohibited.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2014.

The Management Development and Compensation Committee

D. Scott Davis, Chair

William S. Ayer

Gordon M. Bethune

Clive Hollick

Grace D. Lieblein

Bradley T. Sheares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2014, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 18 of this proxy statement. During fiscal year 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Management Development and Compensation Committee.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 61

Executive Compensation > Summary Compensation Table

SUMMARY COMPENSATION TABLE

										Change in
									Non-	Pension
									Equity	Value and
									Incentive	Nonqualified		All
					Annual	Performance	Option		Plan	Deferred		Other
Named Executive Officer				Stock	Stock	Stock	Awards		Compen-	Compensation		Compen-
and Principal Position	Year	Salary($)	Bonus($)(2)	Awards($)(3)	Options	Options	Total ($)(4)		sation($)(5)	Earnings($)(6)		sation($)(7)	Total
David M. Cote Chairman of the Board and Chief Executive Officer	2014	$1,865,769	$5,500,000	$0	$9,816,000	$5,000,000	$14,816,000	(A)	$0	$6,183,531	(B)	$776,821	$29,142,121
	2013	$1,800,000	$5,200,000	$0	$8,880,000	–	$8,880,000		$9,025,000	$532,288		$535,958	$25,973,246
	2012	$1,800,000	$4,800,000	$0	$9,289,000	–	$9,289,000		$0	$16,968,206		$389,972	$33,247,178
Thomas A. Szlosek(1) Senior Vice President, Chief Financial Officer	2014	$754,750	$700,000	$2,494,750	$1,636,000	–	$1,636,000		$0	$126,519		$46,285	$5,758,304
Roger Fradin Vice Chairman	2014	$1,050,000	$1,200,000	$2,594,540	$3,373,959	–	$3,373,959		$0	$3,178,506		$192,724	$11,589,729
	2013	$1,050,000	$1,200,000	$0	$2,664,000	–	$2,664,000		$2,117,500	$14,965,962		$64,000	$22,061,462
	2012	$1,050,000	$1,200,000	$3,359,670	$2,654,000	–	$2,654,000		$0	$659,129		$153,339	$9,076,138
Timothy O. Mahoney President & Chief Executive Officer, Aerospace	2014	$878,365	$800,000	$2,993,700	$2,863,000	–	$2,863,000		$0	$1,979,018		$53,702	$9,567,785
	2013	$825,000	$800,000	$0	$2,368,000	–	$2,368,000		$2,373,000	$720,953		$50,500	$7,137,453
	2012	$818,750	$900,000	$2,852,550	$1,990,500	–	$1,990,500		$0	$1,508,898		$46,039	$8,116,737
Andreas C. Kramvis Vice Chairman	2014	$806,731	$950,000	$2,594,540	$3,039,150	–	$3,039,150		$0	$313,873		$180,147	$7,884,441
	2013	$700,000	$950,000	$878,100	$1,776,000	–	$1,776,000		$1,872,500	$171,448		$59,506	$6,407,554
	2012	$687,500	$950,000	$2,535,600	$1,658,750	–	$1,658,750		$0	$270,862		$58,882	$6,161,594
David J. Anderson Retired – Former Chief Financial Officer	2014	$398,077	$510,000	$0	$0	–	$0		$0	$1,822,551		$32,000	$2,762,628
	2013	$900,000	$1,225,000	$0	$2,368,000	–	$2,368,000		$2,612,500	$203,603		$55,000	$7,364,103
	2012	$900,000	$1,225,000	$2,789,160	$2,654,000	–	$2,654,000		$0	$1,299,579		$50,500	$8,918,239

DAVID M. COTE – EXPLANATION OF CERTAIN COMPENSATION ITEMS

(A):	The Option Awards Total amount for Mr. Cote represents the sum of his regular annual stock option award (valued at $9,816,000) and non-annual performance stock option award issued in December 2014 (valued at $5,000,000). The performance option award was a one-time grant aimed at strengthening the retention of Mr. Cote through at least December 31, 2017 (see page 50). This award will cliff vest in three years, with any payout tied to Honeywell’s TSR performance relative to its Compensation Peer Group.
(B):	The Change in Pension Value and Nonqualified Deferred Compensation Earnings amount for Mr. Cote includes a 2014 increase in his pension plan value of $5,574,289, of which $4,618,286 is due exclusively to a decrease in the required discount rate used to report year-end pension values. Excluding the impact of the required change in discount rate, Mr. Cote’s pension value increased by only $956,003 in 2014. There were no changes made to Mr. Cote’s pension formula over the period. In 2013, Mr. Cote’s pension value decreased by ($3,020,666), a negative amount that is not shown on the Summary Compensation Table in accordance with SEC reporting rules.

(1)	Promoted to CFO in 2014. First year reported as NEO.

(2)	Amounts reflect annual ICP awards in year earned.

(3)	2014 amounts reflect the aggregate grant date fair value of performance-adjusted RSU awards, computed in accordance with FASB ASC Topic 718. For performance-adjusted RSU awards made in 2014, the grant date fair value per share includes an assumption with respect to the achievement of the performance adjustment attached to the award which is based on Honeywell’s TSR relative to the Compensation Peer Group (refer to footnotes to the Outstanding Equity Awards table for a description of the performance adjustment). Specifically, the grant date fair values of the performance-adjusted RSUs granted in July 2014 was $99.79 per share, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group.

(4)	For Mr. Cote, includes both the value of his regular annual stock option award ($9,816,000) and the off-cycle award of performance stock options granted in December 2014 for retention purposes ($5,000,000). For Messrs. Fradin and Kramvis, in addition to the value of their regular annual stock option awards, includes $429,159 and $912,350, respectively, representing the incremental increase in fair value from modifications to previously granted stock option awards pursuant to retention agreements entered into in 2014 (see page 39).

The aggregate grant date fair value of annual stock option awards was computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation model that considers historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. 2014 annual stock options were awarded on February 27, 2014 with a Black-Scholes value of $16.36 per share. The 2014 award of performance stock options to Mr. Cote was made on December 11, 2014, and valued at $18.61 per share. (See footnote (5) to the Grants of Plan-Based Awards table for a summary of the basis for valuation.) A discussion of the assumptions used in the valuation of option awards made in fiscal year 2014 may be found in Note 18 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2014.

(5)	2013 values reflect the full earned amount under the Growth Plan with respect to the 2012-2013 performance cycle, reported in a single year as required by applicable SEC rules. Actual payments of earned Growth Plan awards are made in two equal installments following the performance period. The first payment for the 2012-2013 Growth Plan performance cycle award was made in March 2014 and the second payment was made in March 2015.

62 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Summary Compensation Table

(6)	2014 values represent (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2013 to December 31, 2014 (as disclosed in the Pension Benefits table on page 69 of this proxy statement) and (ii) interest earned in 2014 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 72 of this proxy statement). Each of these components is shown in the following table:
	Change in Aggregate	Above Market
Named Executive Officer	Pension Value(a)	Interest
David M. Cote	$5,574,289	$609,242
Thomas A. Szlosek	$108,790	$17,729
Roger Fradin	$2,975,341	$203,165
Timothy O. Mahoney	$1,924,100	$54,918
Andreas C. Kramvis	$230,818	$83,055
David J. Anderson	$1,580,121	$242,430

(a)	A significant portion of the Change in Aggregate Pension Value for Messrs. Cote, Fradin, Mahoney and Anderson was due solely to a decrease in the discount rate used to determine reportable pension values as of December 31, 2014 (4.08% as of December 31, 2014 versus 4.89% as of December 31, 2013), and not an enhancement in pension benefits. The following table shows the impact the decline in discount rate had on increasing the aggregate pension values reported on the Summary Compensation Table for these NEOs:
	Change in Aggregate Pension Value

		Increase Due	Excluding
	Total	Solely to Decline	Impact of
Named Executive Officer	Reported	in Discount Rate	Discount Rate
David M. Cote	$5,574,289	$4,618,286	$956,003
Roger Fradin	$2,975,341	$2,039,145	$936,196
Timothy O. Mahoney	$1,924,100	$676,920	$1,247,180
David J. Anderson	$1,580,121	$1,097,066	$483,055	(b)

	(b)	The change in aggregate pension value for Mr. Anderson was increased to include the value of pension payments made to him in 2014.

(7)	For 2014, all other compensation consists of the following:
Item	Mr. Cote	Mr. Szlosek	Mr. Fradin	Mr. Mahoney	Mr. Kramvis	Mr. Anderson
Excess liability insurance(a)	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
Executive life insurance(b)	$62,000	—	—	—	—	—
Matching Contributions(c)	$111,946	$45,285	$63,000	$52,702	$48,404	$23,885
Personal use of Company aircraft(d)	$315,651	—	$128,724	—	$130,743	$7,115
Security Systems(e)	$264,445	—	—	—	—	—
Honeywell Products/Services(f)	$21,779	—	—	—	—	—
Totals	$776,821	$46,285	$192,724	$53,702	$180,147	$32,000

(a)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(b)	Under the terms of Mr. Cote’s 2002 employment agreement, which was entered into upon his joining the Company, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company reimbursed Mr. Cote a total of $62,000 for life insurance premiums paid by him in 2014.

(c)	Represents total Company contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(d)	For security reasons, Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each Named Executive Officer represents the aggregate incremental cost of personal travel by the Named Executive Officer. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft. In 2014, 96% of the use of Company aircraft was for business purposes.

(e)	In accordance with the Company’s CEO security plan, represents the total cost paid by the Company in 2014 for equipment, installation and expenses relating to personal residential security provided to protect Mr. Cote.

(f)	Represents the incremental cost of Honeywell products and services provided for personal use. Mr. Cote was imputed for income related to these costs (no tax gross-up).

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 63

Executive Compensation > Grants of Plan-Based Awards—Fiscal Year 2014

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2014

										All Other
										Option		Closing
										Awards:	Exercise	Price on
				Estimated Future			Estimated Future			Number of	or Base	Date of	Grant Date
				Payouts Under Non-Equity			Payouts Under Equity			Securities	Price	Grant of	Fair Value
				Incentive Plan Awards(2)			Incentive Plan Awards(3)			Underlying	of Option	Option	of Stock
Named	Award	Grant	Units	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards	and Option
Executive Officer	Type(1)	Date	(#)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/Sh)	($/Sh)	Awards(5)
David M. Cote	NQSO	2/27/2014	—	—	—	—	—	—	—	600,000	$93.97	$94.37	$9,816,000
	GPU	2/27/2014	95,000	$4,750,000	$9,500,000	$19,000,000	—	—	—	—	—	—	—
	PSO	12/11/2014	—	—	—	—	—	—	—	268,673	$98.04		$5,000,000
Thomas A. Szlosek	NQSO	2/27/2014	—	—	—	—	—	—	—	100,000	$93.97	$94.37	$1,636,000
	GPU	2/27/2014	20,000	$1,000,000	$2,000,000	$4,000,000	—	—	—	—	—	—	—
	RSU	7/25/2014	—	—	—	—	17,500	25,000	32,500	—	—	—	$2,494,750
Roger Fradin	NQSO	2/27/2014	—	—	—	—	—	—	—	180,000	$93.97	$94.37	$2,944,800
	GPU	2/27/2014	27,500	$1,375,000	$2,750,000	$5,500,000	—	—	—
	RSU	7/25/2014	—	—	—	—	18,200	26,000	33,800	—	—	—	$2,594,540
Timothy O. Mahoney	NQSO	2/27/2014	—	—	—	—	—	—	—	175,000	$93.97	$94.37	$2,863,000
	GPU	2/27/2014	25,000	$1,250,000	$2,500,000	$5,000,000	—	—	—
	RSU	7/25/2014	—	—	—	—	21,000	30,000	39,000	—	—	—	$2,993,700
Andreas C. Kramvis	NQSO	2/27/2014	—	—	—	—	—	—	—	130,000	$93.97	$94.37	$2,126,800
	GPU	2/27/2014	20,000	$1,000,000	$2,000,000	$4,000,000	—	—	—
	RSU	7/25/2014	—	—	—	—	18,200	26,000	33,800	—	—	—	$2,594,540

No Long-Term incentive awards were granted to Mr. Anderson in 2014.

(1)	Award Type:
NQSO = Nonqualified Stock Option
PSO = Nonqualified Performance Stock Option
GPU = Growth Plan Unit
RSU = Performance-Adjusted Restricted Stock Unit

(2)	The amount in the Units column represents the number of GPUs awarded for the performance period of January 1, 2014 – December 31, 2015. Each GPU is worth $50 at Threshold, $100 at Target and $200 at Maximum. Any earned award is paid out in equal installments as follows: 50% in March 2016 and 50% in March 2017. Additional details can be found beginning on page 44 of this proxy statement.

(3)	The amount in the Target column represents the number of RSUs granted to the Named Executive Officer on the grant date under the 2011 SIP. The RSUs granted to Messrs. Szlosek and Mahoney vest 33% each on July 25, 2017 and July 25, 2019 with the remaining RSUs vesting on July 25, 2021 and the RSUs granted to Messrs. Fradin and Kramvis vest 100% on February 15, 2017. All RSUs awarded are subject to a 30% increase or decrease based on 1-year and 36-month relative TSR versus the Company’s Compensation Peer Group (both periods beginning August 1, 2014) and are eligible to receive dividend equivalents in the form of additional shares which vest in accordance with the vesting schedule of the underlying RSUs.

(4)	The annual NQSO awards in this column represent the number of annual stock options granted to the Named Executive Officers on the grant date. These stock options vest in equal annual installments over a period of four years. The PSO award in this column represents the performance stock options granted to Mr. Cote for retention purposes which cliff vest 100% on December 31, 2017.

(5)	The grant date fair value of each NQSO in this column was $16.36 calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant.

The grant date fair value of the PSOs granted to Mr. Cote on December 11, 2014 were valued at $18.61 per share, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model used to produce future correlated price paths for Honeywell and the peer group. For each set of simulated price paths, the TSR of Honeywell is calculated and the vesting percentage corresponding to the award is calculated. In order to determine the timing of disposition of the options after vest, the model incorporates a stock price path and time dependent model of suboptimal voluntary exercise.

The grant date fair value of each RSU in this column was $99.79 per unit, calculated in accordance with FASB ASC Topic 718, based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group.

DESCRIPTION OF PLAN BASED AWARDS

All NQSO, PSO, GPU and RSU awards granted to the Named Executive Officers in fiscal year 2014 were granted under the Company’s 2011 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2011 Stock Incentive Plan and the relevant award agreements. A detailed discussion of these long-term incentive awards can be found beginning on page 43 of this proxy statement.

64 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Outstanding Equity Awards at 2014 Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

		Option Awards						Stock Awards
		Number of		Number of				Number of		Market Value
		Securities		Securities				Shares or		of Shares
		Underlying		Underlying				Units of		or Units
		Unexercised		Unexercised		Option	Option	Stock That		of Stock
	Grant	Options(#)		Options(#)		Exercise	Expiration	Have Not		That Have
Name	Year	Exercisable		Unexercisable		Price($)	Date	Vested(#)		Not Vested($)(1)
David M. Cote	2014	—		268,673	(2)	$98.04	12/10/2024	—		—
	2014	—		600,000	(3)	$93.97	2/26/2024	—		—
	2013	187,500		562,500	(4)	$69.77	2/26/2023	—		—
	2012	350,000		350,000	(5)	$59.87	2/28/2022	—		—
	2011	581,250		193,750	(6)	$57.05	2/24/2021	—		—
	2010	950,000	(7)	—		$40.17	2/25/2020	—		—
	2009	950,000	(8)	—		$28.35	2/23/2019	—		—
	2008	650,000		—		$58.48	2/25/2018	—		—
	2007	700,000		—		$47.38	2/25/2017	—		—
	2006	700,000		—		$42.32	2/16/2016	—		—
	Total	5,068,750		1,974,923				0		$0
Thomas A. Szlosek	2014	—		100,000	(3)	$93.97	2/26/2024	25,251	(10)	2,523,080
	2013	10,000		30,000	(4)	$69.77	2/26/2023	10,352	(11)	1,034,372
	2013	6,250		18,750	(9)	$73.45	4/8/2023	—		—
	2012	50,000		50,000	(5)	$59.87	2/28/2022	106,154	(12)	10,606,908
	2011	30,000		10,000	(6)	$57.05	2/24/2021	—		—
	2010	20,000		—		$40.17	2/25/2020	8,245	(13)	823,840
	2008	20,000		—		$58.48	2/25/2018	—		—
	Total	136,250		208,750				150,002		$14,988,200
Roger Fradin	2014	—		180,000	(3)	$93.97	2/26/2024	26,261	(14)	2,623,999
	2013	56,250		168,750	(4)	$69.77	2/26/2023	—		—
	2012	—		—				18,980	(15)	1,896,482
	2012	100,000		100,000	(5)	$59.87	2/28/2022	36,906	(16)	3,687,648
	2011	206,250		68,750	(6)	$57.05	2/24/2021	—		—
	2010	275,000		—		$40.17	2/25/2020	—		—
	2008	160,000		—		$58.48	2/25/2018	—		—
	Total	797,500		517,500				82,147		$8,208,129
Timothy O. Mahoney	2014	—		175,000	(3)	$93.97	2/26/2024	30,301	(10)	3,027,676
	2013	50,000		150,000	(4)	$69.77	2/26/2023	—		—
	2012	75,000		75,000	(5)	$59.87	2/28/2022	47,451	(17)	4,741,304
	2011	157,500		52,500	(6)	$57.05	2/24/2021	—		—
	2010	210,000		—		$40.17	2/25/2020	44,330	(18)	4,429,454
	2009	—		—				4,279	(19)	427,558
	2009	40,000		—		$28.35	2/23/2019	—		—
	2008	—		—				8,149	(20)	814,248
	2008	20,000		—		$58.48	2/25/2018	—		—
	Total	552,500		452,500				134,510		$13,440,240
Andreas C. Kramvis	2014	—		130,000	(3)	$93.97	2/26/2024	26,261	(14)	2,623,999
	2013	37,500		112,500	(4)	$69.77	2/26/2023	10,196	(21)	1,018,784
	2012	62,500		62,500	(5)	$59.87	2/28/2022	42,179	(22)	4,214,526
	2011	131,250		43,750	(6)	$57.05	2/24/2021	—		—
	2010	175,000		—		$40.17	2/25/2020	—		—
	2010	—		—				26,441	(23)	2,641,985
	2008	66,000		—		$56.35	3/31/2018	20,164	(24)	2,014,787
	2008	14,000		—		$58.48	2/25/2018	—		—
	Total	486,250		348,750				125,241		$12,514,081

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 65

Executive Compensation > Outstanding Equity Awards at 2014 Fiscal Year-End

		Option Awards					Stock Awards
		Number of	Number of				Number of		Market Value
		Securities	Securities				Shares or		of Shares
		Underlying	Underlying				Units of		or Units
		Unexercised	Unexercised		Option	Option	Stock That		of Stock
	Grant	Options(#)	Options(#)		Exercise	Expiration	Have Not		That Have
Name	Year	Exercisable	Unexercisable		Price($)	Date	Vested(#)		Not Vested($)(1)
David J. Anderson	2013	50,000	150,000	(4)	$69.77	2/26/2023	—		—
	2012	100,000	100,000	(5)	$59.87	2/28/2022	46,397	(16)	4,635,988
	2011	206,250	68,750	(6)	$57.05	2/24/2021	—		—
	2010	175,000	—		$40.17	2/25/2020	—		—
	2008	160,000	—		$58.48	2/25/2018	—		—
	Total	691,250	318,750				46,397		$4,635,988

(1)	Market value determined using the closing market price of $99.92 per share of Common Stock on December 31, 2014.

(2)	2014 performance stock option award vests 100% on December 31, 2017 subject to performance conditions more fully described on page 50 of this proxy statement.

(3)	2014 option grants vest in four annual installments at the rate of 25% per year. Installments vest on February 27, 2015, February 27, 2016, February 27, 2017 and February 27, 2018.

(4)	2013 option grants vest in four annual installments at the rate of 25% per year. The first installment vested on February 27, 2014. The remaining installments will vest on February 27, 2015, February 27, 2016 and February 27, 2017.

(5)	2012 option grants vest in four annual installments at the rate of 25% per year. The first two installments vested on March 1, 2013 and March 1, 2014. The remaining installments will vest on March 1, 2015 and March 1, 2016.

(6)	2011 option grants vest in four annual installments at the rate of 25% per year. The first three installments vested on February 25, 2012, February 25, 2013 and February 25, 2014. The remaining installment will vest on February 25, 2015.

(7)	On August 22, 2014, these options were transferred to a trust for the benefit of certain of Mr. Cote’s family members and over which Mr. Cote retains investment control.

(8)	On August 22, 2014, 282,359 of these options were transferred to a trust for the benefit of certain of Mr. Cote’s family members and over which Mr. Cote retains investment control.

(9)	April 9, 2013 option grant vests in four annual installments at the rate of 25% per year. The first installment vested on April 9, 2014. The remaining installments will vest on April 9, 2015, April 9, 2016 and April 9, 2017.

(10)	These RSUs will vest 33% on July 25, 2017, 33% on July 25, 2019 and 34% on July 25, 2021. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2015) and 30-month period (ending December 31, 2016).

(11)	100% of these RSUs vest on February 27, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(12)	These RSUs vest 50% each on March 1, 2015 and March 1, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(13)	33% of these RSUs vested on February 26, 2013. 33% will vest on February 26, 2015 and the remaining RSUs will vest on February 26, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(14)	These RSUs will vest 100% on February 15, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending July 31, 2015) and 30-month period (ending December 31, 2016).

(15)	These RSUs will vest 100% on July 26, 2018. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(16)	These RSUs will vest 100% on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(17)	These RSUs will vest 33% on each of July 25, 2015 and July 25, 2017, with the remaining RSUs vesting on July 25, 2019. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(18)	33% of these RSUs vested on October 6, 2013. 33% will vest on October 6, 2015, with the remaining RSUs vesting on October 6, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ended December 31, 2012 (Honeywell ranked #1 of 15).

66 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Outstanding Equity Awards at 2014 Fiscal Year-End

(19)	49% of these RSUs vested on July 31, 2014. The remaining RSUs will vest on July 31, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(20)	49% of these RSUs vested on February 26, 2013. The remaining RSUs will vest on February 26, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(21)	100% of these RSUs will vest on June 1, 2017. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ended December 31, 2014) and 36-month period (ending December 31, 2016).

(22)	These RSUs will vest 50% on each of July 25, 2016 and July 25, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(23)	50% of these RSUs vested on October 7, 2013. The remaining 50% will vest on October 7, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ended December 31, 2012 (Honeywell ranked #1 of 15).

(24)	49% of these RSUs vested on July 25, 2013. The remaining RSUs will vest on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2014 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 67

Executive Compensation > Option Exercises and Stock Vested—Fiscal Year 2014

OPTION EXERCISES AND STOCK VESTED-FISCAL YEAR 2014

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on		Value Realized	Acquired on		Value Realized
Named Executive Officer	Exercise(#)		on Exercise($)	Vesting(#)		on Vesting($)
David M. Cote	600,000	(1)	$36,396,000	—		—
Thomas A. Szlosek	—		—	8,551	(2)	$801,757
Roger Fradin	175,000	(3)	$7,916,334	85,486	(4)	$7,740,721
Timothy O. Mahoney	20,000	(5)	$1,068,158	4,111	(6)	$380,801
Andreas C. Kramvis	16,000	(7)	$753,920	137,123	(8)	$12,879,967
David J. Anderson (Retired CFO)	625,000	(9)	$34,687,873	42,782	(10)	$3,944,536

Number of Shares Acquired on Exercise (#) Column represents the total number of stock options exercised during 2014 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.

Value Realized on Exercise ($) Column represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold (waived upon retirement).

Number of Shares Acquired on Vesting (#) Column represents the total number of RSUs that vested during 2014 before share withholding for taxes and transaction costs, and without considering prior deferral elections.

Value Realized on Vesting ($) Column represents the total value of RSUs at the vesting date calculated at the average of the high and low share price of one share of Common Stock on the day of vesting multiplied by the total number of RSUs that vested. The individual totals may include multiple vesting transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU vesting for at least one year before they can be sold (waived upon retirement).

(1)	Relates to stock options originally granted in February 2005 with a 10-year term. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Cote receiving a total of 183,834 net gain shares. Net gain shares must be held at least one year before they can be sold.

(2)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Szlosek retained a total of 5,666 net shares. Net shares must be held at least one year before they can be sold.

(3)	In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Fradin retaining a total of 41,234 net gain shares. Net gain shares must be held at least one year before they can be sold.

(4)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Fradin retained a total of 41,398 net shares. Net shares must be held at least one year before they can be sold.

(5)	In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Mahoney retaining a total of 5,301 net gain shares. Net gain shares must be held at least one year before they can be sold.

(6)	Payout of 4,111 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Mahoney in two equal installments as of a specified future date.

(7)	In connection with this stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Kramvis retaining a total of 3,856 net gain shares. Net gain shares must be held at least one year before they can be sold.

(8)	Payout of 137,123 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Kramvis in a single installment in the year following his separation of service from Honeywell.

(9)	Relates to stock options originally granted in 2006, 2007, 2009 and 2010 that were held until year of retirement.

(10)	Payout of 42,782 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Anderson in five equal installments commencing in 2015 (the year following his retirement from Honeywell).

68 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Pension Benefits

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with us (and companies that have been acquired by us and, with respect to Mr. Anderson, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer follow the table.

Pension Benefits—Fiscal Year 2014

		Number of Years		Present Value of
		of Credited		Accumulated
Named Executive Officer	Plan Name	Service(#)		Benefits($)(2)
David M. Cote	REP	12.9		$120,232
	SERP	12.9		$55,083,174
	Total	—		$55,203,406
Thomas A. Szlosek	REP	10.6		$159,430
	SERP	10.6		$489,182
	Total	—		$648,612
Roger Fradin	REP	38.6		$1,200,695
	SERP	38.6		$19,231,491
	Total	—		$20,432,186
Timothy O. Mahoney	REP	17.1		$723,296
	SERP	17.1		$6,051,911
	Total	—		$6,775,207
Andreas C. Kramvis	REP	27.2		$694,498
	SERP	27.2		$748,454
	Total	—		$1,442,952
David J. Anderson (Retired CFO)	REP	10.9	(1)	$183,777
	SERP	14.5	(1)	$10,646,557
	Total	—		$10,830,334

(1)	The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $2,155,270.

(2)	The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 4.08% discount rate, the RP-2000 mortality table using scale BB and a retirement age of 62 for Messrs. Cote and Mahoney, and 65 for Messrs. Szlosek, Fradin, Kramvis and Anderson, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction. Mr. Cote’s present value is based on a single-life annuity payment form.

Summary Information

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•	The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•	In addition, Messrs. Cote, Fradin, and Anderson are entitled to additional supplemental pension benefits that are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•	All SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 69

Executive Compensation > Pension Benefit Calculation Formulas

Pension Benefit Calculation Formulas

Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP	Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces highest average) times (2) credited service.
Allied Salaried	Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits.
Signal	Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years.
Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average.
Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus (with his bonus for 2012 limited to $4,300,000 and his bonus for 2014 limited to $5,000,000).
For Mr. Anderson, an annual amount equal to $175,000 payable in the form of a single life annuity if he retires, his termination occurs as a result of an involuntary termination without cause, or a change in control occurs.
For Mr. Fradin, single life annuity at the termination of employment equal to 50% of the average of final three years of base salary and bonus, subject to a $1,400,000 minimum annual benefit in most cases.

For each pension benefit calculation formula listed in the chart above, compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000. Compensation taken into account in calculating pension benefits under the SERP for 2009 (other than for the CEO) includes the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008).

The benefit formulas above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections, Messrs. Cote, Fradin and Kramvis will receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Mahoney will receive their SERP benefits and Contractual benefits in the form of an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least ten years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

70 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Pension Benefit Calculation Formulas

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers differs for historical reasons. Also, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our Named Executive Officers.

Name/Formula		Description of Total Pension Benefits
Mr. Cote Total pension benefit = Contractual formula benefits	•	The amount payable under the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.
	•	Mr. Cote is currently eligible for retirement benefits payable under his Contractual formula without reduction or subsidy.
	•	Mr. Cote’s Contractual formula benefits included in the table reflect the present value of a single life annuity with no surviving spouse benefit.
	•	Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
Mr. Szlosek Total pension benefit = REP formula benefits	•	Mr. Szlosek’s pension benefits under the REP and the SERP are determined under the REP formula.
Mr. Fradin Total pension benefit = Pittway formula benefits + REP formula benefits + Contractual formula benefits	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
	•	Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula. Mr. Fradin’s Contractual formula benefit will be at least $1,400,000 per year. Due to subsidized early retirement, the value of his benefit payable on December 31, 2014 exceeds the benefit shown in the table above by $4,068,466.
	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Mahoney Total pension benefit = Allied Salaried formula benefits	•	Mr. Mahoney is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2014 exceeds the benefit shown in the table above by $267,972.
	•	A portion of Mr. Mahoney’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.
Mr. Kramvis Total pension benefit = Pittway formula benefits + REP formula benefits	•	Mr. Kramvis’ 17.2 years of service before January 1, 2005 will be used for his Pittway formula benefits.
	•	Mr. Kramvis’ years of service after December 31, 2004 will be used for his REP formula benefits.
	•	Mr. Kramvis is currently eligible for early retirement benefits under the Pittway formula without subsidy.
Mr. Anderson Total pension benefit = Allied Salaried formula benefits + Contractual formula benefits	•	Mr. Anderson retired from the Company on June 1, 2014.
	•	Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson received his pension benefits without subsidy.
	•	Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 71

Executive Compensation > Nonqualified Deferred Compensation—Fiscal Year 2014

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2014

Since 2005, Honeywell has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Supplemental Savings Plan (the “SS Plan”) and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of new SS Plan or DIC deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with ten years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive Contributions in last FY($)(2)	Registrant Contributions in last FY($)(2)	Aggregate Earnings in last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at last FYE($)(2)
David M. Cote	SS Plan	$131,761	$98,821	$372,885	—	$4,726,559
	DIC Plan	—	—	$1,716,814	—	$18,263,403
	Deferred RSUs(1)	—	—	$7,621,044	—	$85,728,778
	Growth Plan(3)	—	$4,512,500	—	—	$4,512,500
	Total	$131,761	$4,611,321	$9,710,743	—	$113,231,240
Thomas A. Szlosek	SS Plan	$42,880	$32,160	$92,687	—	$1,903,591
	DIC Plan	$550,000	—	$188,060	—	$4,164,340
	Deferred RSUs(1)	—	—	$345,753	—	$4,040,665
	Growth Plan(3)	—	$418,000	—	—	$418,000
	Total	$592,880	$450,160	$626,500	—	$10,526,596
Roger Fradin	SS Plan	$66,500	$49,875	$238,849	—	$4,349,654
	DIC Plan	—	—	$561,022	—	$8,080,742
	Deferred RSUs(1)	—	—	$1,117,668	—	$11,914,500
	Growth Plan(3)	—	$1,058,750	—	—	$1,058,750
	Total	$66,500	$1,108,625	$1,917,540	—	$25,403,645
Timothy O. Mahoney	SS Plan	$272,361	$38,902	$149,696	—	$2,779,142
	DIC Plan	—	—	$295,357	—	$5,484,405
	Deferred RSUs(1)	—	—	$454,003	—	$2,596,721
	Growth Plan(3)	—	$1,186,500	—	—	$1,186,500
	Total	$272,361	$1,225,402	$899,056	—	$12,046,768
Andreas C. Kramvis	SS Plan	$47,038	$35,279	$98,430	—	$1,497,041
	DIC Plan	—	—	$295,329	—	$4,180,686
	Deferred RSUs(1)	$12,916,170	—	$1,129,997	—	$16,415,757
	Growth Plan(3)	—	$936,250	—	—	$936,250
	Total	$12,963,209	$971,529	$1,523,756	—	$23,029,734
David J. Anderson	SS Plan	$62,054	$16,685	$136,965	—	$2,070,066
(Retired CFO)	DIC Plan	—	—	$595,566	—	$6,259,215
	Deferred RSUs(1)	$3,954,586	—	$3,218,144	—	$36,029,843
	Growth Plan(3)	—	$1,306,250	—	—	$1,306,250
	Total	$4,016,639	$1,322,935	$3,950,675	—	$45,665,375

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)	The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2014 by the closing price of a share of Common Stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2014 by the closing price of a share of Common Stock on December 31, 2014 ($99.92), and then adding the cash value of deferred dividend equivalents and interest. This column reflects the following: 852,953 units and $501,714 in cash for Mr. Cote, 40,439 units for Mr. Szlosek, 109,563 units and $966,965 in cash for Mr. Fradin, 25,988 units for Mr. Mahoney, 164,289 units for Mr. Kramvis and 357,168 units and $341,616 in cash for Mr. Anderson.

72 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Honeywell Supplemental Savings Plan

(2)	The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate earnings in last FY” column includes interest credits and changes in the value of the Company Common Stock fund. The value of the Company Common Stock fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the “Aggregate earnings in last FY” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

(3)	The Growth Plan amounts represent 50% of the Growth Plan award included in the Summary Compensation Table for the calendar year ending December 31, 2013. This portion of the Growth Plan amount will be paid no later than March 15, 2015. Generally, to receive a Growth Plan payment, the Named Executive Officer must be actively employed on the payment date.

Named Executive Officer	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$131,761	$98,821	$609,242	$42,996,867
Thomas A. Szlosek	$42,880	$32,160	$17,729	0
Roger Fradin	$66,500	$49,875	$203,165	$8,307,012
Timothy O. Mahoney	$272,361	$38,902	$54,918	$5,639,370
Andreas C. Kramvis	$47,038	$35,279	$83,055	$4,698,394
David J. Anderson (Retired CFO)	$62,054	$16,685	$242,430	$14,762,894

Honeywell Supplemental Savings Plan

The Supplemental Savings Plan allows Honeywell executives, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.

After one year of service, and to the extent amounts have not already been matched on a similar basis under the Company’s 401(k) plan, Honeywell matched for deferrals posted to the SS Plan at the rate of 37.5% on the first 8% of eligible pay deferred for the first five years of match participation, and 75.0% on the first 8% of eligible pay deferred thereafter. Matching contributions are always vested.

Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2014, this rate was 4.09%. For 2015, this rate has been set at 3.66%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the Committee would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 62 represent the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2006 plan year and later, a participant can elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant can elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 73

Executive Compensation > Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell DIC Plan allows Honeywell executives, including the Named Executive Officers, to defer all or a portion of their annual cash incentive compensation.

Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate which is set annually at the beginning of the year (4.09% for 2014, 3.66% for 2015). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the Committee would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 62 represent the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.

Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. A participant can elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

Deferral of RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:

•	A specific year that is four or more years from the vesting year; or

•	To the year following the executive’s termination of active employment.

The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents and reflected in the Summary Compensation Table on page 62 represents the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which cannot be amended.

Unvested Dividend Equivalents

Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of Common Stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.

74 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Potential Payments Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in Control

Senior Severance Plan

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a Change in Control of the Company. Generally, this is achieved by assuring our Named Executive Officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our Named Executive Officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as, except with respect to our CEO, we do not maintain employment agreements with our Named Executive Officers.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a Change in Control, severance benefits are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a Change in Control of our Company, and (ii)(A) the Named Executive Officer must be involuntarily terminated other than for cause, or (ii)(B) the Named Executive Officer must initiate the termination of his own employment for good reason. In response to shareowner feedback, the Company’s stock incentive plan was amended in 2014 to provide double-trigger vesting for future equity-based and Growth Plan awards that are rolled-over upon a Change in Control.

In 2009, the Company’s severance plans were amended to eliminate the excise tax gross-up provisions applicable to any excise taxes that may become due upon a Change in Control for any executive not already eligible for such treatment prior to January 1, 2010. No Named Executive Officer would have received an excise tax gross-up if a Change in Control had occurred on December 31, 2014.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 75

Executive Compensation > Potential Payments Upon Termination or Change in Control

Summary of Benefits—Termination Events

The following table summarizes the termination of employment and Change in Control benefits payable to our Named Executive Officers. None of these termination benefits are payable to Named Executive Officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2014. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table. The effect of a termination of employment or Change in Control on outstanding stock options and RSUs is described in the section below entitled “Impact on Equity-Based Awards.” Mr. Anderson is not shown in the table below by virtue of his retirement from the Company in 2014.

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, By NEO for Good Reason or Due to Disability
Cash Severance	David M. Cote	$15,592,500	—	—	—	$15,592,500
(Base Salary + Bonus)	Thomas A. Szlosek	$2,400,000	—	—	—	$3,200,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Timothy O. Mahoney	$2,700,000	—	—	—	$3,600,000
	Andreas C. Kramvis	$2,550,000	—	—	—	$3,400,000
ICP	David M. Cote	$3,439,800	$3,307,500	$3,439,800	$5,500,000	$5,500,000
(Year of Termination)	Thomas A. Szlosek	—	—	—	$700,000	$700,000
	Roger Fradin	—	—	—	$1,200,000	$1,200,000
	Timothy O. Mahoney	—	—	—	$800,000	$800,000
	Andreas C. Kramvis	—	—	—	$950,000	$950,000
Growth Plan	David M. Cote	—	$9,262,500	$9,262,500	$14,012,500	$14,012,500
	Thomas A. Szlosek	—	$1,418,000	$1,418,000	$2,418,000	$2,418,000
	Roger Fradin	—	$2,433,750	$2,433,750	$3,808,750	$3,808,750
	Timothy O. Mahoney	—	$2,436,500	$2,436,500	$3,686,500	$3,686,500
	Andreas C. Kramvis	—	$1,936,250	$1,936,250	$2,936,250	$2,936,250
Benefits and Perquisites	David M. Cote	$45,332	—	—	—	$45,332
	Thomas A. Szlosek	$13,948	—	—	—	$18,597
	Roger Fradin	$17,074	—	—	—	$22,765
	Timothy O. Mahoney	$17,195	—	—	—	$22,927
	Andreas C. Kramvis	$19,020	—	—	—	$25,360
All Other-	David M. Cote	—	—	—	—	—
Payments/Benefits	Thomas A. Szlosek	$19,939	—	—	—	$135,343
	Roger Fradin	—	—	—	—	—
	Timothy O. Mahoney	$378,352	—	—	—	$1,609,480
	Andreas C. Kramvis	$121,000	—	—	—	$397,050
Total	David M. Cote	$19,077,632	$12,570,000	$12,702,300	$19,512,500	$35,150,332
	Thomas A. Szlosek	$2,433,887	$1,418,000	$1,418,000	$3,118,000	$6,471,940
	Roger Fradin	$3,167,074	$2,433,750	$2,433,750	$5,008,750	$9,231,515
	Timothy O. Mahoney	$3,095,547	$2,436,500	$2,436,500	$4,486,500	$9,718,907
	Andreas C. Kramvis	$2,690,020	$1,936,250	$1,936,250	$3,886,250	$7,708,660

76 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Potential Payments Upon Termination or Change in Control

Explanation of Benefits—Termination Events

The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2014. In regard to each portion of the benefit, the benefits that are paid in the context of a Change in Control are, except as noted, the same as the benefits paid other than as a result of a Change in Control.

Benefit/Event	Amount and terms of payments (other than upon a Change in Control)	Change In Control provisions
Severance Benefits—Cash Payment Involuntary termination without cause Change in Control termination without cause or by a Named Executive officer for good reason.

• Three years of base salary and bonus for Mr. Cote and 18 months of base salary and bonus for Messrs. Szlosek, Fradin, Mahoney and Kramvis.

• Paid in cash.

• Bonus is equal to target percentage of base salary.

• Payment conditioned upon a general release in favor of the Company, non-disclosure (indefinite duration) and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

• For Messrs. Szlosek, Fradin, Mahoney and Kramvis, severance period is increased from 18 months to two years.

• Amounts are paid in a lump sum within 60 days following the later of the date of termination or the Change in Control date.

• Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.

Annual Bonus for the Year of Termination—Cash Payment
Annual ICP Plan bonus is payable to NEOs for the year in which a Change in Control occurs. Additionally, an annual bonus is payable to Mr. Cote if his employment is terminated by the Company without cause, by Mr. Cote for good reason, or upon his death.

• Equal to target in the event of Mr. Cote’s death.

• Upon termination without cause or because of disability, equal to Mr. Cote’s individual bonus target times the actual average funding performance for officers for the year in which these benefits are determined, prorated through date of termination.

• Paid in cash to Mr. Cote at the time bonuses are typically paid to executives for the year of termination.

• Based on achievement of pre-established ICP goals and the Committee’s assessment of other relevant criteria, for the stub period ending on the Change in Control (as defined in the ICP Plan) date, prorated through the Change in Control date.

• Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a Change in Control occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Growth Plan Awards—Cash Payment
Growth Plan awards are paid out in the event of death, disability and Change in Control. Note: As a result of a stock plan amendment made in 2014, future Growth Plan awards will no longer automatically vest upon a Change in Control if assumed by the successor, but will remain outstanding subject to equitably adjusted performance conditions and the original vesting and payment schedules.

• The remaining installment for the 2012-2013 Growth Plan performance cycle (i.e. 50% of the earned award) would be paid out as soon as practicable after death or disability.

• In addition, the outstanding award for the 2014-2015 Growth Plan performance cycle would be paid out on a prorated basis, based on actual performance determined at the end of the performance cycle.

• Payment would be made no later than the 15th day of the third month following the end of the performance cycle.

• The amounts in the Potential Payments upon Termination or Change in Control Table above reflect the remaining installment earned under the 2012-2013 Growth Plan and half of the 2014-2015 Growth Plan award, prorated at target, as of December 31, 2014.

• The remaining installment for the 2012-2013 Growth Plan performance cycle (50% of the earned award) would be paid as soon as practicable after the Change in Control. The 2014-2015 Growth Plan award would also be payable in full based on target performance. Payment would be made in a lump sum within 90 days of the Change in Control.

• The amounts in the Potential Payments upon Termination or Change in Control Table above include these Growth Plan payouts.

• Future Growth Plan awards will become payable to an employee who experiences a qualifying ‘double trigger’ termination within 2-years of a Change in Control. To the extent these awards are not assumed by the successor, outstanding Growth Plan awards will become vested on a pro rata basis, based on an assessment of actual performance, for the portion of the performance cycle elapsed to the closing date of the Change in Control event. Such prorated payment would be payable within 90-days of the Change in Control.

Certain Benefits and Perquisites Termination of employment without cause. Change in Control, voluntary termination of employment by a Named Executive Officer for good reason.	• Life insurance coverage is continued at Honeywell’s cost for the severance period. • Medical and dental benefits are continued during the severance period at active employee contribution rates.	• Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.
All Other Payments and Benefits

• Unvested dividend equivalents are vested and paid upon death, or Change in Control.

• Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote there is no incremental value attributable to this credit because his benefit formula does not include service as a component thereof.

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Executive Compensation > Potential Payments Upon Termination or Change in Control

Excise Tax Reimbursement

No Named Executive Officer would have been subject to excise tax if a Change in Control had occurred on December 31, 2014. U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a Change in Control in certain circumstances and subject to certain conditions. Participants in the Company’s Senior Severance Plan as of December 31, 2009 are eligible to receive a tax gross-up with respect to any excise tax that might be payable. Effective January 1, 2010, new participants in Honeywell’s Senior Severance Plan are not eligible to receive this benefit. For purposes of calculating whether an “excise tax gross-up” would have applied if a Change in Control occurred on December 31, 2014, non-competition commitments by employees were assigned a value equal to the lesser of (i) 50% of 2014’s target annual direct compensation applied to the applicable non-compete period, or (ii) the actual cash severance amount, consistent with the Company’s expectation about how the excise tax would be calculated in the event of an actual Change in Control transaction. Target annual direct compensation includes base salary, target ICP opportunity, annualized value of GPUs, and the grant date value of stock options awarded.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a Change in Control on outstanding stock options and RSUs held by our Named Executive Officers. Additional information about these awards is included in the Outstanding Equity Awards Table on page 65 of this proxy statement.

The table below shows the value of outstanding unvested stock options and RSUs held by our Named Executive Officers as of December 31, 2014, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on December 31, 2014 ($99.92).

These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a Change in Control (other than the PSO award to Mr. Cote, which will remain outstanding to the extent assumed by the successor upon a Change in Control). In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a Named Executive Officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a Named Executive Officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2014.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Stock Units
Mr. Cote	$43,358,043	$—
Mr. Szlosek	$4,427,013	$14,988,200
Mr. Fradin	$13,111,125	$8,208,128
Mr. Mahoney	$10,818,175	$13,440,239
Mr. Kramvis	$8,544,063	$12,514,081
Mr. Anderson (Retired CFO)(1)	$11,474,813	$4,635,988
(1)	In connection with the CFO succession and transition actions taken in 2014, Mr. Anderson retained previously granted stock options and restricted stock units upon his retirement. He will continue to vest in these awards based on the original vesting schedule, subject to his adherence to the terms and conditions of his Transition Agreement (see page 39). No new awards of stock options or restricted stock units were made to Mr. Anderson in 2014.

78 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Potential Payments Upon Termination or Change in Control

Termination or Change in Control Impact on Outstanding Awards

The treatment of stock options and RSUs following termination of employment depends on the plan under which the awards were granted, as follows:

•	2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:
• Three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and ten years of service) or “full retirement” (age 60 and ten years of service);
• One year in the case of any other involuntary termination without cause; and
• 30 days in the case of a voluntary termination.
All stock options and RSUs granted under the 2003 Stock Incentive Plan are vested.
•	2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. For awards granted after 2006, RSUs and unvested stock options become vested in full upon death, disability, or a Change in Control, and RSUs also vest following full retirement on a pro-rata basis based on the number of complete years of service between the grant date and the retirement date. In other circumstances, unvested options and RSUs are immediately forfeited.
Performance awards vest at target upon a Change in Control unless the award agreement provides otherwise. RSUs and performance awards that vest upon a Change in Control shall be paid within 90 days (subject to any deferral election).
The rules for post-termination exercise periods for vested stock options under this plan are the same as the 2003 Stock Incentive Plan.
•	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. For awards granted before July 2012, the vesting rules are the same as under the 2006 Stock Incentive Plan. RSUs granted after June 2012 do not vest at all following full retirement. For awards granted after April 2014, unvested stock options and RSUs shall not automatically vest upon a Change in Control if rolled over or continued by the successor. In such case, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a Change in Control.
Double trigger vesting applies to other awards granted after this date also. Performance awards shall vest at target, unpaid growth plan awards where the performance cycle has ended shall be paid within 90 days, and growth plan awards where the performance cycle has not ended shall be paid within 90 days on a pro-rata basis through the termination date based on target performance through the termination date.
The rules for post-termination exercise periods for vested stock options under this plan are the same as the 2003 and 2006 Stock Incentive Plans.

•	For Mr. Cote, stock options and RSUs continue to remain outstanding and vest as scheduled, if his employment is terminated by the Company other than for cause or by him for good reason. Mr. Cote’s unvested options and RSUs vest immediately if he dies or becomes disabled. In addition, under the terms and conditions of an agreement entered into with Mr. Cote on July 29, 2011 for retention and succession planning purposes, stock options (other than stock options subject to performance conditions) granted prior to April 1, 2015, and more than 12 months (6 months as of April 1, 2015) prior to Mr. Cote’s retirement date, will become fully vested on his retirement date, provided such retirement date is no earlier than April 1, 2015, and he will have the full remaining term to exercise any such vested stock options. The same terms and conditions apply to stock options subject to performance conditions; however, vesting will not occur until the end of the applicable performance cycle and then, only to the extent the applicable performance metrics have been satisfied. Finally, under the terms and conditions of another agreement entered into with Mr. Cote on December 11, 2014 for retention and succession planning purposes (the “2014 Cote Agreement”), stock options (other than stock options subject to performance conditions) granted between April 1, 2015 and January 1, 2018, and more than 6 months prior to Mr. Cote’s retirement date, will become fully vested on his retirement date, provided such retirement date is no earlier than January 1, 2018 and he will have the full remaining term to exercise any such vested stock options. Such stock options (other than stock options subject to performance conditions) shall vest immediately if Mr. Cote’s employment is terminated by the Company other than for cause prior to January 1, 2018 and he will have the full remaining term to exercise any such vested stock options. The same terms and conditions apply to stock options subject to performance conditions; however, vesting will not occur until the end of the applicable performance cycle and then, only to the extent the applicable performance metrics have been satisfied. Moreover, under the 2014 Cote Agreement, Mr. Cote received a special grant of performance stock options that have a three year performance cycle that ends on December 31, 2017. These performance stock options will vest, in full, as of December 31, 2017 provided Mr. Cote is still employed by the Company as its CEO as of that date; provided further, however, these performance stock options will nevertheless vest, in full, as of December 31, 2017, in the event Mr. Cote’s employment is

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Executive Compensation > Potential Payments Upon Termination or Change in Control

terminated by the Company other than for cause prior to December 31, 2017. Mr. Cote will have the full remaining term to exercise any such vested performance stock options. In addition, if Mr. Cote retires after December 31, 2017, he shall receive any unpaid tranche of Growth Plan awards for any completed Growth Plan cycle, as well as a pro-rated Growth Plan payout for any partially completed Growth Plan cycle. The benefits described in the 2014 Cote Agreement only apply to the extent that, prior to January 1, 2018, Mr. Cote does not engage in an external CEO search, adheres to certain non-competition and non-solicitation covenants, refrains from certain outside activities that could otherwise affect his ability to devote 100% of his energy to the Company’s affairs, and provides six (6) months notice of his intent to retire.
•	Mr. Fradin is subject to a retention agreement (the “2010 Agreement”) that provides special equity vesting rules that incent him to remain employed by the Company through August 5, 2015. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Fradin’s date of termination. In addition, the award of 18,000 performance-adjusted RSUs granted to Mr. Fradin on July 26, 2012 was excluded from these special vesting provisions. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs not subject to performance criteria shall become vested as of his date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle, but only to the extent the performance metrics have been satisfied. The special equity vesting rules set forth in the 2010 Agreement only apply to the extent Mr. Fradin adheres to certain non-competition and non-solicitation covenants, refrains from certain actions that would affect his ability to devote 100% of his energy to the Company’s affairs, and provides twelve (12) months of transition services prior to his voluntary retirement. Mr. Fradin is also subject to a letter agreement (the “2014 Fradin Agreement”) that provides special equity vesting rules that incent him to remain employed by the Company through February 15, 2017. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Fradin’s date of termination. If Mr. Fradin remains employed by the Company through February 15, 2017, and continues to perform satisfactorily (as determined by Mr. Cote in his sole discretion), any outstanding, unvested stock options and RSUs shall continue to vest as scheduled. Any unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle, but only to the extent that the performance metrics have been satisfied. If Mr. Fradin satisfies the foregoing criteria, he shall have the full remaining term to exercise all of his stock options. If Mr. Fradin is involuntarily terminated other than for cause prior to February 15, 2017, such date of termination shall be substituted for February 15, 2017 under the 2014 Fradin Agreement. In addition, if Mr. Fradin retires after February 15, 2017, he shall receive any unpaid tranche of Growth Plan awards for any completed Growth Plan cycle. The benefits described in the 2014 Fradin Agreement only apply to the extent Mr. Fradin adheres to certain non-competition and non-solicitation covenants, and refrains from certain actions that could otherwise affect his ability to devote 100% of his energy to the Company’s affairs.
•	Mr. Kramvis is subject to a letter agreement (the “2014 Kramvis Agreement”) that provides special equity vesting rules that incent him to remain employed by the Company through February 15, 2017. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Kramvis’ date of termination. If Mr. Kramvis remains employed by the Company through February 15, 2017, and continues to perform satisfactorily (as determined by Mr. Cote in his sole discretion), any outstanding, unvested stock options and RSUs shall continue to vest as scheduled. Any unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle, but only to the extent the performance metrics have been satisfied. If Mr. Kramvis satisfies the foregoing criteria, he shall have the full remaining term to exercise all of his stock options. If Mr. Kramvis is involuntarily terminated other than for cause prior to February 15, 2017, such date of termination shall be substituted for February 15, 2017 under the 2014 Kramvis Agreement. In addition, if Mr. Kramvis retires after February 15, 2017, he shall receive any unpaid tranche of Growth Plan awards for any completed Growth Plan cycle. The benefits described in the 2014 Kramvis Agreement only apply to the extent Mr. Kramvis adheres to certain non-competition and non-solicitation covenants, and refrains from certain actions that could otherwise affect his ability to devote 100% of his energy to the Company’s affairs.

80 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Executive Compensation > Potential Payments Upon Termination or Change in Control

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control	•	the acquisition of 30% or more of the Common Stock;
	•	the purchase of all or part of the Common Stock pursuant to a tender offer or exchange offer;
	•	a merger where Honeywell does not survive as an independent, publicly-owned corporation;
	•	a sale of substantially all of Honeywell’s assets; or
	•	a substantial change in Honeywell’s Board over a two-year period;
	•	additionally, under the Senior Severance Plan, any event that the Committee, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2006 or 2011 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).
Termination for cause (for Mr. Cote)	•	in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell; or
	•	Mr. Cote is convicted of a felony.
Termination for cause (for other Named Executive Officers)	•	clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;
	•	the misappropriation, embezzlement or willful destruction of Company property of significant value;
	•	the willful failure to perform, gross negligence or intentional misconduct of significant duties that results in material harm to the business of the Company;
	•	the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or
	•	clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.
Termination for good reason (for Mr. Cote)	•	the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company;
	•	the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO;
	•	any significant diminution of Mr. Cote’s position, authority, duties or responsibilities;
	•	the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement;
	•	the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement;
	•	any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or
	•	any other action that would be considered “Good Reason” under the Senior Severance Plan.
Termination for good	•	a material diminution in the Named Executive Officer’s authority, duties or responsibilities;
reason (for other	•	a material decrease in base compensation;
Named Executive Officers)	•	a material decrease in base compensation;a material reduction in the aggregate benefits available to the Named Executive Officer where such reduction does not apply to all similarly-situated employees;
	•	any geographic relocation of the Named Executive Officer’s position to a location that is more than 50 miles from his or her previous work location;
	•	any action that constitutes a constructive discharge; or
	•	the failure of a successor to assume these obligations under the Senior Severance Plan.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 81

Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee consists of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Paz is the “audit committee financial expert” as defined by applicable SEC rules and that Mr. Paz, Mr. Burke, Mr. Davis, Ms. Deily and Ms. Washington satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2014 with management and the independent accountants for 2014, PricewaterhouseCoopers LLP (“PwC”). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with PwC matters required by the Public Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as detailed in the table below, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2014 filed with the SEC.

THE AUDIT COMMITTEE

George Paz (Chair)

Kevin Burke

D. Scott Davis

Linnet Deily

Judd Gregg

Robin Washington

82 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Other Proposals > Proposal No. 2: Approval of Independent Accountants

OTHER PROPOSALS

The Board of Directors recommends a vote FOR this proposal.	Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (“Deloitte”) as independent accountants for Honeywell to audit its consolidated financial statements for 2015 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. In July 2014, we announced that our Audit Committee had appointed Deloitte as our independent registered public accounting firm, replacing PricewaterhouseCoopers LLP (“PwC”), our prior accounting firm. If shareowners do not approve, the Audit Committee will reconsider the appointment.
The Audit Committee and the Board of Directors believe that the appointment of a new independent registered public accounting firm, Deloitte & Touche LLP, for 2015, is in the best interests of Honeywell and our shareowners.

Change of Independent Public Accountants

As previously reported on the Company’s Current Report on Form 8-K, dated July 29, 2014, the Audit Committee conducted a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015. The Audit Committee considered, among other things, external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. On July 29, 2014, the Audit Committee approved the engagement of Deloitte as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015, replacing PricewaterhouseCoopers LLP (“PwC”), our prior accounting firm.

PwC’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of December 31, 2014 and 2013 did not contain an adverse opinion, nor were they qualified or modified.
During the fiscal years ended December 31, 2014, and 2013, there were (i) no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
During the fiscal years ended December 31, 2014, and 2013, neither the Company nor anyone on its behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K. Honeywell has been advised by each of Deloitte and PwC that each will have a representative present at the Annual Meeting.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 83

Other Proposals > Proposal No. 2: Approval of Independent Accountants

The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.

The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget. The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

The Audit Committee and Honeywell’s Board of Directors believe that the retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of Deloitte & Touche LLP as independent accountants.

Audit Fees and Non-Audit Fees for 2014 and 2013

The Company’s previous independent accountant, PwC, provided the following audit and other services during 2014 and 2013:

(in millions of $)	2014	2013
Audit Fees	$23.0	$20.3	Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.
Audit-Related Fees	$2.8	$2.0	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	$3.5	$3.0	Tax compliance services were $3.1 in 2014 and $2.0 in 2013, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $0.4 in 2014 and $1.0 in 2013, relating primarily to reorganizations.
All Other Fees	$—	$—
Total Fees	$29.3	$25.3

84 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Shareowner Proposals > Proposal No. 3: Advisory Vote to Approve Executive Compensation

The Board of Directors recommends a vote
FOR this proposal.

Honeywell’s Total Cumulative
Shareowner Return (TSR)

1-year

3-year

5-year

10-year

New Company records were achieved for sales, segment margin, segment profit and EPS(1).

Earnings Per Share(1) up 12% to $5.56.

Total Sales up 4% to new company record of $40.5 billion.(2)

Segment Margins increased 70 basis points to a record 17.0%.(2)

Segment Profit up 8% to $6.9 billion.(2)

Proposal No. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Honeywell seeks a non-binding advisory vote from its shareowners to approve executive compensation. We encourage you to read the Compensation Discussion and Analysis section beginning on page 27 to learn more about our executive compensation programs and policies.

The Board believes that its 2014 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives.

In deciding how to vote, you should consider the following factors:

Honeywell’s 2014 performance results continued to be very strong:

•	We delivered on all of our key financial metrics:

EPS(1) grew 12% to $5.56 per share (exceeding the high end of the range we gave in December 2013).

Sales grew 4% (3% organic) to a new record of $40.5 billion.(2)

Segment margin increased by 70 basis points to a record 17.0% with segment profit up 8% to a new peak of $6.9 billion(2).

• We continued our investor-friendly use of cash:

Our dividend rate increased 15%, fulfilling our commitment to grow the dividend faster than earnings.

We repurchased 10 million of our shares to hold the number of shares outstanding flat.

•	Our 2014 results and forecast for 2015 indicate that we are on track to deliver on the new 2018 revenue and segment margin targets that we announced in March 2014.

4-6% organic revenue CAGR and 45 - 75 basis points per year of segment margin improvement through 2018.

Executive compensation continues to be linked to delivering great results for shareowners:

•	The CEO’s target compensation consisted of 91% variable incentive compensation (cash and equity-based).

•	The other four Named Executive Officers’ target compensation consisted of 83% variable incentive compensation (cash and equity-based).

•	Since 2009, sales, EPS(1), segment profit and prior year TSR have all grown faster than the CEO’s annual direct compensation. See page 29 for a chart illustrating this alignment.

•	Key components of the Named Executive Officer’s compensation are linked to measurable, objective targets. For example, an important element in the determination of annual bonuses, which we call the Incentive Compensation Program (“ICP”), is primarily performance against three financial metrics: EPS(1), free cash flow(3) and working capital turns. Likewise, our Growth Plan, which is one of our principal long-term incentive programs, is based entirely on three objective targets: revenue growth, return on investment expansion and margin expansion.

Highlights of 2014 Compensation Decisions:

•	Successfully executed significant succession planning actions:

Entered into a retention agreement with our long-serving Chairman and CEO, David M. Cote, that secures his services through at least the fourth year of our five-year long term plan.

Successfully transitioned from our former CFO, David J. Anderson, who retired in 2014 to an internally developed successor, Thomas A. Szlosek.

(1)	EPS, V% exclude pension mark-to-market adjustment.

(2)	Excludes impact of 4Q 2014 OEM Incentive Payments of $184M.

(3)	Free cash flow (cash flow from operations less capital expenditures) prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 85

Shareowner Proposals > Proposal No. 4: Independent Board Chairman

Promoted two SBG CEOs, Roger Fradin and Andreas Kramvis, to the newly created positions of Vice Chairman, and backfilled their critical SBG CEO positions with internally developed, experienced executives each of whom had a long track record of success at Honeywell.

•	Salary increases, ICP awards, and stock option grants all reflective of strong performance:

Merit increases of 0-9%, with a 5% increase to Mr. Cote, his first base salary increase since 2009;

ICP awards to Named Executive Officers ranged from 91% to 168% of target;

Stock option grant sizes were 13% to 20% lower than 2013; and

Grant sizes for the new 2014-2015 Growth Plan performance cycle were comparable to the prior 2012-2013 performance cycle.

In structuring our compensation programs and policies, we try to be best in class:

•	Executive compensation decisions are made by the Management Development and Compensation Committee comprised of all independent directors and advised by an independent compensation consultant.

•	We require executive officers to maintain specific stock ownership levels and to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year (see “Stock Ownership Guidelines” beginning on page 59).

•	We prohibit repricing and backdating of stock options and our compensation programs contain clawback and non-competition restrictions (See page 58 for other “Best Practices”).

For the reasons discussed above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR this proposal.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained in them.

For the reasons stated below each proposal, the Board of Directors unanimously recommends a vote AGAINST each of these proposals.

Proposal No. 4: INDEPENDENT BOARD CHAIRMAN

This proposal has been submitted by John Chevedden (co-sponsored with the Teamsters General Fund), 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 (the beneficial owner of at least 100 shares of Common Stock).

RESOLVED: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial, or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

This topic is particularly important for Honeywell because it was possible that Honeywell could have 3 presiding directors in one-year - each with a tenure of only a few months. This proposal topic won 48% support at our 2014 annual meeting. When our CEO is our board chairman, this

The Board of Directors recommends a vote
AGAINST this proposal.

Since the first full year Dave Cote became Honeywell’s Chairman and CEO, Honeywell’s shareowners have enjoyed a cumulative TSR of 458%. That is well in excess of the median TSR for the same period for our Compensation Peer Group (301%) and the S&P 500 (199%).

Our strong independent Board, Lead Director, and robust corporate governance practices provide strong counter-balances to the combined Chairman/CEO role.

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Shareowner Proposals > Proposal No. 4: Independent Board Chairman

arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance and performance as reported in 2014:

GMI Ratings, an independent investment research firm rated Honeywell D in executive pay and D in environmental issues. Negative factors in executive pay included $47 million in 2013 Total Realized Pay for David Cote and a $34 million pension for Mr. Cote.

GMI said Mr. Cote continued to receive an annual mega-grant of stock options that simply vest over time - more than 4 million over the past 4-years. Market-priced stock options may provide rewards for executives due to a rising market alone, regardless of executive performance. Additionally, no specific formulae governed the annual incentive plan, so that a considerable amount of discretion can be used. GMI said there was high risk associated with our company’s executive pay practices.

Additionally, named executive officers were eligible to participate in the cash-based Growth Plan, which was based on 2-year performance periods. Not only is 2-years far from the long-term, but cash-based long-term incentive awards do nothing to tie executive performance with long-term shareholder value. Meanwhile Bradley Sheares was on our executive pay committee and yet he was potentially overextended by service on 4 public boards of directors.

The Department of Justice investigated export and import procedures at Honeywell after our company included Chinese parts in equipment it built for the F-35 Stealth fighter (January 2014). GMI was also concerned with related party transactions, risk management expertise and CEO perks. Another area of concern was Honeywell’s environmental record. Honeywell was responsible for 24 active and inactive Superfund sites in the United States.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman—Proposal No. 4.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Based on feedback from shareowners, we created a Lead Director role on Honeywell’s Board of Directors.

In 2014, we created the role of Lead Director. In creating this new role we carefully balanced the input and opinions of our largest shareowners with the desire to avoid disrupting a proven, successful governance structure and Board dynamic that has helped Honeywell to become one of the world’s premier industrial companies.

The Lead Director serves a minimum one-year term and is appointed based on seniority. Each April, the next most senior director becomes the Lead Director. Our initial Lead Director is Mr. Gordon Bethune. The Lead Director has the following duties and responsibilities:

•	Board Agendas: Review, and have the opportunity to make changes to, Board meeting agendas;

•	Board Materials: Review, and have the opportunity to make changes to, presentation material and other written information provided to directors for Board meetings;

•	Executive Sessions. Preside at all executive sessions of the Board where the Chairman is not present (executive sessions at which the Chairman and management is not present occur at least quarterly);

•	Liaison: Serve as liaison between the Chairman and the independent directors to provide feedback from executive sessions;

•	Shareowner Contact. Be available for consultation and direct communications with our shareowners;

•	Call Meetings: Call meetings of the non-employee directors when necessary and appropriate; and

•	Board Schedules: Review, and have the opportunity to make changes to, Board meeting schedules.

In addition to the creation of the Lead Director role, we believe that the following other attributes of our corporate governance structure should reassure shareowners that there is independent oversight of management and when appropriate “another voice in the room” to ensure that alternative opinions and views are aired and discussed:

•	All but one of our directors is independent under NYSE Listing Standards.

•	The average tenure of our Board is 7.8 years, compared with 8.4 years for the S&P 500. Since 2012, we have bolstered our Board with the addition of three new independent directors, two of whom are women, and all of whom have brought a fresh perspective to our Board. See “Identification and Evaluation of Director Candidates,” in this proxy statement for a discussion of the composition of our Board in terms of tenure and diversity.

•	Each member of our four principal standing committees is an independent director, and each such committee meets regularly in executive session without members of management present.

•	Our CEO and Chairman has served continuously since 2002.

•	Independent directors review the CEO’s performance and establish the CEO’s compensation, through processes overseen by our Management Development and Compensation Committee.

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Shareowner Proposals > Proposal No. 4: Independent Board Chairman

•	Our pay practices are well regarded, and in 2014 91% of shareowners supported us in our annual “say on pay” vote.

•	The Board and its Committees may retain outside legal, financial or other advisors, as appropriate.

•	Shareowners may communicate with the Lead Director, the nonemployee directors as a group, or the Audit Committee.

These attributes, together with the creation of a Lead Director role, ensure that the Board provides effective and independent oversight of management. As a result, the proposal is unnecessary.

Our Board of Directors has served shareowners extremely well and deserves the right to exercise its independent judgment in determining whether and when to separate the roles of Chairman and CEO .

Our consistent level of performance and exemplary record of good corporate governance demonstrates the effectiveness of our current structure with Mr. Cote serving as both Chief Executive Officer and Chairman of the Board. Honeywell’s shareowners have enjoyed a cumulative TSR of 458% since Mr. Cote’s arrival in 2002. That is well in excess of the median TSR for the same period for our Compensation Peer Group (301%) and the S&P 500 (199%). And, during this period there have been no material oversight or governance lapses.

Given the length of Mr. Cote’s tenure and our performance during that period, the Board believes that separating the roles of Chairman and CEO undermines the clarity of Honeywell’s strategic focus. However, the Board retains the flexibility to separate the two roles if and when the Board believes that a separation will improve our performance or better serve shareowners. The proposal removes the Board’s discretion and independent judgment. Instead, the Board would be required to combine the two roles, replacing its judgment and insight into how Honeywell functions best with a “one size fits all” mandate that may, or may not, be best for Honeywell.

Mr. Cote’s combined role as Chairman and CEO enables clear leadership and a coherent strategic purpose.

The Board currently believes that combining the roles of CEO and Chairman in Mr. Cote enables strong, decisive leadership and drives strong performance and long-term value creation for shareowners. Throughout his tenure at Honeywell, Mr. Cote has driven the implementation of uniform management and operating methodologies across our diverse portfolio of businesses and delivered a consistent “One Honeywell” message. Nevertheless, the Board retains discretion to separate the roles upon the end of Mr. Cote’s tenure as Chairman and CEO. Honeywell’s Corporate Governance Guidelines do not establish a fixed rule as to whether the offices of Chairman and CEO should be vested in the same person or two different people, but rather specifies that it is a matter that is best considered as part of the CEO succession planning process.

The implementation of the Lead Director role demonstrates our Board’s willingness to listen to our large shareowners and implement their suggestions in a way that makes sense for Honeywell.

We maintain an active dialogue with our largest shareowners about a range of governance matters including the important attributes of the Lead Director role. See “Shareowner Outreach and Engagement” in this proxy statement for a description of our shareowner engagement activities. Most of our large shareowners have told us that implementing a lead director structure is sufficient to address their concerns.

Our corporate governance is excellent. Hence, there is no reason for shareowners to favor the proposal based on governance considerations.

The proponent’s supporting statement urges shareowners to vote for the proposal “due to clearly improvable corporate governance and performance as reported in 2014.” However, the evidence cited by the proponent is false, incomplete or unsubstantiated. Indeed, many of our governance practices are considered best-in-class.

We have not seen a full report of the GMI Ratings report cited by the proponent. Only a summary report was made available to us. The summary report does not support any of the following statements made by proponent:

•	“Honeywell was responsible for 24 active and inactive Superfund sites in the United States.” (Our company is participating in the remediation of a number of legacy sites (sometimes colloquially referred to as “Superfund sites”) under appropriate agency oversight and repurposing them, where possible, as vibrant community assets. We have a long legacy as an industrial company and at one time, our predecessor companies were among the largest chemical companies in the United States. We take our remediation, sustainability and environmental obligations seriously. See “Sustainability and Corporate Responsibility” in this proxy statement.)

•	“no specific formulae governed the annual incentive plan, so that a considerable amount of discretion can be used.” (Our ICP plan is based on three objective metrics. See “Annual Incentive Compensation Plan (“ICP”)” in this proxy statement for a description of the ICP plan).

•	“....Bradley Sheares...was potentially overextended by service on 4 public boards of directors.” (Mr. Sheares does serve on the Boards of 4 public companies but our Corporate Governance Guidelines, similar to the guidelines of most U.S. companies, permits directors to serve on the Boards of up to six publicly traded companies.)

Contrary to the proponent’s unsupported allegations, the awards and citations received by Honeywell and our officers in recent years and listed on the inside back cover of this proxy statement demonstrate the high regard with which the Company

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Shareowner Proposals > Proposal No. 5: Right to Act By Written Consent

The Board of Directors recommends a vote
AGAINST this proposal.

Adoption of this proposal is unnecessary since share-owners already have the ability to call special meetings based on the vote of 20% of outstanding shares. This guards against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with the long-term best interests of Honeywell and our shareowners in general.

The prohibition against shareowner action by written consent serves a critically important function, since it is designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners.

is held. While the Board does not believe that any of the alleged deficiencies have any bearing on the merits of the proposal, it wishes to ensure that shareowners are not misled by these statements.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

Proposal No. 5: RIGHT TO ACT BY WRITTEN CONSENT

This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owner of 292 shares of Common Stock).

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance, it takes 20% of Honeywell shareholders, with at least one-year of continuously stock ownership, to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period.

The average holding period for stock is less than one-year according to “Stock Market Investors Have Become Absurdly Impatient.” Thus potentially 50% of Honeywell shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting according to our current rules. This could also mean that a challenging threshold of 40% of the remaining shareholders would be needed to call a special meeting.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent.

Please vote to protect shareholder value:

Right To Act By Written Consent—Proposal No. 5

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Our shareowners already have the right to call a special meeting at any time.

The Board believes that adoption of this proposal about shareowner action by written consent is unnecessary in light of the ability of shareowners to call special meetings based on the vote of 20% of outstanding shares.

Allowing any shareowner, regardless of ownership interest, to initiate a potentially unlimited number of consent solicitations on any topic at any time could enable a single shareowner to advance its own narrow, parochial interests to the detriment of the majority of shareowners. The 20% threshold required to call a special meeting of shareowners guards against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with our shareowners’ long-term best interests. The Board believes this approach strikes the right balance between the rights of shareowners to have a voice in how Honeywell is governed, on the one hand, and protecting against abusive actions that may disrupt the effective management of our company and be detrimental to shareowner interests, on the other. Conversely, the written consent procedure may not provide all shareowners with the same rights or adequate procedural protections, particularly with respect to having sufficient time to review or vote upon a proposed action.

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Shareowner Proposals > Proposal No. 5: Right to Act By Written Consent

Action by written consent is an undemocratic means for shareowners to express their views.

Shareowner meetings are the most democratic way for shareowners to express their views on important financial, governance or strategic questions related to Honeywell. In a shareowner meeting - whether a regular, annual meeting or a special meeting called by shareowners holding 20% or more of our shares - voting occurs on a specified date that is publicly announced well in advance of the meeting. All interested parties have an opportunity to express their views and solicit proxies from shareowners. By contrast, action by written consent does not require notice to all shareowners about a proposed action nor does it permit differing views on a particular action or issue to be fully aired and debated. The Board does not believe that it is appropriate for some shareowners to take action affecting all shareowners without first informing all shareowners of the proposed action and allowing all shareowners to voice their views and vote on the proposed action.

The lack of transparency of the voting process when shareowners are able to act by written consent is of particular importance in light of the potential abilities of activist investors who may have a special agenda that may not be in the best interests of all shareowners. The right to act by written consent would make it possible for a group of shareowners to accumulate a short- term voting position by borrowing shares from shareowners and then taking action without those shareowners knowing that their voting rights were being used to take such action. Temporary borrowings of shares by an investor could distort an investor’s true ownership interest, simply for the purpose of trying to cause an action to be effected by written consent outside of a shareowner meeting.

In a Change in Control situation, action by written consent can undermine the Board’s ability to obtain the highest value for shareowners.

The prohibition against shareowner action by written consent also serves a critically important function, since it is designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners. The Board weighs diligently and thoroughly the merits of takeover offers and is best positioned to evaluate those offers, to negotiate on behalf of all shareowners and to protect shareowners from abusive takeover tactics. The ability of shareowners to approve the sale of the Company via written consent could result in shareowners receiving less value than they might otherwise receive as the Board may not have an opportunity to assess proposed actions or seek higher-value alternatives. Shareowners could also use a consent solicitation to remove and replace directors and effectively assume control without having to pay a control premium to shareowners. The significant ownership of Honeywell stock required of both the Board and management ensures alignment between shareowners, Board members and management in the event of a Change in Control opportunity.

Related Honeywell Corporate Governance Best Practices.

In addition to providing for shareowners’ right to call special meetings, Honeywell has enhanced its governance practices over the past several years to facilitate broad shareowner representation.

The Board believes the need for adoption of this proposal should be evaluated in the context of the Company’s other governance best practices, including:

•	The ability of shareowners to submit proposals for presentation at an annual meeting;

•	The establishment of a Lead Director role and designation of the Lead Director as a point of contact for shareowner communications (instituted in 2014 in response to shareowner feedback) (see “Process for Communicating with Board Members” in this proxy statement);

•	The annual election of directors and majority voting in uncontested director elections;

•	The authority of the Lead Director and Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason:

•	The elimination of supermajority voting provisions in its organizational documents;

•	Shareowner approval of poison pills;

•	The recoupment of incentive compensation in the event of a significant restatement; and

•	The engagement by management with major institutional investors to solicit feedback on governance matters, executive compensation and shareowner proposals. See “Shareowner Outreach and Engagement” in this proxy statement for a description of our shareowner engagement activities.

Given the actions that Honeywell has taken to protect shareowner value, increase shareowner rights and ensure director accountability, the Board believes that adoption of this proposal would not add significant value to the Company’s growth or performance or to shareowners’ interests and instead would have the detrimental effect of providing the means for short-term or individual shareowners to act in their own self-interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

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Shareowner Proposals > Proposal No. 6: Political Lobbying and Contributions

The Board of Directors recommends a vote
AGAINST this proposal.

In response to shareowner feedback, Honeywell has updated its public disclosures on political lobbying and contributions.

The revised disclosure provides more details on management and board oversight of our lobbying activities.

We have not made any political contributions using corporate funds since at least 2009.

Proposal No. 6: POLITICAL LOBBYING AND CONTRIBUTIONS

This proposal has been submitted by The City of Philadelphia Public Employees Retirement System (co-sponsored with the International Brotherhood of Electrical Workers Pension Benefit Fund), Sixteenth Floor, Two Penn Center Plaza, Philadelphia, PA 19102-1712 (the beneficial owner of 26,300 shares of Common Stock).

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value;

Resolved, the shareholders of Honeywell International Inc. (“Honeywell”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Honeywell used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Honeywell’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Honeywell is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Honeywell’s website.

SUPPORTING STATEMENT

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Honeywell is listed as a member of the Business Roundtable, which spent over $26 million lobbying in 2012 and 2013. Honeywell does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Honeywell’s long-term interests.

Honeywell spent $13.73 million in 2012 and 2013 on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Honeywell also lobbies. And Honeywell’s lobbying in New Jersey, including payments of more than $540,000 in lobbying fees to one firm from 2010 to 2012, has drawn scrutiny (“In Job, Appointee Profits and Christie Gains Power,” New York Times, March 4, 2014). Honeywell does not disclose its membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as Honeywell’s service on the Civil Justice Task Force of the American Legislative Exchange Council (ALEC). At least 90 companies have publicly left ALEC, including 3M, General Electric, Johnson & Johnson and Merck.

We urge shareholders to vote for this proposal.

Proposal No. 6: Political Lobbying and Contributions

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Our disclosure on political lobbying and contributions is robust and was ranked in the top tier by the 2014 CPA-Zicklin Index of Corporate Political Disclosure and Accountability.

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Shareowner Proposals > Proposal No. 6: Political Lobbying and Contributions

In 2013, we significantly updated our disclosure on political lobbying and contributions. The updated disclosure is available on our website at www.honeywell.com (see “Investors/Corporate Governance/Political Contributions”). In updating our disclosure, we made every effort to be both comprehensive and detailed including coverage of the following aspects of our political lobbying and contributions:

•	A list of our top legislative and regulatory priorities, most of which relate to key elements of our brand promise of making society safer and more energy efficient and improving public infrastructure;

•	Increased disclosure on our lobbying organization;

•	Greater details on management and board oversight of our lobbying activities; and

•	More disclosure on the use of corporate funds for political contributions.

Our disclosure was assessed in 2014 by the Center for Political Accountability (CPA) which publishes annually the CPA-Zicklin Index of Corporate Political Disclosure and Accountability (CPA-Zicklin Index). CPA is a non-profit, non-partisan organization working to bring transparency and accountability to corporate political spending. The CPA-Zicklin Index measures the transparency, policies and practices of the top 300 companies in the S&P 500. According to the 2014 CPA-Zicklin Index, our enhanced disclosure on political lobbying and contributions is in the “First Tier” with a score of 80% compared to the 2013 CPA-Zicklin Index when we scored in the “Third Tier” with a score of 57%. Our score in 2014 puts us ahead of 249 of the 300 companies assessed by CPA.

Our enhanced disclosure was also influenced by the feedback we received from our largest shareowners when we met with them as part of our shareowner engagement to discuss their views on a range of issues, including our disclosure on lobbying and political contributions. In general, our shareowners told us that they are comfortable with the level of Honeywell’s disclosure in this area and do not consider our level of engagement in the political process a significant risk factor.

Honeywell submits public quarterly lobbying disclosures in accordance with federal law which provide timely and detailed information on lobbying expenditures.

Each quarter we file a publicly available federal Lobbying Disclosure Act report. The report provides specific information on all Honeywell activities associated with influencing legislation through communications with any member or employee of a legislative body or with any covered executive branch office. The report also quantifies our expenditures for the quarter, describes the specific pieces of legislation that were the subject of our lobbying efforts and identifies the individuals who lobbied on behalf of our Company. Outside consultants who lobby on our behalf also file reports detailing their efforts on Honeywell’s behalf. All of these reports are available from the web sites of the Secretary of the United States Senate and the Clerk of the United States House of Representatives.

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions in the future.

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions.

Even before 2009, any such contributions were extremely rare and for minimal amounts of less than $5,000. Similarly, we have not used corporate funds to directly or indirectly influence the outcome of any ballot measures and have no intention of doing so. Any use of corporate funds for political expenditures or ballot measures would require the prior approval of the Company’s General Counsel. These policies on political contributions are imbedded in our Corporate Governance Guidelines and Code of Business Conduct.

Honeywell maintains a rigorous compliance process to ensure that the Company’s political activities are lawful, properly disclosed and aligned with our Code of Business Conduct.

We strive to always engage responsibly in the political process and to ensure that our participation is fully consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct. Honeywell’s law department oversees our lobbying activities. The Senior Vice President, Global Government Relations reports to the General Counsel and also works closely with the Vice President, Global Compliance whose organization ensures compliance with our political spending policy. The General Counsel, Senior Vice President, Global Government Relations and Vice President, Global Compliance meet regularly with the Chairman and Chief Executive Officer and his leadership team about legislative, regulatory and political developments.

Each year the Senior Vice President, Global Government Relations reports to the full Board of Directors on our global lobbying and government relations program. In addition, each year the Corporate Governance and Responsibility Committee (“CGRC”) receives a report on Honeywell’s policies and practices regarding political contributions. The CGRC’s oversight of our political activities ensures compliance with applicable law and alignment with our policies and our Code of Business Conduct. As stated above, we do not make political contributions using corporate funds. A description of our policy and procedures governing lobbying can be found on our website at www.honeywell.com (see “Investors/Corporate Governance/Political Contributions”).

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

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Voting Procedures

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Proxy Materials are available at www.proxyvote.com. You will need to enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

METHODS OF VOTING

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet, mobile device or telephone must be received by 11:59 p.m. Eastern Daylight Time on April 26, 2015.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1 and 3 through 6 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on April 26, 2015.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling (800) 690-6903 or by signing and returning a proxy card. The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). So we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet, mobile device or telephone must be received by 5:00 p.m. Eastern Daylight Time on April 23, 2015.

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 93

Voting Procedures

•	Sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	Submitting a properly signed proxy with a later date;

•	Voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	Voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy.

Regarding Proposal No. 1, Honeywell’s By-Laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The By-Laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2, 3, 4, 5 and 6 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the vote on Proposal No. 3 is advisory and not binding on the Board or the Company, the Board will take into consideration the outcome of the vote when making future executive compensation decisions.

OTHER BUSINESS

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

SHARES OUTSTANDING

At the close of business on February 27, 2015, there were 780,628,969 shares of Common Stock outstanding. Each share outstanding as of the February 27, 2015 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

94 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Voting Procedures

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive proxy materials electronically as follows:

Shareowners of Record: If you are a registered shareowner, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to our shareowners or their legal proxy holders. If you are a shareowner of record and plan to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet, mobile device or telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 27, 2015 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only if you present evidence of ownership of shares of Common Stock as of February 27, 2015.

If you are not a shareowner, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a shareowner of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name shareowner, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name holder that is assignable, and a legal proxy from the street name holder to you. We reserve the right to limit the number of representatives for any shareowner who may attend the meeting.

2015 | Proxy and Notice of Annual Meeting of Shareowners	| 95

Other Information

OTHER INFORMATION

SHAREOWNER PROPOSALS FOR 2016 ANNUAL MEETING

•	In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2016 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 13, 2015. Proposals submitted thereafter will be opposed as not timely filed.

•	If a shareowner intends to present a proposal for consideration at the 2016 Annual Meeting pursuant to the procedures contemplated in Honeywell’s By-Laws, outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 29, 2015 and not later than January 28, 2016. Otherwise the proposal will be considered untimely under Honeywell’s By-Laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s Common Stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-Laws. If this information is not supplied as provided in Honeywell’s By-Laws, the proposal will not be considered at the 2016 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner that wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

DIRECTOR NOMINATIONS

Honeywell’s By-Laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-Laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address above.

EXPENSES OF SOLICITATION

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson Inc. has been retained to assist in the solicitation of proxies for the 2015 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Jeffrey N. Neuman Vice President and Corporate Secretary

March 12, 2015

96 |	Proxy and Notice of Annual Meeting of Shareowners | 2015

Appendix > Reconciliation of Non-GAAP Financial Measures

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(1)	Reconciliation Of Segment Profit To Operating Income and Calculation of Segment Profit and Operating Income Margins

($B)	2003
Segment Profit	$2.4
Stock Based Compensation(1)	—
Repositioning and Other(2,3)	(0.2)
Pension Ongoing Expense(2)	(0.1)
Pension Mark-to-Market Adjustment(2)	(0.2)
Other Postretirement Expense(2)	(0.2)
Operating Income	$1.7

Segment Profit	$2.4
÷ Sales	22.1
Segment Profit Margin %	10.6%

Operating Income	$1.7
÷ Sales	22.1
Operating Income Margin %	7.8%

(1)	Stock Based Compensation included in Segment Profit.
(2)	Included in cost of products and services sold and selling, general and administrative expenses.
(3)	Includes repositioning, asbestos and environmental expenses.

(1)	Reconciliation Of Segment Profit To Operating Income and Calculation of Segment Profit and Operating Income Margins

($M)	2010	2011	2012	2013	2014
Segment Profit	$4,485	$5,357	$5,879	$6,351	$6,696
Stock Based Compensation(1)	(163)	(168)	(170)	(170)	(187)
Repositioning and Other(1)(2)	(626)	(794)	(488)	(699)	(634)
Pension Ongoing (Expense)/Income(1)	(185)	(105)	(36)	90	254
Pension Mark-to-Market Adjustment(1)	(471)	(1,802)	(957)	(51)	(249)
Other Postretirement Income/(Expense)(1)	(29)	86	(72)	(20)	(49)
Operating Income	$3,011	$2,574	$4,156	$5,501	$5,831

Segment Profit	$4,485	$5,357	$5,879	$6,351	$6,696
÷ Sales	32,350	36,529	37,665	39,055	40,306
Segment Profit Margin %	13.9%	14.7%	15.6%	16.3%	16.6%

Operating Income	$3,011	$2,574	$4,156	$5,501	$5,831
÷ Sales	32,350	36,529	37,665	39,055	40,306
Operating Income Margin %	9.3%	7.0%	11.0%	14.1%	14.5%

(1)	Included in cost of products and services sold and selling, general and administrative expenses.
(2)	Includes repositioning, asbestos, environmental expenses and equity income adjustment.
A-1

Appendix > Reconciliation of Non-GAAP Financial Measures

(2)	Reconciliation Of EPS To EPS, Excluding Pension Mark-to-Market Adjustment

	2003(1)
EPS, Previously Reported	$1.50
Effect of Pension Accounting Change	(0.11)
EPS	$1.39
Pension Mark-to-Market adjustment	0.12
EPS, Excluding Pension Mark-to-Market Adjustment	$1.51

	2009(2)	2010(3)	2011(4)	2012(5)	2013(6)	2014(7)
EPS	$2.05	$2.59	$2.61	$3.69	$4.92	$5.33
Pension Mark-to-Market Adjustment	0.64	0.41	1.44	0.79	0.05	0.23
EPS, Excluding Pension Mark-to-Market Adjustment	$2.69	$3.00	$4.05	$4.48	$4.97	$5.56

(1)	Utilizes weighted average shares of 862.1 million. Mark-to-market uses a blended tax rate of 33.5% for 2003
(2)	Utilizes weighted average shares of 755.7 million. Mark-to-market uses a blended tax rate of 34.4% for 2009
(3)	Utilizes weighted average shares of 780.9 million. Mark-to-market uses a blended tax rate of 32.3% for 2010
(4)	Utilizes weighted average shares of 791.6 million. Mark-to-market uses a blended tax rate of 36.9% for 2011
(5)	Utilizes weighted average shares of 791.9 million. Mark-to-market uses a blended tax rate of 35.0% for 2012
(6)	Utilizes weighted average shares of 797.3 million. Mark-to-market uses a blended tax rate of 25.5% for 2013
(7)	Utilizes weighted average shares of 795.2 million. Mark-to-market uses a blended tax rate of 28.1% for 2014
A-2

Appendix > Reconciliation of Non-GAAP Financial Measures

(3)	Reconciliation Of Cash Provided By Operating Activities To Free Cash Flow And Calculation Of Free Cash Flow Conversion Percentage

($B)	2003
Cash Provided by Operating Activities	$2.2
Expenditures for Property, Plant and Equipment	(0.7)
Free Cash Flow	$1.5

Net Income Attributable to Honeywell	$1.2
Pension Mark-to-Market Adjustment, net of tax(1)	0.1
Net Income Attributable to Honeywell
Excluding Pension Mark-to-Market Adjustment	$1.3

Cash Provided by Operating Activities	$2.2
÷ Net Income Attributable to Honeywell	1.2
Operating Cash Flow Conversion %	183%

Free Cash Flow	$1.5
÷ Net Income Attributable to Honeywell
Excluding Pension Mark-to-Market Adjustment	1.3
Free Cash Flow Conversion %	118%

(1)	Mark-to-market uses a blended tax rate of 33.5%, in 2003.

(3)	Reconciliation Of Cash Provided By Operating Activities To Free Cash Flow And Calculation Of Free Cash Flow Conversion Percentage

($M)	2013	2014
Cash Provided by Operating Activities	$4,335	$5,024
Expenditures for Property, Plant and Equipment	(947)	(1,094)
Free Cash Flow	$3,388	$3,930

Net Income Attributable to Honeywell	$3,924	$4,239
Pension Mark-to-Market Adjustment, net of tax(1)	38	179
Net Income Attributable to Honeywell
Excluding Pension Mark-to-Market Adjustment	$3,962	$4,418

Cash Provided by Operating Activities	$4,335	$5,024
÷ Net Income Attributable to Honeywell	3,924	4,239
Operating Cash Flow Conversion %	110%	119%

Free Cash Flow	$3,388	$3,930
÷ Net Income Attributable to Honeywell
Excluding Pension Mark-to-Market Adjustment	3,962	4,418
Free Cash Flow Conversion %	86%	89%

(1)	Mark-to-market uses a blended tax rate of 25.5% and 28.1%, in 2013 and 2014, respectively.

(4)	Reconciliation Of Net Income To Net Income, Excluding Pension Mark-to-Market Adjustment

($M)	2009
Net Income Attributable to Honeywell	$1,548
Pension Mark-to-Market Adjustment, Net of Tax(1)	486
Net Income Attributable to Honeywell
Excluding Pension Mark-to-Market Adjustment	$2,034

(1)	Mark-to-market uses a blended tax rate of 34.4% for 2009
A-3

Appendix > Reconciliation of Non-GAAP Financial Measures

(5)	Discontinued Operations Reconciliation

($B)	2003
Sales - Total Honeywell	$23.1
Sales - CPG	1.0
Sales - Continuing Operations	$22.1
A-4

RECENT AWARDS

Corporate Reputation Awards

World’s Most Admired Companies

FORTUNE magazine. 2006 - 2014

America’s Most Reputable Companies

Forbes. 2014

Corporate Social Responsibility Program of the Year

Stevie Awards. 2014

World’s Most Ethical Companies

Ethisphere Institute. 2009, 2012, 2013

Top Military Friendly Employer

G.I. Jobs magazine. 2013, 2014

Best CSR Programs in China

China International Public Relations Association (CIPRA). 2014

Among the Top Companies for Candor in Communications

Rittenhouse Rankings 2012 Candor and Culture Survey

North American Top Company for Leaders

FORTUNE magazine, Aon Hewitt and The RBL Group. 2011

Above and Beyond Award

Employer Support of the Guard and Reserve. 2009

Leadership Awards

CEO of the Year, Dave Cote

Chief Executive magazine. 2013

One of the World’s Best CEOs, Dave Cote

Barron’s. 2013, 2014

Corporate Leadership Award, Dave Cote

The TechAmerica Foundation. 2013

Global Leadership Award, Dave Cote

The Asia Society. 2012

Peter G. Peterson Award for Business Statesmanship, Dave Cote

Committee for Economic Development. 2012

Distinguished Achievement Award, Dave Cote

B’nai B’rith International. 2011

President’s Award, Katherine Adams

National Association of Women Lawyers (NAWL). 2014

Corporate Counsel 100, Kate Adams

The Legal 500. 2013

HR Executive of the Year, Mark James

Human Resource Executive magazine. 2013

Women Worth Watching, Harriet Mountcastle-Walsh

Diversity Journal magazine. 2013

Diversity Awards

Top 50 Employers

Woman Engineer magazine. 2009, 2011, 2012, 2013

Top 50 Employers

Minority Engineer magazine. 2011, 2012, 2013, 2014

Corporate Board Gender Diversity Award

Executive Women of New Jersey. 2014

Best Places to Work for LGBT Equality

Human Rights Campaign. 2009, 2010

Top Supporter of Historically Black Colleges and Universities and
Minority-Serving Institutions

U.S. Black Engineer and IT magazine. 2009

Technology Awards

National Medal of Technology and Innovation - Edith Flanigen

United States Government. 2014

Top 100 Global Innovators

Thomson Reuters. 2011, 2012, 2013, 2014

America’s Most Inventive Companies

Forbes magazine. 2010

Most Innovative Companies - Transportation

Fast Company magazine. 2010

Sustainable Energy Award

American Institute of Chemical Engineers. 2010

Biofuels Company of the Year - Bioenergy

Biofuels Digest. 2009

500 Most Innovative Business Technology Organizations

InformationWeek. 2009

Top 10 Rising Homeland Security Companies

Homeland Security Today magazine. 2009

Financial Management Awards

Best Chief Executive Officer, David Cote

Institutional Investor magazine. 2014

Best Chief Financial Officer, Dave Anderson

Institutional Investor magazine. 2010, 2013, 2014

#1 All American Executive Team - Investor Relations

Institutional Investor Magazine. 2014

Best Investor Relations

Institutional Investor magazine. 2010, 2012, 2013, 2014

Best Investor Relations Professional, Elena Doom

Institutional Investor magazine. 2014

Best IR by a CFO, Dave Anderson

IR Magazine Awards. 2012, 2013, 2014

Alexander Hamilton awards

Treasury and Risk magazine

•	Strategic Investing 2011
•	Cash Management 2010
•	Green Strategy 2009

Top Female Finance Leaders, Elena Doom

Treasury and Risk magazine. 2010, 2011

Adam Smith Awards for Best Practice and Innovation

Treasury Today magazine. 2009

Invented.	Reinvented.

Always on the forefront of technology and design, Honeywell introduced The Round® thermostat in 1953. This iconic product is now part of the Smithsonian collection and continues to inspire thermostat design around the world.

Lyric uses your smartphone’s location to know when you’re away, and saves energy. It senses your return and makes sure you’re comfortable.

There’s no learning curve. No elaborate programming.

Simply savings.

©2015 Honeywell International Inc. All rights reserved.

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 26, 2015. If you participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 23, 2015. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 26, 2015. If you participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 23, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M80712-P57779	KEEP THIS PORTION FOR YOUR RECORDS
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:

The Board of Directors recommends a vote		“FOR”
Nominees (A) through (M).		”
		For	Against

A.	William S. Ayer	☐	☐

B.	Gordon M. Bethune	☐	☐

C.	Kevin Burke	☐	☐

D.	Jaime Chico Pardo	☐	☐

E.	David M. Cote	☐	☐

F.	D. Scott Davis	☐	☐

G.	Linnet F. Deily	☐	☐

H.	Judd Gregg	☐	☐

I.	Clive Hollick	☐	☐

J.	Grace D. Lieblein	☐	☐

K.	George Paz	☐	☐

L.	Bradley T. Sheares	☐	☐

M.	Robin L. Washington	☐	☐

	The Board of Directors recommends a vote	“FOR”
	Proposals (2) and (3).	”
		For	Against	Abstain

2.	Approval of Independent Accountants.	☐	☐	☐

3.	Advisory Vote To Approve Executive Compensation.	☐	☐	☐

	The Board of Directors recommends a vote		“AGAINST”
	Proposals (4), (5) and (6).		”
		For	Against	Abstain

4.	Independent Board Chairman.	☐	☐	☐

5.	Right To Act By Written Consent.	☐	☐	☐

6.	Political Lobbying and Contributions.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS

101 Columbia Road, Morris Township, N.J.

• From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2015 Notice and Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

M80713-P57779

PROXY

HONEYWELL

This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 27, 2015

The undersigned hereby appoints David M. Cote, Katherine L. Adams and Jeffrey N. Neuman as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 27, 2015, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: William S. Ayer, Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive Hollick, Grace D. Lieblein, George Paz, Bradley T. Sheares, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5 AND 6. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 26, 2015.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 27, 2015 by persons who participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 23, 2015.

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, as Trustee for the Honeywell Savings and Ownership Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 27, 2015, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: William S. Ayer, Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive Hollick, Grace D. Lieblein, George Paz, Bradley T. Sheares, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5 AND 6. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2015 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners

MEETING DATE: April 27, 2015

Voting Direction Information

This email represents your shares in the following account(s) as of the record date, February 27, 2015:

NAME
HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - BENDIX	123,456,789,012.00000
HONEYWELL INTL - VESTED SHARE ACCOUNT	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901

Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at https://www.proxyvote.com/00123456789012345.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone voting instructions for Honeywell savings plan accounts will be accepted until 5:00 pm (EDT) on April 23, 2015. The cutoff for all other Internet and telephone voting is 11:59 pm (EDT) on April 26, 2015.

The Board of Directors recommends a vote “FOR” Proposal 1 (the election of the nominees listed in the proxy statement to the Board of Directors) and Proposals 2 and 3 and “AGAINST” Proposals 4, 5 and 6.

You can enter your voting instructions and view the shareholder material at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

https://www.proxyvote.com/00123456789012345

If you wish to vote by telephone, then please call 1-800-690-6903.

You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT

The proxy statement, as well as the Annual Report, can also be found at the following Internet site:

http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote. (Include the original text and subject line of this message for identification purposes.)